SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [   ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FIRST HORIZON NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.

(3) Filing Party:

(4) Date Filed:

March 16, 2010

Dear Shareholders:

You are cordially invited to attend First Horizon National Corporation’s 2010 annual meeting of shareholders. We will hold the meeting on April 20, 2010 at the Gaylord Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee 37214, at 10:00 a.m. local time. We have attached the formal notice of the annual meeting, our 2010 proxy statement, and a form of proxy. A map showing the location of the annual meeting is included on the form of proxy.

At the meeting, we will ask you to elect eight directors, to approve an amendment to our Amended and Restated Charter to provide for election, in uncontested elections, of our directors by a majority (rather than a plurality) of the votes cast, to approve amendments to our 2003 Equity Compensation Plan and to re-approve the plan in its entirety, as so amended, to approve an advisory proposal on executive compensation and to ratify the appointment of KPMG LLP as our independent auditors for 2010. The attached proxy statement contains information about these matters.

Our annual report to shareholders, which contains detailed financial information relating to our activities and operating performance during 2009, is being delivered to you with our proxy statement but is not deemed to be “soliciting material” under SEC Regulation 14A.

Your vote is important. You may vote by telephone, over the Internet or by mail, or if you attend the meeting and want to vote your shares, then prior to the balloting you should request that your form of proxy be withheld from voting. We request that you vote by telephone or over the Internet or return your proxy card in the postage-paid envelope as soon as possible. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors. Due to a change in regulation, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf with respect to that matter. For additional information, see page 2 of the attached proxy statement.

Sincerely yours,

MICHAEL D. ROSE
Chairman of the Board

FIRST HORIZON NATIONAL CORPORATION
165 Madison Avenue
Memphis, Tennessee 38103

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
April 20, 2010

The annual meeting of shareholders of First Horizon National Corporation will be held on April 20, 2010, at 10:00 a.m. local time at the Gaylord Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee 37214.

The items of business are:

(1)	Election of eight directors to serve until the 2011 annual meeting of shareholders or until their successors are duly elected and qualified.

(2)	Approval of an amendment to our Amended and Restated Charter to provide for election, in uncontested elections, of our directors by a majority (rather than a plurality) of the votes cast.

(3)	Approval of amendments to our 2003 Equity Compensation Plan and re-approval of the plan in its entirety, as so amended.

(4)	Approval of an advisory proposal on executive compensation.

(5)	Ratification of the appointment of auditors.

These items are described more fully in the following pages, which are made a part of this notice. The close of business on February 26, 2010 is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

Management requests that you vote by telephone or over the Internet (following the instructions on the enclosed form of proxy) or that you sign and return the form of proxy promptly, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 1 of the proxy statement.

CLYDE A. BILLINGS, JR.
Senior Vice President,
Assistant General Counsel
and Corporate Secretary

Memphis, Tennessee
March 16, 2010

IMPORTANT NOTICE

Please (1) vote by telephone or (2) vote over the Internet or (3) mark, date, sign and promptly mail the enclosed form of proxy in the enclosed envelope so that your shares will be represented at the meeting.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors. Due to a change in regulation, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf with respect to that matter. For additional information, see page 2 of the attached proxy statement.

PROXY STATEMENT
FIRST HORIZON NATIONAL CORPORATION
TABLE OF CONTENTS

Page
General Matters	1
Corporate Governance and Board Matters	4
Introduction	4
Independence and Categorical Standards	5
Board Leadership Structure and Role in Risk Oversight	7
Composition of Board Committees	9
The Credit Policy & Executive Committee	9
The Audit Committee	9
In General	9
Audit Committee Financial Expert	10
Audit Committee Report	10
The Nominating & Corporate Governance Committee	11
In General	11
Nominations of Directors; Consideration of diversity in Identifying Director Nominees	12
Shareholder Recommendations of Director Nominees	12
The Compensation Committee	13
In General	13
Processes and Procedures Regarding Executive and Director Compensation	13
Compensation Committee Report	14
Compensation Committee Interlocks and Insider Participation	17
Board and Committee Meeting Attendance	17
Executive Sessions	17
Communication with the Board of Directors	17
Procedures for the Approval, Monitoring, and Ratification of Related Party Transactions	17
Transactions with Related Persons	18
Stock Ownership Information	19
Security Ownership of Certain Beneficial Owners	19
Security Ownership of Management	19
Vote Item No. 1—Election of Directors	20
Nominees for Director	21
Continuing Directors	23
Vote Item No. 2—Approval of an Amendment to our Amended and Restated Charter to Provide for Election of our Directors by a Majority of the Votes Cast in Uncontested Elections	23
Vote Item No. 3—Approval of Amendments to our 2003 Equity Compensation Plan, As Amended, and Re-Approval of the Plan in its Entirety	25
Equity Compensation Plan Information	31
Vote Item No. 4—Advisory Proposal on Executive Compensation	33
Vote Item No. 5—Ratification of Appointment of Auditors	34
Other Matters	35
Shareholder Proposal and Nomination Deadlines	35
Executive Compensation	36
Compensation Discussion and Analysis	36
Recent Compensation	54
Summary Compensation Table	54
Grants of Plan-Based Awards	58
Outstanding Equity Awards at Fiscal Year-End	62
Option Exercises and Stock Vested	64
Post-Employment Compensation	65
Pension Plans	65
Nonqualified Defined Contribution and Other Deferred Compensation Plans	66
Employment Contracts, Termination of Employment and Change in Control Arrangements, and Benefits under Them	68

PROXY STATEMENT
FIRST HORIZON NATIONAL CORPORATION
165 Madison Avenue
Memphis, Tennessee 38103

GENERAL MATTERS

This proxy statement is being mailed to shareholders beginning on or about March 16, 2010. The Board of Directors is soliciting proxies to be used at our annual meeting of shareholders to be held on April 20, 2010 at 10:00 a.m. local time at the Gaylord Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee 37214, and at any adjournment or adjournments thereof. A map showing the location of the annual meeting is included on the form of proxy. To obtain directions to be able to attend the meeting and vote in person, contact our Community Relations office at 866-365-4313.

In this proxy statement, First Horizon National Corporation will be referred to by the use of “we,” “us” or similar pronouns, or simply as “First Horizon,” and First Horizon and its consolidated subsidiaries will be referred to collectively as “the Corporation.”

Form of Proxy. The accompanying form of proxy is for use at the meeting if you will be unable to attend in person. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of items 1, 2, 3, 4 and 5 below:

1.	Election of eight directors to serve until the 2011 annual meeting of shareholders or until their successors are duly elected and qualified.

2.	Approval of an amendment to our Amended and Restated Charter to provide for election, in uncontested elections, of our directors by a majority (rather than a plurality) of the votes cast.

3.	Approval of amendments to our 2003 Equity Compensation Plan and re-approval of the plan in its entirety, as so amended.

4.	Approval of an advisory proposal on executive compensation.

5.	Ratification of the appointment of auditors.

First Horizon recommends that you vote in favor of items 1, 2, 3, 4 and 5 listed above.

Solicitation of Proxies. We will bear the entire cost of soliciting the proxies. In following up the original solicitation of the proxies by mail, we may request brokers and others to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, we may also use several of our regular employees to solicit proxies from the shareholders, either personally or by telephone or by special letter, for which they will receive no compensation in addition to their normal compensation. We have hired Morrow & Co., LLC, 470 West Ave., Stamford CT 06902 to aid us in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses. An additional charge of $5.00 per holder will be incurred should we choose to have Morrow & Co. solicit individual holders of record.

Quorum and Vote Requirements. Our common stock is the only class of voting securities. There were [_____________] shares of common stock outstanding and entitled to vote as of February 26, 2010, the record date for the annual shareholders’ meeting. Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. A plurality of the votes cast is required to elect the nominees as directors; however, we have adopted a director resignation policy that requires a director to tender his or her resignation upon receiving, in an uncontested election, a majority of the votes cast “withheld” from his or her election. (For additional information on our director resignation policy, see the summary of the policy in the “Corporate Governance and Board Matters—Introduction” section of this proxy statement beginning on page 3. The policy is also contained in our Corporate Governance Guidelines, which are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.) We are also proposing an amendment to our Amended and Restated Charter to provide for election, in uncontested elections, of our directors by a majority (rather than a plurality) of the votes cast. For more information, see Vote Item No. 2 beginning on page ___ of this proxy statement. A majority of the votes cast is required to approve the amendment to our Amended and Restated Charter, approve the amendments to our 2003 Equity Compensation Plan and re-approve the plan in its entirety, as so amended, approve the advisory proposal on executive compensation and ratify the appointment of auditors. Both “abstentions” and broker “non-votes” will be considered present for quorum purposes, but will not otherwise have any effect on any of the vote items.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Vote Item No. 1 of this proxy statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

Recent changes in regulation take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf with respect to that matter. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of First Horizon’s independent auditors (Vote Item No. 5 of this proxy statement). They will not have discretion to vote uninstructed shares on the amendment to our Amended and Restated Charter, the amendments to our 2003 Equity Compensation Plan and the re-approval of the plan in its entirety, as so amended, or the advisory proposal on executive compensation (Vote Item Nos. 2, 3 and 4 of this proxy statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Duplicate Mailings and Householding. Some of our shareholders own their shares using multiple accounts registered in variations of the same name. If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our stock transfer agent, Wells Fargo Bank, N.A., by phone toll-free at 1-877-536-3558, or by mail to Shareowner Services, P.O. Box 64854, St. Paul, MN 55164-0854. Also, in some cases multiple members of the same family living in the same household have shares registered in their names. In that case, prior to 2006 each family member received multiple copies of the annual report, proxy statement, and other mailings. Duplicate mailings in most cases are an unnecessary expenditure for us and inconvenient for you. As described below, we have taken steps to reduce them, and we encourage you to eliminate them whenever you can.

Currently, family members living in the same household generally receive only one copy per household of the annual report, proxy statement, and most other mailings. The only item which is separately mailed for each registered shareholder or account is a proxy card. If your household receives only one copy and if you wish to start receiving separate copies in your name, apart from others in your household, you must request that action by contacting our Stock Transfer Agent, Wells Fargo Bank, N.A., by phone toll-free at 1-877-602-7615 or by writing to it at Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854. That request must be made by each person in the household who desires a separate copy. Within 30 days after your request is received we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate the duplications, please request that action by contacting Wells Fargo using the contact information given in this paragraph above. In either case, in your communications, please refer to your account number and our company number (998). Please be aware that if you hold shares both in your own name and as a beneficial owner through a broker, bank or other nominee, it is not possible to eliminate duplications as between these two types of ownership.

If you and other members of your household are beneficial owners of shares, meaning that you own shares indirectly through a broker, bank, or other nominee, you may eliminate a duplication of mailings by contacting your broker, bank, or other nominee. If you have eliminated duplicate mailings but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

If your household receives only a single copy of this proxy statement and our 2009 annual report and if you desire your own separate copies for the 2010 annual meeting, you may pick up copies in person at the meeting in April or download them from our website using the website address listed in the box below. If you would like additional copies mailed, we will mail them promptly if you request them from our Investor Relations department at our website, by phone toll-free at 1-800-410-4577, or by mail to Investor Relations, P.O. Box 84, Memphis, TN 38101. However, we cannot guarantee you will receive mailed copies before the 2010 annual meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 20, 2010.

This proxy statement is available at http://ir.fhnc.com/annuals.cfm.

The following additional materials will also be available at the website listed above:

Annual Report to Shareholders

Proxy Card

CORPORATE GOVERNANCE AND BOARD MATTERS

Introduction

First Horizon is dedicated to operating in accordance with sound corporate governance principles. We believe that these principles not only form the basis for our reputation of integrity in the marketplace but also are essential to our efficiency and overall success. Many of these principles have been committed to writing. Our Corporate Governance Guidelines, which were initially adopted by our Board of Directors in January 2004 but which incorporate long-standing corporate policies and practices, provide our directors with guidance as to their legal accountabilities, promote the functioning of the Board and its committees, and set forth a common set of expectations as to how the Board should perform its functions. Our Corporate Governance Guidelines (as revised to date) are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are also available to shareholders upon request to the Corporate Secretary.

We have also adopted a Code of Business Conduct and Ethics, which incorporates many of our long-standing policies and practices and sets forth the overarching principles that guide the conduct of every aspect of our business, and a Code of Ethics for Senior Financial Officers, which promotes honest and ethical conduct, proper disclosure of financial information and compliance with applicable governmental laws, rules and regulations by our senior financial officers and other employees who have financial responsibilities. These Codes are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are also available to shareholders upon request to the Corporate Secretary. Any waiver of the Code of Business Conduct and Ethics for an executive officer or director will be promptly disclosed to shareholders in any manner that is acceptable under the NYSE listing standards, including but not limited to distribution of a press release, disclosure on our website, or disclosure on Form 8-K. The Corporation intends to satisfy its disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Ethics for Senior Financial Officers by posting such information on the Corporation’s website. We have also adopted a policy on First Horizon’s Compliance and Ethics Program that highlights our commitment to having an effective compliance and ethics program by exercising due diligence to prevent and detect criminal conduct and otherwise by promoting an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

Our Board has adopted a director resignation policy that requires a director to tender his or her resignation upon receiving, in an uncontested election, a majority of the votes cast “withheld” from his or her election (a “majority withheld vote”). Under the policy, the Nominating & Corporate Governance Committee must promptly consider the resignation offer and a range of possible responses and make a recommendation to the Board. The Board will act on the Nominating & Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision regarding whether to accept the director’s resignation offer, including an explanation of the decision (or the reason(s) for rejecting the resignation offer, if applicable), in a Form 8-K (or other appropriate report) filed with or furnished to the Securities and Exchange Commission. If any director’s resignation under the policy is not accepted by the Board, such director will serve the remainder of the term for which he or she was elected and until his or her successor has been duly elected and qualified. Any director who tenders his or her resignation pursuant to the director resignation policy shall not participate in the Nominating & Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If a majority of the members of the Nominating & Corporate Governance Committee received a majority withheld vote at the same election, then all the directors who are “independent” under the listing standards of the New York Stock Exchange and who did not receive a majority withheld vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. The director resignation policy is contained in our Corporate Governance Guidelines, which are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.

The Board of Directors made several enhancements to First Horizon’s corporate governance policies and practices during 2009 and early 2010. In early 2009, the Compensation Committee amended the Corporation’s stock ownership guidelines to add a requirement that executive officers and directors retain 50% of the net shares received as a taxable distribution from our stock plans until the first trading window period following retirement (provided that executive officers over age 55 and directors over age 60 nearing retirement may sell shares held at least three years to diversify their portfolio). In order to facilitate directors’ access to a variety of viewpoints on corporate governance matters, management compiled and provided to the Board information on independent websites that provide reports on corporate governance developments. In addition, the Board adopted a Compensation Recovery Policy, which creates new company-wide compensation clawback provisions, supplements the clawback provisions that already applied to certain compensation plans, gives First Horizon the flexibility to require repayment or forfeiture of compensation that was paid or granted based on incorrect data and is compliant with the

U.S. Treasury Department’s Troubled Asset Relief Program (“TARP”), in which First Horizon participates. The Board also adopted several measures to enhance its annual self-evaluation process, and the Compensation Committee made enhancements to its leadership development and succession planning processes. Finally, as described in Vote Item No. 2 below, we are now proposing for shareholder approval an amendment to our Charter to provide that, in uncontested elections, directors must be elected by a majority of the votes cast, rather than a plurality as is currently required.

Under our Bylaws, First Horizon is managed under the direction of and all corporate powers are exercised by or under the authority of our Board of Directors. Our Board of Directors currently has eleven members. All of our directors are also directors of First Tennessee Bank National Association (the “Bank” or “FTB”). The Bank is our principal operating subsidiary. The Board has four standing committees: the Credit Policy & Executive Committee, the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, which are described in more detail beginning on page 7.

Independence and Categorical Standards

Independence. Our common stock is listed on the NYSE. The NYSE listing standards require a majority of our directors and all of the members of the Compensation Committee, the Nominating & Corporate Governance Committee and the Audit Committee of the Board of Directors to be “independent.” Under these standards, our Board of Directors is required to determine affirmatively that a director has no material relationship with the Corporation for that director to qualify as independent. In order to assist in making independence determinations, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, has adopted the categorical standards set forth below. In making its independence determinations, each of the Board and the Nominating & Corporate Governance Committee considered the relationships between each director and the Corporation, including those that fall within the categorical standards.

Based on its review and the application of the categorical standards, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that nine of our ten current non-employee directors (Messrs. Carter, Cooper, Emkes, Haslam, Martin, Reed, Sansom and Yancy and Ms. Palmer) are independent under the NYSE listing standards. Mr. Rose, our Chairman of the Board, is not independent under the NYSE listing standards because prior to April 20, 2009, our Bylaws provided that the position of Chairman of the Board was an officer position. On that date, the Board adopted amendments to the Bylaws that made the position of Chairman of the Board a non-officer position. The Nominating & Corporate Governance Committee and the Board determined that all transactions and relationships with each director identified above as independent fell within our revised categorical standards and all but one fell within our categorical standards as in effect prior to being amended as described in the next paragraph. The one transaction that did not fall within our categorical standards as previously in effect involved loans made by the Bank in the ordinary course of business on non-preferential terms to two affiliated entities of which one of our non-employee directors, Mr. Haslam, and an immediate family member of Mr. Haslam each have a passive ownership interest of approximately 11%. One of the entities violated a liquidity covenant, which was an event of default under the loan agreements for the loans to both entities. Because an event of default occurred, these loans did not fit within our categorical standards for director independence as in effect prior to being amended as described below. The Bank waived the events of default in exchange for receipt of guaranties from all the entities’ equity owners. The waivers were made in the ordinary course of business and on non-preferential terms, and the loans were and continue to be performing loans. The Board determined that Mr. Haslam remains an independent director, basing its determination on the ordinary course and non-preferential nature of all the transactions described above, the fact that the loans were performing, and the fact that the aggregate financial interests of Mr. Haslam and his immediate family member in the entities are not material to Mr. Haslam.

The categorical standards established by the Board (as revised to date) are set forth below and are also available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. The standards were revised by the Board early in 2010. Previously, they provided that extensions of credit would be deemed immaterial for independence purposes if, among other things, a determination was made annually that if the extension of credit was not made or was terminated in the ordinary course of business, in accordance with its terms, such action would not reasonably be expected to have a material adverse effect on the financial condition, income statement or business of the borrower, and no event of default had occurred. The Board replaced the declination/termination and event of default portions of the categorical standard for extensions of credit with a requirement that the extension not have been placed on non-accrual status.

With respect to each director who is identified above as independent under the NYSE listing standards, the Board considered the following types or categories of transactions, relationships or arrangements in determining the director’s independence under the NYSE standards and our categorical standards.

•

Provision by the Corporation, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following banking and financial services and services incidental thereto to directors, their immediate family members and/or to entities with which directors or their immediate family members are affiliated: deposit accounts (all directors except Ms. Palmer); cash management services (Messrs. Martin and Sansom); loans (including mortgage loans), letters of credit, guaranties, credit cards and/or other lines of credit (all directors except Messrs. Cooper and Emkes); interest rate swaps (Messrs. Haslam and Martin); investment management (Messrs. Haslam, Martin, Reed, Sansom and Yancy); broker/dealer services (Messrs. Haslam and Martin); capital markets (Messrs. Carter and Sansom); trust services (Messrs. Haslam, Martin and Reed); insurance brokerage (Mr. Yancy); safe deposit boxes (Messrs. Haslam and Martin); provision of surety bonds (Mr. Martin); purchase card/convenience check services (Mr. Sansom); purchasing card services (Mr. Sansom); pay card services (Mr. Carter); and currency exchange (Messrs. Haslam and Martin).

•

Provision by an entity affiliated with a director or his or her immediate family member, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following products and services to the Corporation or its subsidiaries: package delivery services (Mr. Carter); food service (Mr. Martin); beverages (Ms. Palmer); fuel for business travel by employees of the Corporation (Mr. Haslam); hotel lodging for business travel by employees of the Corporation (Mr. Cooper); venues for holding seminars and corporate functions (Messrs. Cooper and Reed).

•

Purchase of real estate, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, by an immediate family member of a director from fiduciary account as to which the Bank is co-trustee (Mr. Haslam).

•

Charitable contributions by the Corporation, its subsidiaries or the First Horizon Foundation to charitable organizations with which a director or immediate family member is affiliated (Messrs. Emkes, Haslam, Martin, Sansom and Yancy and Ms. Palmer).

•	Employment by the Corporation in a non-executive position of an immediate family member of a director (Mr. Yancy).

Categorical Standards. Each of the following relationships between the Corporation and its subsidiaries, on the one hand, and a director, an immediate family member of a director, or a company or other entity as to which the director or an immediate family member is a director, executive officer, employee or shareholder (or holds a similar position), on the other hand, will be deemed to be immaterial and therefore will not preclude a determination by the Board of Directors that the director is independent for purposes of the NYSE listing standards:

1.

Depository and other banking and financial services relationships (excluding extensions of credit which are covered in paragraph 2), including transfer agent, registrar, indenture trustee, other trust and fiduciary services, personal banking, capital markets, investment banking, equity research, asset management, investment management, custodian, securities brokerage, financial planning, cash management, insurance brokerage, broker/dealer, express processing, merchant processing, bill payment processing, check clearing, credit card and other similar services, provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

2.

An extension of credit, provided that, at the time of the initial approval of the extension of credit as to (1), (2) and (3), (1) such extension of credit was in the ordinary course of business, (2) such extension of credit was made in compliance with applicable law, including Regulation O of the Federal Reserve, Section 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities and Exchange Act of 1934, (3) such extension of credit was on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, and (4) the extension of credit has not been placed on non-accrual status.

3.

Contributions (other than mandatory matching contributions) made by the Corporation or any of its subsidiaries or First Horizon Foundation to a charitable organization as to which the director is an executive officer, director, or trustee or holds a similar position or as to which an immediate family member of the director is an executive officer; provided that the amount of the contributions to the charitable organization in a fiscal year does not exceed the greater of $500,000 or 2% of the charitable organization’s consolidated gross revenue (based on the charitable organization’s latest available income statement).

4.

Vendor or other business relationships (excluding banking and financial services relationships and extensions of credit covered by paragraph 1 or 2 above), provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

5.	All compensation and benefits provided to non-employee directors for service as a director.

6.

All compensation and benefits provided in the ordinary course of business to an immediate family member of a director for services to the Corporation or any of its subsidiaries as long as such immediate family member is compensated comparably to similarly situated employees and is not an executive officer of the Corporation or based on salary and bonus within the top 1,000 most highly compensated employees of the Corporation.

Excluded from relationships considered by the Board is any relationship (except contributions included in category 3) between the Corporation and its subsidiaries, on the one hand, and a company or other entity as to which the director or an immediate family member is a director or, in the case of an immediate family member, an employee (but not an executive officer or significant shareholder), on the other hand.

The fact that a particular relationship or transaction is not addressed by these standards or exceeds the thresholds in these standards does not create a presumption that the director is or is not independent.

The following definitions apply to the categorical standards listed above:

“Corporation” means First Horizon National Corporation and its consolidated subsidiaries.

“Executive Officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.

“Immediate family members” of a director means the director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

“Significant shareholder” means a passive investor [meaning a person who is not in control of the entity] who beneficially owns more than 10% of the outstanding equity, partnership or membership interests of an entity. “Beneficial ownership” will be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

Board Leadership Structure and Role in Risk Oversight

First Horizon’s Board leadership structure has evolved significantly in the past several years. Prior to January 2007, the Chairman of the Board and Chief Executive Officer roles were held by the same individual (except for two transition periods relating to CEO succession). In January 2007, the Board made certain governance changes in order to facilitate the implementation of strategic changes then being initiated by the Board, including the appointment of a new CEO and of a separate individual, Mr. Rose, as the Chairman of the Board. Under the Bylaws, the position of Chairman of the Board was an executive officer position. Two different individuals (currently Mr. Rose and Mr. Jordan, respectively) have been serving in the positions of Chairman and CEO ever since. Finally, on April 20, 2009, the Board adopted amendments to the Bylaws that made the position of Chairman of the Board a non-officer position.

Under First Horizon’s current Bylaws, the Chairman of the Board presides at all meetings of the shareholders and of the Board (except, with respect to meetings of the Board, as the Board may otherwise determine) and has the powers and performs the duties as are normally incident to the position and as may be assigned by the Board. The Chief Executive Officer is responsible for carrying out the orders of and the resolutions and policies adopted by the Board, has general management of the business of the Corporation and exercises general supervision over all of its affairs.

The chair of the Nominating & Corporate Governance Committee, currently Mr. Martin, who is required to be independent under the listing standards of the NYSE, acts as lead director for the Board. The lead director’s responsibilities include, among other things, supporting the Chairman of the Board in developing (in conjunction with the Corporate Secretary) the agenda for each Board meeting and in defining the scope, quality, quantity and timeliness of the flow of information between management and the Board; presiding at executive sessions of the Board; conducting interviews with individual directors as part of the annual Board self-evaluation process; receiving reports from directors who have concerns about another director’s performance pursuant to our process for individual director performance evaluations; and receiving communications from shareholders pursuant to our process for communications with the Board.

We recognize that different board leadership structures may be appropriate at different times and in different situations. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the most appropriate structure. As stated in our Corporate Governance Guidelines, the Board is free to select its Chairman and First Horizon’s Chief Executive Officer in the manner it considers in the best interests of the company at any given point in time.

As stated in our Corporate Governance Guidelines, oversight of risk management is central to the role of the Board. Currently, our Audit Committee has primary responsibility for overseeing First Horizon’s risk management processes, including those relating to litigation and compliance risk, on behalf of the full Board and under its charter is required to discuss the company’s risk assessment and risk management policies and to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks. The Compensation Committee is chiefly responsible for compensation-related risks. The charter of the committee requires the committee to discuss and review the key business and other risks First Horizon faces and the relationship of those risks to certain compensation arrangements. The Credit Policy & Executive Committee has primary responsibility for credit risk, and the committee’s duties include oversight of the company’s independent Credit Risk Assurance department. Each of these committees also receives regular reports from management regarding the company’s risks and reports regularly to the full Board concerning risk. The Board is currently conducting a comprehensive review of the company’s risk management processes and expects to make changes to restructure and enhance those processes during 2010.

Composition of Board Committees

The Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee are each composed of directors who are independent, as defined above under the heading “Independence and Categorical Standards” beginning on page __. The current membership of each of the Board’s standing committees is set forth in the table below. Membership continued during the entire period from January 1, 2009 until the filing of this proxy statement unless otherwise indicated in the notes to the table.

Credit Policy & Executive Committee	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee

James A. Haslam, III D. Bryan Jordan R. Brad Martin (chair)[1] Vicki R. Palmer[2] Michael D. Rose[3] William B. Sansom[4]	Robert B. Carter Simon F. Cooper[4] Mark A. Emkes Vicki R. Palmer (chair) Luke Yancy III[4]	Mark A. Emkes James A. Haslam, III R. Brad Martin Colin V. Reed (chair)	Robert B. Carter R. Brad Martin (chair) Colin V. Reed

1.	Service as chair commenced in April 2009.

2.	Service commenced in April 2009.

3.	Service as chair ceased in April 2009.

4.	Mr. Yancy also serves as chair of the Trust Committee, a standing committee of the Bank. Messrs. Cooper and Sansom also serve on the Trust Committee.

The Credit Policy & Executive Committee

The Credit Policy & Executive Committee was established by our Board of Directors and operates under a written charter. As a credit policy committee, the Committee monitors the quality, liquidity, and concentrations of credit extended by First Horizon and by its affiliates (with direct oversight responsibility with respect to the validation of credit quality as described below) and approves upon the recommendation of management such credit policy and controls as may be deemed necessary for the preservation of a sound loan portfolio consistent with overall corporate objectives, provided that any changes to credit policy made by the Committee must be reported to the Board of Directors. However, the Committee is not authorized to act in place of the Board with respect to matters specifically required by credit policy to be acted upon by the Board. The Committee’s charter was last amended in April 2009 to make minor ministerial changes.

As an executive committee, the Committee is authorized and empowered to exercise during the intervals between meetings of the Board all authority of the Board of Directors, except as prohibited by applicable law and provided that it may not approve acquisitions, divestitures or the entry into definitive agreements (not in the ordinary course of business) where the purchase or sale price or transaction amount exceeds $100 million. Also, no authority has been delegated to the Committee in its charter to approve any acquisition involving the issuance of our stock. The charter is currently available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are available to shareholders upon request to the Corporate Secretary.

The Audit Committee

In General. The Audit Committee was established by our Board of Directors and operates under a written charter that was last amended and restated in 2009 to make changes relating to disclosure of the auditor’s independence and reflect the Company’s name change. The charter is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area, and a copy is attached to this proxy statement at Appendix ___. Paper copies are available to shareholders upon request to the Corporate Secretary.

Subject to the limitations and provisions of its charter, the Committee assists our Board in its oversight of our accounting and financial reporting principles and policies, internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), retention, compensation and termination of the independent auditor as well as for overseeing the work of and evaluating the independent auditor and its independence. The members of the Committee are themselves independent, as that term is defined in the NYSE listing standards (described above), and meet the additional independence requirements prescribed by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. In addition, the Board of Directors has determined that all the members of the Committee are financially literate as required by the NYSE listing standards. The Audit Committee’s Report is included below.

Audit Committee Financial Expert. The Board of Directors has determined that Vicki R. Palmer (chair of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. After receiving her B.A. in economics and business administration from Rhodes College and her M.B.A. in finance from The University of Memphis, Ms. Palmer was employed as a commercial loan officer with the Bank, where she was trained in and worked daily in evaluating financial statements of corporate customers in connection with their credit applications. In 1978, she joined Federal Express Corporation as Manager of Corporate Finance, and her major areas of responsibility included debt financing, cash management and pension asset management. Ms. Palmer joined The Coca-Cola Company in 1983 as Manager of Pension Investments, thus becoming responsible for the company’s worldwide pension assets. Upon moving to Coca-Cola Enterprises, Inc. (“CCE”) in 1986, she was involved at the inception of the company with the evaluation of company-wide financial results and the establishment of internal controls. Until January 2004, Ms. Palmer served as Senior Vice President, Treasurer and Special Assistant to the CEO. In this position, she was responsible for management of CCE’s $12 billion multi-currency debt portfolio; its $2.5 billion pension plan and 401(k) plan investments; currency management; global cash management; and commercial and investment banking relationships. In 2004, she became Executive Vice President, Financial Services and Administration, responsible for overseeing treasury, pension and retirement benefits, asset management, internal audit and risk management. In this position she was a member of CCE’s Risk Committee, which was charged with establishing policy and internal controls for hedging and financial and non-financial derivatives. In addition, she served on CCE’s Senior Executive Committee and had oversight responsibility for CCE’s enterprise-wide risk assessment process. Ms. Palmer also served for over ten years on CCE’s Financial Reporting Committee, which reviewed the company’s financial statements and dealt periodically with accounting issues, and in her most recent position with CCE she supervised the treasurer who served on this committee. Ms. Palmer retired as a CCE officer on April 1, 2009. She is currently the President of The Palmer Group, LLC, a general consulting firm. She was a member of our Audit Committee from January 1995 to April 1999 and chaired the Committee from April 1996 to April 1999, and she returned to that Committee as chairperson in April 2003. She is also a member of the audit committee of another public company, Haverty Furniture Companies Inc.

The Board of Directors also determined in 2006 that Colin V. Reed, who was a member of the Audit Committee until November 19, 2008 but who is no longer serving on the Audit Committee, was an audit committee financial expert. Mr. Reed spent several years early in his career as assistant chief accountant and chief accountant, respectively, at a life insurance and investment banking company and a large hotel in England. He went on to spend eight years with Holiday Inns, initially as U.K. financial controller and ultimately as CFO for the company’s European, Middle East and African operations. He moved to the U.S. in the 1980s to assist with the leveraged recapitalization of that company that ended in the sale of Holiday Inns, the formation of Promus Companies and the subsequent split of Promus from Harrah’s Entertainment, Inc. Mr. Reed then became CFO and a member of the three person executive committee of Harrah’s. He currently serves as Chairman, President and CEO of Gaylord Entertainment Company. Mr. Reed is a fellow of the British Association of Hotel Accountants.

Both Ms. Palmer and Mr. Reed meet in all respects the independence requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Audit Committee Report and the statements regarding members of the Committee who are not independent (if any) shall not be incorporated by reference into any such filings.

Audit Committee Report. The role of the Audit Committee (“Committee”) is (1) to assist First Horizon’s Board of Directors in its oversight of (a) the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures, (b) the integrity of its financial statements, (c) its compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the independent auditor and internal audit function; and (2) to prepare this report to be included in First Horizon’s annual proxy statement pursuant to the proxy rules of the SEC. The Committee operates pursuant to a charter that was last amended and restated by the Board in 2009. As set forth in the Committee’s charter, management of First Horizon is responsible for preparation, presentation and integrity of the Corporation’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures, including an attestation report on internal control over financial reporting.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications that were included in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2009. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. [Statement on Auditing Standards No. 61 has been replaced by Statement on Auditing Standards No. 114, Communications with Those Charged with Governance.] Finally, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has adopted an audit and non-audit services pre-approval policy and considered whether the provision of non-audit services by the independent auditors to First Horizon is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

While the Board of Directors has determined that each member of the Audit Committee has the broad level of general financial experience required to serve on the Committee and that Ms. Palmer is an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K, none of the members of the Committee currently devotes specific attention to the narrower fields of auditing or accounting or is professionally engaged in the practice of auditing or accounting, nor are they performing the functions of auditors or accountants, nor are they experts in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of First Horizon’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that First Horizon’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10- K for the year ended December 31, 2009, to be filed with the SEC.

Submitted by the Audit Committee of our Board of Directors.

Audit Committee

Vicki R. Palmer, Chairperson Robert B. Carter Simon F. Cooper Mark A. Emkes Luke Yancy III

The Nominating & Corporate Governance Committee

In General. The Nominating & Corporate Governance Committee operates under a written charter that is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area and that is also attached to this proxy statement at Appendix ___. Paper copies are available to shareholders upon request to the Corporate Secretary. The charter was last amended in January 2009 to delete a reference to the classified board. The amendment to the Committee’s charter was made to reflect amendments to the Corporation’s Charter approved by our shareholders at the 2008 annual meeting to provide for declassification of the Board. The purposes of the Nominating & Corporate Governance

Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and (3) to oversee the evaluation of the Board and management.

Nominations of Directors; Consideration of Diversity in Identifying Director Nominees. With respect to the nominating process, the Nominating & Corporate Governance Committee discusses and evaluates possible candidates in detail and suggests individuals whose potential membership on the Board could be explored in greater depth. The Committee recommends new nominees for the position of independent director based on the following criteria:

•	Personal qualities and characteristics, experience, accomplishments and reputation in the business community.

•	Current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business.

•	Diversity of viewpoints, background, experience and other demographics.

•	Ability and willingness to commit adequate time to Board and committee matters.

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities.

The Nominating & Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Corporation and the composition of the Board of Directors.

As described above and set forth in our Corporate Governance Guidelines, diversity, broadly defined to mean diversity of viewpoints, background, experience and other demographics, is one criterion on which the Committee bases its recommendations of new nominees for director positions. The inclusion of diversity in the listed criteria for director nominees reflects the Board’s belief that diversity, broadly defined, is important to the effective functioning of the Board. More generally, our Board-adopted Code of Business Conduct and Ethics reflects First Horizon’s firm commitment to non-discrimination and equal opportunity for employees, customers and suppliers and to treatment of everyone without discrimination or harassment based on race, color, religion, sex, sexual orientation, gender identity, national origin, age, veteran status or disability. However, neither the Committee nor the Board has a formal policy with regard to the consideration of diversity in identifying director nominees.

Once a candidate is identified whom the Committee wants seriously to consider and move toward nomination, the Chairman of the Board, the Chief Executive Officer and/or other directors as the Committee determines will enter into a discussion with that nominee.

Shareholder Recommendations of Director Nominees. The Nominating & Corporate Governance Committee will consider individuals recommended by shareholders as director nominees, and any such individual is given appropriate consideration in the same manner as individuals recommended by the Committee. Shareholders who wish to submit individuals for consideration by the Nominating & Corporate Governance Committee as director nominees may do so by submitting a notice in writing that gives such individuals’ names in compliance with the procedures and along with the other information required by our Bylaws (as described below), to the chairperson of the Nominating & Corporate Governance Committee, in care of the Corporate Secretary. Our Bylaws require that to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting. However, if fewer than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, a notice by a shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of such meeting was mailed or (ii) the day on which such public disclosure was made. A shareholder’s notice must state:

•

the name, age, business address and residence address of the person whom the shareholder proposes to nominate; the principal occupation or employment of such person; the class and number of shares of the Corporation that are beneficially owned by such person on the date of the notice;

•

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	the name and address, as they appear on our books, of the shareholder giving the notice and any other shareholders known by such shareholder to be supporting the proposed nominee; and

•

the class and number of shares of our stock which are beneficially owned by the shareholder giving the notice on the date of the notice and by any other shareholders known by the shareholder giving the notice to be supporting the proposed nominee on the date of such shareholder’s notice.

The Compensation Committee

In General. The Compensation Committee operates under a written charter that is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area and that is also attached to this proxy statement at Appendix ___. Paper copies are available to shareholders upon request to the Corporate Secretary. The charter was last amended and restated by the Board of Directors in April 2009 to reflect the committee’s responsibilities under the TARP program and other regulatory provisions.

The purposes of the Compensation Committee are (1) to discharge the Board’s responsibilities relating to the compensation of our executive officers, (2) to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC [the current report is set forth below], (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate our management, and (5) to carry out certain other duties as set forth in the Committee’s charter.

Most of our executive compensation plans specify that they will be administered by a committee. The Committee’s charter provides that the Committee will administer plan-committee functions under our various executive-level compensation plans. Under the charter, at least two members of the Committee must be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and at least two members of the Committee must be “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. Many of our plans have similar provisions concerning their respective plan committees. The charter stipulates that if a Committee member is disqualified under one or the other of those tests, then that member must recuse him- or herself from participating in decisions impacted by the relevant test. In that situation, the remaining members would constitute the Committee for that action. On occasion, in connection with a specific action, a Committee member may feel that his or her qualification under one of those tests may be in doubt for some reason; in that case, the member may elect recusal to avoid any risk of possible disqualification.

Processes and Procedures Regarding Executive and Director Compensation. The charter of the Compensation Committee provides that the Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation and to fix the compensation, including bonus and other compensation and any severance or similar termination payments, of executive officers. The Committee also has the authority, pursuant to its charter, to make recommendations to the Board concerning the adoption or amendment of employee benefit plans, management compensation plans, incentive compensation plans and equity-based plans, including plans applicable to executive officers, and to make recommendations to the Board concerning director compensation. The Committee’s charter also assigns to the Committee the duty to meet periodically with the Corporation’s senior risk officers to discuss and review the key business and other risks the Corporation faces and the relationship of those risks, along with the Corporation’s risk management policies and practices, to the incentive compensation arrangements applicable to the senior executive officers in order to be able to provide reasonable assurance that such arrangements do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Corporation and to oversee the Corporation’s compliance with the provisions of all applicable laws and regulations, both currently in existence and as may be adopted in the future, relating to the compensation of the Corporation’s executive officers. For additional information on the risk assessments carried out by the Committee during 2009, see the Compensation Committee Report beginning on page ___ of this proxy statement. The Committee may not delegate any of the authority described in this paragraph related to executive and director compensation to any other persons.

The Committee generally conducts a review of the Corporation’s director compensation program once every three years. The last comprehensive review took place during 2009. Director compensation is reviewed and considered by management and recommended to the Committee, either as a short list of alternatives or as single-item recommendations. In general, management uses a consultant in formulating many of its recommendations, both for advice in designing director compensation and as a source of peer-company data. (Additional information on the use of consultants in compensation matters is provided below.) Management also prepares various presentations, analyses, and other tools for the Committee to use in considering director compensation decisions. The outcome of the 2009 review process was a finding that the current director compensation program is appropriate and competitive. No changes were made.

The Committee generally determines the CEO’s salary on an annual basis in executive session independent of management. That determination is based on a review of the CEO’s personal plan results for the prior year, along with peer CEO salary data provided by management’s compensation consultant as well as input from the Committee’s compensation consultant. The CEO is not involved in the determination of his own salary.

Our CEO recommends to the Committee salary levels for the executive officers other than himself. Other compensation matters (bonus, equity awards, etc.) involving executives are considered and reviewed by management, including the CEO, and recommended to the Committee, either as a short list of alternatives or as single-item recommendations. Management uses a consultant in formulating many of its recommendations, both for advice and as a source of peer-company data. Management also prepares various presentations, analyses, forecasts, and other tools for the Committee to use in considering compensation decisions during the year. The Committee’s consultant reviews all proposals and makes recommendations to the Committee.

Management monitors and considers new or modified benefit programs used by other companies, or needed within our company, to attract and retain key employees. Recommendations are presented by management to the Committee for review and discussion. The CEO ultimately oversees these management processes. New benefit plans, or significant amendments to existing plans, typically are approved by the full Board based on recommendations from the Committee. Enrollment and other administrative actions associated with the benefit plans are handled mainly through third party vendors in accordance with the terms in the Board-approved plans. If executive-level exceptions are required for administration of the plans, such as approval of an early retirement, management generally reviews the facts of the situation and provides a recommendation to the Committee for approval.

Management uses national compensation consulting firms to provide advice with respect to executive and director compensation matters. Management also uses a number of other specialist firms to provide data relevant to specific needs such as funding for nonqualified deferred compensation and any special compensation arrangements that are unique to specific business units such as the capital markets industry. The consultants provide competitive data/trends, keep management informed of best practices and work with management to develop programs that permit the Corporation to attract and retain the talent needed. Management continued its engagement of Mercer Human Resource Consulting in 2009 as its primary advisor for executive and director compensation matters. Among other things, management directed Mercer to provide objective advice to management, the Committee and the Board on executive and director compensation, to provide expertise in executive and director compensation design, market practices in our industry and data to support recommendations, and to ensure timely reports to management and the Committee on all critical accounting, tax, securities law and market trends relating to executive and director compensation. In addition, management engages nationally-recognized law firms as appropriate to provide advice on compliance with new laws, administration of stock plans, and design of severance agreements.

In 2009, the Compensation Committee continued its engagement of Frederic W. Cook & Co., Inc. to provide it with independent analysis and advice on all compensation-related matters. Among other things, the independent consultant assists the Committee in its reviews of compensation program actions recommended by management, reviewing the chosen peer group and survey data for competitive comparisons and advising the Committee on best practices and ideas for board governance of executive compensation. The Cook firm was specifically directed to undertake no work on behalf of management except at the request of the Committee chairperson on behalf of the Committee, and the firm has no other relationships with the Corporation or management.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Report. The Compensation Committee of our Board of Directors has reviewed and discussed with management, among other things, the section of this proxy statement captioned “Compensation Discussion and Analysis” beginning on page ___. Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

The Corporation is a participant in the Capital Purchase Program portion of the U.S. Treasury Department’s Troubled Asset Relief Program (“TARP”) authorized under the Emergency Economic Stabilization Act of 2008, as amended. In compliance with TARP requirements in effect at that time, the Committee met in January 2009 with our chief risk officer and chief credit officer to review and assess the Corporation’s key business and other risks, and the relationship of those risks, along with our risk management policies and practices, to the Corporation’s compensation arrangements in which the named executive officers participate, especially the incentive plans and programs. Under the TARP rules, the executive officers named in the Summary Compensation Table of this proxy statement are referred to as “senior executive officers” or

“SEOs” for the year 2009. The Committee concluded that those plans and programs do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of the Corporation.

In June 2009 the TARP rules were amended. Under the amended rules, the Committee is required to conduct an expanded, semi-annual review of all compensation plans of the Corporation in relation to the risks facing the Corporation. The first such review took place in September 2009. In connection with that review, the Committee met with our chief risk officer, our chief credit officer, our chief legal officer, and our chief human resources officer. The reviews included all plans, programs, and arrangements (collectively referred to as “plans”) involving two or more employees, regardless of rank and regardless of the dollars involved.

At the September meeting, 118 plans were reviewed. In the review process, each plan was assigned an inherent risk rating (high, medium, or low). The inherent risk rating reflects an assessment of the magnitude of risk to which the plan exposes the Corporation, before taking into consideration controls and other factors that are external to the plan itself. Although all risks were considered, three risk types are especially relevant to incentive plans: compliance risk; inappropriate business risk; and financial reporting risk. Compliance risk arises if an employee, in an effort to obtain or increase an incentive payment, violates legal rules or company policies. Inappropriate business risk arises if incentives encourage personnel to engage in business-generating activities the risks of which are not priced into the Corporation’s products and services or for other reasons are not appropriate for the Corporation. Financial reporting risk arises if incentives are based on reported financial results; absent adequate controls, such incentives could encourage manipulation or other corruption of the financial reporting process, either by deliberate fraud or unconscious bias.

The review process then examined the controls and other mitigating factors that affect how each plan’s inherent risks are managed or controlled, and also examined other factors that would bear upon an assessment of the real-world risks to which the plan could expose us. A residual risk rating was assigned to each plan as a result of this analysis.

The overall risk-assessment process was guided by seven principles:

(1)

Short-term incentives are an appropriate part of a total compensation strategy, especially when they reward achievement of short-term tactical objectives that are considered consistent with and contribute towards achievement of long-term objectives.

(2)	Plans should encourage long-term performance and long-term value creation.

(3)	A holistic approach should be taken, in addition to a review of each plan, in order to better assess whether the risk-taking behaviors being motivated, on balance, are excessive or unnecessary.

(4)	Controls and mitigating features and factors that in practice are related to plans or plan performance should be identified and assessed, whether or not they are technically written into the plans.

(5)	Exacerbating features and factors that in practice are related to plans or plan performance should be identified and assessed, whether or not they are technically written into the plans.

(6)	Identify and assess groups of features or plans that amplify each other, or otherwise interact, in unexpected or inappropriate ways.

(7)

Any departments or other groups of employees that are part of the control or mitigation framework for those plans that are significant (in terms of risk to the company) should have their compensation structures, especially incentives, viewed with a special consideration of their roles in managing or controlling risk.

The following are key findings and results of the September review:

•

Nearly all the plans fell into the low inherent risk category. The reasons for that rating varied with the plan, but the most common reasons fall into these groups: the plan is not an incentive plan and thus encourages no activities other than continued employment; the activities encouraged expose us to little or no risk; and, the total amount of compensation expense is very low or the scope of the plan is limited to low risk areas.

•

The plans with medium or high inherent risk ratings were the Capital Markets bonus plan, the 2002 Management Incentive Plan (or MIP, which is an annual cash bonus plan for executives), and the active equity awards plans.

•	The residual risk rating of all plans, after considering controls and other factors, was low risk.

—

The residual risk of the Capital Markets plan is low primarily due to a number of risk management controls which are in place in that division. Those controls include, among others: divisional underwriting and similar controls are in place to control transactional risks; divisional controls and processes are in place to promote accurate record-keeping; a risk manager reporting to our corporate chief risk officer is embedded in the division; division transactions are reviewed and processed daily by an operations group separate from affected personnel and by a compliance team located in the division; and major divisional business decisions, including those that can have a substantial impact on the transactions that drive compensation, must be approved at the corporate level.

—

The MIP and the equity plans have a low residual risk primarily due to various financial reporting and other risk management controls that are in place throughout our company. Those controls include, among others: our accounting processes; internal and external audit functions; our internal control over financial reporting processes; and our disclosure control processes. These latter two controls involve key business line officers throughout our company in addition to accounting, finance, and legal professionals.

•	In all cases, the Committee judged the residual risks to be acceptable and appropriate in relation to the benefits to the Corporation from having the plans.

Based on the foregoing, the Compensation Committee certifies that:

(1)

It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Corporation;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation; and

(3)

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

As an outgrowth of the risk assessment process, the Committee made several decisions affecting its practices. Although these decisions were not necessary for the Committee to make the certifications above, the Committee regards these as an important part of this discussion of risk in relation to compensation. These decisions are:

•

Under the MIP, when establishing executive bonus opportunities and determining actual bonus amounts, the Committee intends: (a) to use more than one major metric to measure success; and (b) to use at least two metrics either that are largely unrelated to each other (i.e., revenue growth and deposit growth), or that tend to work against each other (i.e., revenue growth and cost containment).

•

For the equity program, which applies to upper management as well as executive personnel, the Committee intends to continue to use a mix of time-lapse and performance restricted stock or stock units, along with limited use of stock options at the executive level.

•

For all plans, the Committee directed the development of a company-wide policy requiring forfeiture and recovery of incentives if the information upon which the incentive is based proves to be incorrect. Such a “clawback” policy was developed and approved by the Board in October. The policy supplements all incentive plans, and generally provides for the clawback of any portion of an incentive that is based on incorrect information for which the incentive recipient was substantially responsible.

The first two decisions are subject to legal restrictions imposed by the TARP rules on bonuses, stock awards, and other incentives to the SEOs and certain other employees during the time we continue to have Series CPP preferred stock issued to the U.S. Treasury under the TARP.

Compensation Committee

Colin V. Reed, Chairperson Mark A. Emkes James A. Haslam, III R. Brad Martin

Compensation Committee Interlocks and Insider Participation

Messrs. Emkes, Haslam, Martin, and Reed, all non-employee directors, served as members of the Board of Director’s Compensation Committee during all of 2009. No other directors served on the Compensation Committee during 2009. Refer to the table in “Corporate Governance and Board Matters—Composition of Board Committees” above for additional committee information. No interlocking relationships existed with respect to any of the members of the Committee.

Board and Committee Meeting Attendance

During 2009, the Board of Directors held nine meetings (four of which took place over a period of two days each) and took action by written consent twice. The Compensation Committee held eight meetings. The Nominating & Corporate Governance Committee held four meetings, the Audit Committee held eight meetings and the Credit Policy & Executive Committee held nine meetings. The average attendance at Board and committee meetings was 92 percent. No director who served on our Board during 2009 attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served. As set forth in our Corporate Governance Guidelines, our directors are expected to make every effort to attend every meeting of First Horizon’s shareholders. For the last 10 years, all of our directors have been in attendance at every annual meeting of shareholders, except for one director in 2004.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board and its committees, our Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions and as often as the Board shall request, with no members of management present. During 2009, the non-management directors met eight times in executive session of the Board. Our Corporate Governance Guidelines also provide that if any non-management directors are not independent under NYSE listing standards, the independent, non-management directors will meet in executive session at least once a year. During 2009, our independent, non-management directors met in executive session eight times. The lead director, currently Mr. Martin, presides at the executive sessions of the Board.

Communication with the Board of Directors

A shareholder who desires to communicate with the Board of Directors on matters other than director nominations should submit his or her communication in writing to the lead director, c/o Corporate Secretary, First Horizon National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103, and identify himself or herself as a shareholder. The Corporate Secretary will forward all communications to the lead director for a determination as to how to proceed. Other interested parties desiring to communicate with the Board of Directors should submit their communications in the same manner.

Procedures for the Approval, Monitoring, and Ratification of Related Party Transactions

The Audit Committee of the Board has adopted procedures for the approval, monitoring, and ratification of transactions between First Horizon, on the one hand, and our directors, executive officers or 5% shareholders, their immediate family members, their affiliated entities and their immediate family members’ affiliated entities, on the other hand. A copy of our procedures is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Our procedures require management to submit any proposed “related party transaction” (defined as a transaction that is required to be disclosed in our proxy statement pursuant to the requirements of Item 404(a) of Regulation S-K promulgated by the SEC) or amendment to an existing related party transaction to the Audit Committee for approval or ratification. In some cases, the matter may be determined by the chairperson of the Audit Committee. In considering whether to approve a given transaction, the Audit Committee (or chairperson) must consider:

•

whether the terms of the related party transaction are fair to First Horizon and on terms at least as favorable as would apply if the other party was not, or did not have an affiliation with, a director or executive officer of First Horizon;

•	whether First Horizon is currently engaged in other related party transactions with the related party at issue or other related parties of the same director or executive officer;

•	whether there are demonstrable business reasons for First Horizon to enter into the related party transaction;

•	whether the related party transaction would impair the independence of a director; and

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of First Horizon, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Transactions with Related Persons

The Bank and its subsidiaries have entered into lending transactions in the ordinary course of business with our executive officers, directors, nominees, and their associates, and they expect to have such transactions in the future. Such transactions have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than the normal risk of collectibility or presented other unfavorable features. From time to time, the Bank and its broker-dealer subsidiaries (either as agent or as principal) may engage in securities transactions with, and the Bank and its subsidiaries have other banking transactions (including but not limited to deposit accounts and loan-related interest rate swaps) with, our executive officers, directors, nominees and their associates in the ordinary course of business on terms substantially similar to those available to members of the general public. Our executive officers and directors do not derive any special benefits from such transactions.

STOCK OWNERSHIP INFORMATION

As of December 31, 2009, there were 7,340 shareholders of record of our common stock. To our knowledge, there were two persons who owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of our common stock as of December 31, 2009. Certain information concerning beneficial ownership of our common stock by those persons as of December 31, 2009 is set forth in the following table:

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.	11,220,801	5.06%
T. Rowe Price Associates, Inc.	15,536,236	7.0%

The information in the table above with respect to BlackRock, Inc. is based on information set forth in Schedule 13G, filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022. According to this Schedule 13G, BlackRock has sole voting power and sole dispositive power with respect to all 11,220,801 shares it beneficially owns.

The information in the table above with respect to T. Rowe Price Associates, Inc. (“TRP”) is based on information set forth in Schedule 13G, filed with the Securities and Exchange Commission on February 11, 2010 by TRP, 100 E. Pratt Street, Baltimore, Maryland 21202. According to this Schedule 13G, TRP has sole voting power with respect to 2,570,376 shares and sole dispositive power with respect to 15,536,236 shares.

The following table sets forth certain information as of December 31, 2009 concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and the directors and executive officers as a group:

Security Ownership of Management

Name of Beneficial Owner	Shares Beneficially Owned(1)(6)
Thomas C. Adams Jr.	220,630	(4)
Charles G. Burkett	325,460	(4)
Robert B. Carter	9,010	(3)
Simon F. Cooper.	9,181	(3)
Mark A. Emkes	7,770	(3)
Frank J. Gusmus Jr.(2)	206,158	(4)
James A. Haslam, III	132,054	(3)
D. Bryan Jordan	487,840	(4)
William C. Losch, III.	38,587	(4)
R. Brad Martin(5)	534,096	(3)
Vicki R. Palmer	92,869	(3)
Colin V. Reed	61,703	(3)
Michael D. Rose	93,286	(3)
William B. Sansom	127,688	(3)
Charles T. Tuggle, Jr	91,113	(4)
Luke Yancy III	22,759	(3)
Directors and Executive Officers as a Group (19 persons)	2,649,241	(4)

(1)	The respective directors, nominees and officers have sole voting and investment powers with respect to all of such shares except as specified in notes (3) and (4).

We began paying quarterly dividends in common stock, rather than cash, in October of 2008. Our financial statements show outstanding shares and related information at December 31, 2009 on a basis adjusted for the six quarterly stock dividends paid since October 2008, including the stock dividend paid on January 1, 2010. To be consistent, information in this table has been adjusted in the same manner. The numbers of shares covered by stock options reported in the table have been adjusted proportionately to reflect the estimated economic effects of dividends paid in common stock since October 1, 2008. For administrative reasons outstanding options have not been formally adjusted at this time;

however, administrative action has been taken which in most cases will provide the same economic and dilutive effect as an adjustment if and when affected options are exercised.

(2)

The share balance for Mr. Gusmus does not include 35,529 shares deferred prior to January 2005 under our stock option program and our restricted stock incentive plan, which at that time permitted participants to defer receipt of shares upon the exercise of options and receipt of shares prior to the lapsing of restrictions imposed on restricted stock awards, respectively. These shares are not currently issued and are not considered to be beneficially owned for purposes of Rule 13d-3, but are reflected in a deferral account on our books as phantom stock units or restricted stock units.

(3)

Includes the following shares of restricted stock with respect to which the non-employee director possesses sole voting power, but no investment power: Mr. Carter—4,093; Mr. Cooper—5,415; Mr. Emkes—4,039; Mr. Haslam—3,970; Mr. Martin—3,605; Ms. Palmer—3,605; Mr. Reed—6,319; Mr. Rose—4,093; Mr. Sansom—4.093; and Mr. Yancy—2,257. Includes the following shares as to which the named non-employee directors have the right to acquire beneficial ownership through the exercise of stock options granted under our director plans, all of which are 100% vested or will have vested within 60 days of December 31, 2009: Mr. Carter—0; Mr. Cooper—0; Mr. Emkes—0; Mr. Haslam—53,280; Mr. Martin—44,217; Ms. Palmer—82,943; Mr. Reed—0; Mr. Rose—93,286; Mr. Sansom—99,719; and Mr. Yancy—11,980. Also includes, for each of Messrs. Carter, Emkes, Rose and Sansom only, 3,909 shares, and for Mr. Haslam only, 2,932 shares, as to which each of those directors acquired beneficial ownership through the vesting within 60 days of December 31, 2009 of restricted stock units granted as part of their director compensation. For additional information, see the section titled “Director Compensation” beginning on page __ of this proxy statement.

(4)

Includes the following shares of restricted stock with respect to which the named person or group has sole voting power but no investment power: Mr. Adams—32,773; Mr. Burkett—160,388; Mr. Gusmus—143,924; Mr. Jordan—359,108; Mr. Losch—38,587; Mr. Tuggle—70,132; and the director and executive officer group—994,817. Includes the following shares as to which the named person or group has the right to acquire beneficial ownership through the exercise of stock options granted under our stock option plans, all of which are 100% vested or will have vested within 60 days of December 31, 2009: Mr. Adams—36,608; Mr. Burkett—73,334; Mr. Gusmus—31,468; Mr. Jordan—56,427; Mr. Losch–0; Mr. Tuggle—11,957; and the director and executive officer group—629,366. Also includes shares held at December 31, 2009 in 401(k) Savings Plan accounts. Director and executive officer group totals include all of our directors and executive officers as of the date of this proxy statement. They do not include named executive officers listed in the above table who were not executive officers as of the date of this proxy statement (Mr. Adams).

(5)	The number of shares for Mr. Martin includes 44,477 shares held by the R. Brad Martin Family Foundation.

(6)

No current individual director, nominee or executive officer beneficially owns more than one percent (1%) of our common stock that is outstanding. The director and executive officer group owns 1.19% of our common stock outstanding.

VOTE ITEM NO. 1—ELECTION OF DIRECTORS

Prior to the 2008 annual meeting, the Board of Directors was divided into three classes. At the 2008 annual meeting, the shareholders voted to amend our Charter to eliminate the classified board and decrease the term of office of each director from three years to one year; however, these changes did not shorten the term of any incumbent director. Therefore, the Board of Directors proposes the election of only eight directors, Messrs. Carter, Emkes, Jordan, Martin, Rose, Sansom and Yancy and Ms. Palmer, at the 2010 annual meeting to hold office until the 2011 annual meeting of shareholders or until his or her successor is duly elected and qualified. Messrs. Emkes, Jordan, Martin, and Sansom and Ms. Palmer are currently serving one-year terms that expire at the 2010 annual meeting. Messrs. Carter, Rose and Yancy were formerly Class II directors whose three-year terms expire at the 2010 annual meeting, and Messrs. Cooper, Haslam and Reed were formerly Class III directors whose three-year terms expire at the 2011 annual meeting. Beginning at the 2011 annual meeting, all directors will be elected to serve terms of one year or until their successors are duly elected and qualified. If any nominee proposed by the Board of Directors is unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as directed by the Board, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

The Board and the Nominating & Corporate Governance Committee regularly assess the composition of the Board as a whole and the contributions of each director. The Nominating & Corporate Governance Committee’s charter assigns to that Committee the duty to identify individuals believed to be qualified to become Board members, and to recommend to the Board the individuals to stand for election or reelection as directors. In nominating candidates, the Committee may take into consideration such factors as it deems appropriate, including personal qualities and characteristics, experience, accomplishments and reputation in the business community; current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business; diversity of viewpoints, background, experience and other demographics; ability and willingness to commit adequate time to Board and committee matters; and the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities and the needs of the Corporation.

In addition, at each of its regularly scheduled meetings, the Nominating & Corporate Governance Committee reviews the composition of the Board as a whole, considering the mix of skills and experience that directors bring to the Board, and evaluates Board composition in light of the company’s then-current business needs as well as applicable legal, regulatory and NYSE requirements. Among the areas considered by the Committee are each director’s independence under the NYSE listing standards, experience, including experience as a public company officer or director and as a chief executive officer, primary area of business expertise, geographical markets experience, and projected retirement date. In accordance with the requirements of the National Bank Act and the Corporation’s renewed focus on its core banking franchise in Tennessee, the Committee also considers the proportion of directors who reside in Tennessee (or within 100 miles of Memphis). In light of this review, the Committee assesses whether the Board has the necessary tools to perform its oversight functions effectively and recommends, as appropriate, new nominees for consideration by the Board. The Board, with oversight provided by the Committee, also conducts an annual self-evaluation that includes an evaluation of whether Board members have the right expertise, background and skills to be effective and responsive to their duties and responsibilities.

The Nominating & Corporate Governance Committee also conducts annual individual director evaluations. To facilitate these evaluations, the Board has adopted a Statement of Expectations of Directors. The Statement of Expectations contains specific activities and conduct each director should engage in or adhere to and includes consideration of each director’s background, expertise and skills. The Statement of Expectations is provided to each new director at the time of orientation and to all directors once a year. Each year, the Nominating and Corporate Governance Committee conducts evaluations against the Statement of Expectations of the performance of each director prior to determining whether to recommend him or her to the Board for renomination.

Set forth below are the particular experience, qualifications, attributes or skills that led the Board to conclude that each nominee and incumbent director should serve as a director of First Horizon, as well as the age, current principal occupation (which has continued for at least five years unless otherwise indicated), name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies (including those held within the last five years but not currently held), and year first elected to our Board. All of our directors are also directors of the Bank. Director committee appointments are disclosed in a table on page 7 in the “Corporate Governance and Board Matters—Composition of Board Committees” section of this proxy statement above.

NOMINEES FOR DIRECTOR
Term Expiring at 2011 Annual Meeting

ROBERT B. CARTER (50) is Executive Vice President—FedEx Information Services and Chief Information Officer of FedEx Corporation, a provider of transportation, e-commerce and business services. He was Executive Vice President and Chief Information Officer of FedEx from June 2000 to January 2007. Mr. Carter serves as a director of one other public company, Saks Incorporated. He was elected as a director of First Horizon in 2007. Mr. Carter is independent under the NYSE listing standards. He has extensive experience in the field of information technology and, in his current position as FedEx’s CIO, has the experience of serving as a public company executive officer. His service on the Human Resources and Compensation and Corporate Governance Committees of Saks has enhanced his knowledge of the governance of public companies and the compensation of their executive officers. He also serves on the board of a non-profit organization.

MARK A. EMKES (57) is currently the Chairman, Chief Executive Officer and President of Bridgestone Americas, Inc. and a director of its parent company, Tokyo-based Bridgestone Corporation, a worldwide tire and rubber manufacturer. He has recently announced his retirement from those positions, effective as of February 28, 2010. Mr. Emkes is a director of one other public company, Greif, Inc., and was elected as a director of First Horizon by the Board of Directors on November 19, 2008. Mr. Emkes is independent under the NYSE listing standards. He has wide-ranging experience in retailing, wholesaling and manufacturing as well as experience with the various matters, including finance and accounting, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations, associated with being the CEO of a large subsidiary of a public company. He serves on Greif’s Compensation Committee, and that service has enhanced his knowledge of public company executive compensation matters. As a resident of Nashville, his knowledge of the

Nashville market fits well with our strategy of refocusing on our core banking franchise in Tennessee. He also serves on the boards of several non-profit and trade organizations.

D. BRYAN JORDAN (48) was elected by the Board of Directors as the President and Chief Executive Officer and a director of First Horizon and the Bank effective September 1, 2008. From May 1, 2007 to September 1, 2008, Mr. Jordan was the Chief Financial Officer of First Horizon and the Bank, and from 2000 to May 1, 2007, he served in various positions at Regions Financial Corporation and its subsidiary Regions Bank, including (beginning in 2002) as Senior Executive Vice President and Chief Financial Officer. Prior to 2000, he held various finance and accounting related positions at Wachovia Corporation. He has extensive experience in the banking and financial services industry and in the governance and other matters affecting public companies as well as expertise in finance and accounting. He also serves on the board of several non-profit organizations.

R. BRAD MARTIN (58) is the Chairman of RBM Venture Company, Memphis, Tennessee, a family office. He retired as Chairman of the Board of Saks Incorporated, Birmingham, Alabama, a retail merchandising company, in May 2007. Prior to January 2007, Mr. Martin was Chairman of the Board and Chief Executive Officer of Saks Incorporated, a position he had held at Saks or its predecessor companies since 1989. Mr. Martin is a director of three other public companies, Dillards, Inc., lululemon athletica inc. and Ruby Tuesday, Inc. He has also held directorships at Gaylord Entertainment Company and Harrah’s Entertainment, Inc. within the last five years although he is not serving in those positions currently. He has been a director of First Horizon since 1994. Mr. Martin is independent under the NYSE listing standards. He has expertise in retailing as well as the experiences typically associated with serving as a CEO of a public company, including finance and accounting, securities markets and compliance, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. He has served on the audit, compensation and/or nominating and corporate governance committees of several other public companies, further adding to his experience with the business and affairs of public companies. He also serves on the board of several non-profit organizations.

VICKI R. PALMER (56) is the President of The Palmer Group, LLC, Atlanta, Georgia, a general consulting firm. Between February 2004 and April 2009, she served as Executive Vice President, Financial Services and Administration, Coca-Cola Enterprises Inc. (“CCE”), Atlanta, Georgia, a bottler of soft drink products. Ms. Palmer is a director of one other public company, Haverty Furniture Companies, Inc. She has been a director since 1993. Ms. Palmer is independent under the NYSE listing standards and is an audit committee financial expert as defined in Item 407(d)(5) of SEC Regulation S-K. Additional information about the background and experiences that qualify her as an audit committee financial expert is provided under the heading “Audit Committee Financial Expert” beginning on page ___ of this proxy statement. Ms. Palmer also has experience with public company governance and financial matters, having served on the audit and governance committees at Haverty Furniture, where she has been a director since 2001. She also serves on the board of several non-profit organizations.

MICHAEL D. ROSE (68) was elected the Chairman of the Board of First Horizon and the Bank by the Board in January 2007. As of April 20, 2009, the Board adopted amendments to First Horizon’s Bylaws that made the position of Chairman of the Board a non-officer position. Previously, that position was an officer position. He served as Chairman of Gaylord Entertainment Company from April 2001 to May 2005. Mr. Rose is currently a director of three other public companies, Gaylord Entertainment Company, Darden Restaurants, Inc., and General Mills, Inc. He has also served within the last five years as a director FelCor Lodging Trust Inc. and Steinmart, Inc., although he is not serving in those positions currently. Mr. Rose has been a director of First Horizon since 1984. In the past, Mr. Rose has also served as Chairman of the Board and Chief Executive Officer of Promus Hotel Corporation and its predecessors and as Chairman of the Board of Harrah’s Entertainment, Inc. He has expertise in retailing and extensive experience on matters affecting public companies, including finance and accounting, securities markets and compliance, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. He has chaired the audit and compensation committees of several public companies and served on the nominating and finance committees of several companies. In addition, he has served as lead director or non-executive chairman of several public companies, further adding to his experience with the business and affairs of public companies. Mr. Rose has also served on the board of several non-profit organizations.

WILLIAM B. SANSOM (68) is Chairman of the Board and Chief Executive Officer of The H. T. Hackney Co., Knoxville, Tennessee, a wholesale food distribution firm serving the Southeast and Midwest. He is a director of two other public companies, Astec Industries, Inc. and Mid-America Apartment Communities, Inc. He also served within the last five years as a member and the Chairman of the Tennessee Valley Authority board and as a director of Martin Marietta Materials Inc., although he is not serving in those positions currently. Mr. Sansom has been a director of First Horizon since 1984. He is independent under the NYSE listing standards. Mr. Sansom has expertise in wholesaling and extensive experience in the matters involved in running a large company, including finance and accounting, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. He also has 16 years of experience in the road building and construction business. His years of service on the boards of the companies listed above (including as Chairman of TVA and on the compensation, nominating/governance and/or audit committees of the various companies listed) have given him experience in matters affecting public companies specifically. He is also currently serving on a board of a non-profit organization and has served previously on many non-profit boards, including three university boards.

LUKE YANCY III (60) is President and Chief Executive Officer of Mid-South Minority Business Council, Memphis, Tennessee, a nonprofit organization that promotes minority and women business enterprises. Prior to June 2000, Mr. Yancy was President, West Region, of AmSouth Bank and, prior to its acquisition by AmSouth in 1999, First American Bank. Mr. Yancy has been a director since 2001. He is independent under the NYSE listing standards. As CEO of Mid-South Minority Business Council, Mr. Yancy possesses extensive knowledge of the mid-south community, which lies within the footprint of our regional banking franchise. He is a board member of several non-profit organizations, including the Memphis Regional Chamber of Commerce, LeMoyne Owen College, the Memphis Sports Development Corporation, and Methodist Healthcare and has wide-ranging ties in the mid-south community.

CONTINUING DIRECTORS
Term Expiring at the 2011 Annual Meeting

SIMON F. COOPER (64) is President and Chief Operating Officer of The Ritz-Carlton Hotel Company, L.L.C. and an executive officer of its parent company, Marriott International, Inc., Bethesda, Maryland, a worldwide operator and franchisor of hotels and related lodging facilities. Mr. Cooper has been a director of First Horizon since 2005. He is independent under the NYSE listing standards. He has expertise in retailing as well as experience with the various matters, including finance and accounting, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations, associated with being the president of a large subsidiary of a public company. He also serves on the Board of two non-profit organizations.

JAMES A. HASLAM, III (56) is Chief Executive Officer of Pilot Travel Centers, LLC, Knoxville, Tennessee, a national operator of travel centers, and he is CEO of Pilot Corporation. Mr. Haslam is a director of one other public company, Ruby Tuesday, Inc. He has also served as a director of Dillards, Inc. within the last five years although he is not serving in that position currently. Mr. Haslam has been a director since 1996. He is independent under the NYSE listing standards, and his many years as the CEO of Pilot have provided him with expertise in retailing and extensive experience in the matters involved in running a large company, including finance and accounting, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. In addition, his service on the boards of Dillards and Ruby Tuesday (including on the compensation and/or nominating/governance committees of the two companies) has given him experience in matters affecting public companies specifically. He also serves on the board of several non-profit organizations.

COLIN V. REED (62) is the Chairman of the Board and Chief Executive Officer of Gaylord Entertainment Company, Nashville, Tennessee, a diversified hospitality and entertainment company. Mr. Reed was elected Chairman of the Board in May 2005 and Chief Executive Officer in May 2001. Mr. Reed is a director of one other public company, Gaylord Entertainment Company. He has also served within the last five years as a director of Rite Aid Corporation, although he is not serving in that position currently. He has been a director since 2006. Mr. Reed is independent under the NYSE listing standards, and the Board determined that he is an audit committee financial expert as defined in Item 407(d)(5) of SEC Regulation S-K, although he is not currently serving on our Audit Committee. Additional information about the background and experiences that qualify Mr. Reed as an audit committee financial expert is provided under the heading “Audit Committee Financial Expert” beginning on page ___ of this proxy statement. Mr. Reed has expertise in retailing as well as the experiences typically associated with serving as a CEO of a public company, including finance and accounting, securities markets and compliance, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations.

The Board of Directors unanimously recommends that the shareholders vote for the election of all director nominees as described in Item No. 1.

VOTE ITEM NO. 2—APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CHARTER
TO PROVIDE FOR ELECTION OF OUR DIRECTORS BY A MAJORITY OF THE VOTES CAST IN
UNCONTESTED ELECTIONS

Our Board of Directors has approved, and recommends your approval of, an amendment to our Charter that would provide for election of our directors by a majority of the votes cast in uncontested elections. Our Board of Directors is currently elected by a plurality of the votes cast, which is the standard for election of directors under Tennessee law unless a company’s charter provides otherwise. In an uncontested election where plurality voting is the standard, a director need only receive one vote in favor in order to be elected. The proposed majority vote standard would not apply at any meeting of shareholders for the election of directors at which the number of nominees exceeds the number of positions on the Board of Directors to be filled by election at the meeting (a “contested election”), determined as of (a) the expiration of the time fixed under our Bylaws for advance notice of nomination of a director by a shareholder or, (b) in the absence of any such provision, a date that is fourteen (14) days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission.

Our Charter is currently silent as to the voting standard applicable to director elections. The proposed amendment would add a new Article 13 to the Charter, which would read as follows:

Except as provided in Article 12, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to the director at any meeting of shareholders for the election of directors at which a quorum is present, provided that if, as of (a) the expiration of the time fixed under Section 3.6 of the Corporation’s Bylaws (or any successor provision) for advance notice of nomination of a director by a shareholder or, (b) in the absence of any such provision, a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of positions on the Board of Directors to be filled by election at the meeting, the directors shall be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election at any such meeting. For purposes of this section, the “affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director.

Article 12 of the Charter provides that newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or any other cause (except removal from office) will be filled only by the Board of Directors and that any vacancies on the Board of Directors resulting from removal from office may be filled by the affirmative vote of the holders of at least a majority of the voting power of all outstanding voting stock or, if the shareholders do not so fill such a vacancy, by a majority of the directors then in office. These provisions would not be affected by the proposed majority vote standard.

In making its recommendation, the Board and the Nominating & Corporate Governance Committee considered carefully the advantages of both majority and plurality voting for directors. Majority voting carries with it the possibility of negative consequences, including (1) the failure of the CEO or another management director to be elected; (2) adverse effects on First Horizon’s ability to comply with NYSE listing standards with respect to independence, federal banking law requirements for Audit Committee members’ independence, tax and SEC requirements for Compensation Committee membership and SEC requirements regarding the audit committee financial expert; and (3) triggering of a possible “change in control” due to the failure of a majority of the directors to be elected. However, these potential negative consequences are significantly mitigated by the “holdover” rule, which is provided for by Tennessee corporate law and which cannot be varied by our Charter or Bylaws. Under the holdover rule, despite the expiration of a director’s term, the director continues to serve until a successor is elected and qualified or until there is a decrease in the number of directors. Because of this rule, if an incumbent director fails to receive in an uncontested election the number of votes required for re-election under a majority vote standard, he or she will remain in office until a successor is elected and qualified. A majority vote standard is perceived to provide shareholders with a more meaningful role in director elections and is considered by many investors and others to be a “best practice” in corporate governance. Consequently, the Board of Directors concluded that adoption of an amendment to our Charter to provide for election of directors by majority vote in uncontested elections is in the best interests of the Corporation and its shareholders.

In order to address the status of an incumbent director who fails to win the affirmative vote of a majority of the votes cast in an uncontested election, First Horizon intends to keep in place a slightly modified version of the director resignation policy set forth in our Corporate Governance Guidelines. This policy currently requires a director to tender his or her resignation upon receiving, in an uncontested election, a majority of the votes cast “withheld” from his or her election. The Board has adopted amendments to the Corporate Governance Guidelines, contingent upon and effective immediately following the approval of the Charter amendment by the shareholders, so that the policy would require an incumbent director to tender his or her resignation upon failing, in an uncontested election, to receive the affirmative vote of a majority of the votes cast with respect to his or her election. The remaining provisions of the policy would be left unchanged and are described under the heading “Corporate Governance and Board Matters—Introduction” beginning on page __ of this proxy statement.

If approved by the shareholders, the amendment to our Charter will be effective upon the filing of articles of amendment to our Charter with the Secretary of State of Tennessee. First Horizon intends to make this filing promptly after approval of the proposal at the annual meeting. In addition, the Board has made conforming changes to the Bylaws to eliminate references to plurality voting; however, since Tennessee law provides for plurality voting unless a company’s charter provides otherwise, our directors will continue to be elected by a plurality of the votes cast until the first meeting after the shareholders approve the charter amendment discussed in this vote item. If the proposed amendment is not approved, the Board of Directors will continue to be elected by a plurality of the votes cast, and the amendments to our director resignation policy in our Corporate Governance Guidelines described above will not take effect.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 2.

VOTE ITEM NO. 3—APPROVAL OF AMENDMENTS TO OUR 2003 EQUITY COMPENSATION PLAN, AS
AMENDED, AND RE-APPROVAL OF THE PLAN IN ITS ENTIRETY

General. The 2003 Equity Compensation Plan was adopted by the Board of Directors and approved by our shareholders in 2003. In 2006, an amendment to the 2003 Plan to increase the maximum number of shares which could be issued with respect to awards and to increase the maximum number of shares of that total which could be issued with respect to awards other than options was approved by the Board and the Compensation Committee and then by our shareholders. The 2003 Plan was also amended several times by the Board between 2006 and 2010 to make administrative changes and changes related to regulatory and tax compliance. In January 2010, our Board of Directors and the Compensation Committee adopted and approved an amendment to the 2003 Equity Compensation Plan (as amended to date, the “2003 Plan”) which increases (1) the maximum number of shares which may be issued with respect to awards under the 2003 Plan from 9,732,773 to 13,732,773 and (2) the maximum number of shares of that 13,732,773 which may be issued with respect to awards other than options from 5,496,153 to 9,496,153, all subject to the approval of our shareholders. (All plan limits have been adjusted to reflect all stock dividends through April 1, 2010.) In addition, the Board and the Compensation Committee adopted several amendments that are intended to implement certain best practices for equity compensation plans, subject again to the approval of our shareholders. These proposed amendments are summarized below.

•

For grants made after approval of the amendments, remove the 100,000 share limit on the maximum annual number of shares in respect of which all performance-based awards may be granted to a participant under the 2003 Plan and provide instead that the maximum annual number of shares in respect of which all performance- based awards may be paid to a participant is 200,000. Under a transition provision, awards granted prior to April 20, 2010 are not included in applying this new limit. The amendment would change the current limit on certain grants to participants to a limit on the payment (not vesting) of such awards to a participant in any particular year. For example, the amendment could affect the payment of awards in connection with acceleration events like death, disability, retirement and a change in control, when the amendment would limit the payment of shares in respect of performance-based awards in any given year to 200,000. If this limit is exceeded, one or all of the affected awards would be extended, limited, reduced, or otherwise modified so as to comply with the limits, all as determined by the Committee or its delegate.

•

Change one part of the 2003 Plan’s definition of a “change in control” from shareholder approval of a business combination (such as a merger or share exchange) to consummation of such a business combination.

•

For grants made after approval of the amendments, change the 2003 Plan’s definition of “fair market value” of First Horizon’s common stock from the average of the high and low sales price on the NYSE to the closing sales price on the NYSE.

•

For grants made after approval of the amendments, delete provisions that previously allowed granting of options and stock appreciation rights at less than fair market value under certain circumstances.

•

For grants made after approval of the amendments, add a provision prohibiting payment of dividends or dividend equivalents on awards subject to performance conditions until the underlying shares are earned and vested.

•	Clarify the types of performance metrics permitted for performance awards to ensure that certain commonly used metrics are covered, such as return on tangible common equity.

Under this vote item, shareholders are being asked to approve the amendments to the 2003 Plan described above. Shareholders are also being asked to re-approve the 2003 Plan in its entirety, for the purpose of extending and fully optimizing our ability to deduct for tax purposes the cost of certain awards provided under or in connection with the 2003 Plan. The 2003 Plan is attached to this proxy statement as Appendix A.

The Board of Directors believes that stock-based awards are an essential tool that helps First Horizon to attract and retain outstanding employees and non-employee directors and motivate them to succeed. Stock awards align employees’ interests directly with those of First Horizon’s shareholders because the value of the stock-based awards is directly linked to the market value of our common stock. Stock-based awards also provide critical reinforcement of the values of ownership and teamwork that are an integral part of our FirstPower culture. The Board of Directors believes that increasing the number of shares available under the 2003 Plan would provide the Corporation with a sufficient number of shares to continue its stock-based incentive programs effectively through the end of 2012. As of December 31, 2009, 4,316,419 shares of restricted stock, restricted stock units, performance restricted stock and performance stock units had been awarded under the 2003 Plan, options to purchase an aggregate of 6,791,301 shares of common stock had been awarded under the 2003 Plan, of which 3,557,628 remain outstanding, and there was a total of 2,267,073 shares available for future grant under the 2003 Plan, 1,754,292 of which were available for awards other than options. All of the foregoing share figures reflect adjustment for stock dividends through January 1, 2010 and do not reflect the 1.4561% stock dividend payable April 1, 2010.

Current tax regulations under Section 162(m) of the Internal Revenue Code provide that First Horizon’s shareholders must re-approve the 2003 Plan every five years in order to maximize our ability to deduct for tax purposes the cost of certain awards provided under or in connection with the plan. Shareholders last approved the 2003 Plan in its entirety at the 2006 annual meeting of shareholders, and that approval will cease to be effective at the 2011 annual meeting. Re-approval of the plan in its entirety at the 2010 annual meeting will ensure that First Horizon’s ability to deduct for tax purposes the cost of certain awards under the plan is optimized and avoid the necessity of seeking additional shareholder approval before it would otherwise be needed.

The following is a summary of the material features of the 2003 Plan (as amended to date) and it and the above summary are qualified in their entirety by reference to the complete text of the 2003 Plan.

Purpose of the 2003 Plan. The purpose of the 2003 Plan is to promote the interests of First Horizon by attracting, retaining and motivating officers, employees and non-employee directors of First Horizon and its subsidiaries by means of performance-related incentives designed to achieve long range performance goals and linking their compensation to the long-term interests of shareholders. All officers, employees and non-employee directors of First Horizon and its subsidiaries and all “regional board members” (as defined under the 2003 Plan) are eligible to receive awards under the 2003 Plan. Awards may consist of grants of options, restricted stock, restricted stock units, performance awards, and stock appreciation rights, or any combination thereof. As of December 31, 2009, First Horizon and its subsidiaries had approximately 1,282 officers, 5,739 employees and 10 non-employee directors, and there were approximately 127 regional board members.

Administration. The Board has appointed First Horizon’s Compensation Committee to administer the 2003 Plan. Committee eligibility requirements are described in Section 2 of the 2003 Plan. The members of the Committee may be removed by the Board at its discretion. The Board, in its discretion, may also administer the 2003 Plan and, in such a case, has all of the rights, powers and authority of the Committee.

Subject to certain limitations, the Committee has the power and authority in its discretion to, among other things, (i) select the persons to whom awards will be made, (ii) determine the type, timing, terms and conditions of any awards, including the number of shares of common stock subject to any award, (iii) interpret and administer the 2003 Plan and any instrument or agreement relating to the 2003 Plan or any awards granted pursuant to the 2003 Plan, and (iv) establish, amend, suspend or waive such rules and regulations as it shall deem appropriate for the proper administration of the 2003 Plan.

Notwithstanding the immediately preceding paragraph, only the Board has the power and authority to make awards to non-employee directors and to determine the type, timing, terms and conditions of those awards.

Amendment. The Board may amend, alter, modify, suspend, discontinue or terminate the 2003 Plan at any time, except that the Board may not amend the 2003 Plan in violation of any law. However, no such action may materially prejudice the rights of any holder of an award that was granted prior to the date of such action, without the consent of such holder. In addition, the NYSE listing standards require certain amendments to equity compensation plans like the 2003 Plan to be approved by shareholders.

Maximum Number of Shares Available; Adjustments. Subject to adjustment as described below, the maximum number of shares of common stock which may be issued with respect to awards is 9,732,773 of which no more than 5,496,153 may be issued with respect to awards other than options, and no participant may, in any calendar year, receive options and SARs with respect to more than 572,513 shares of common stock. The maximum annual number of shares of common stock in respect of which all performance-based awards (whether restricted stock, restricted stock units or performance awards) may be granted to a participant under the 2003 Plan is 114,500 and the maximum annual amount of any awards settled in cash to a participant under the 2003 Plan is $4,000,000.

If the amendments to the 2003 Plan are approved, the maximum number of shares of common stock which may be issued with respect to awards will be 13,732,773, of which no more than 9,496,153 may be issued with respect to awards other than options. In addition, for grants made after approval of the amendments, the limit of 114,500 on the maximum annual number of shares in respect of performance-based awards (which consist of restricted stock, restricted stock units and performance awards) that can be granted to an individual participant will be replaced with a limit of 200,000 on the maximum annual number of shares in respect of such awards that can be paid to an individual participant. Thus the amendment will change the current limit on certain grants to participants to a limit on the payment (not vesting) of such awards to a participant in any particular year. For example, the amendment could affect the payment of awards in connection with acceleration events like death, disability, retirement and a change in control, when the amendment would limit the payment of shares in respect of performance-based awards in any given year to 200,000. The maximum annual amount of any awards paid in cash to a participant under the 2003 Plan will remain $4,000,000. However, awards will not be affected by either the limit of 200,000 or the $4,000,000 limit solely because, singly or in combination with other awards, they might be paid in amounts exceeding those limits; awards will be affected by the limits only to the extent they require payment in excess of either of the limits based on actual events. If in any case either of the foregoing limits is exceeded based on actual events, one or all of the affected awards shall be extended, limited, reduced, or otherwise modified so as to comply with the limits, all as determined by the Committee or its delegate.

The maximum number of shares of common stock available for awards under the 2003 Plan, the number of shares of common stock covered by each outstanding award, the number of shares of common stock that may be subject to awards to any one participant and the price per share of common stock covered by each outstanding award shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the common stock, and may be proportionately adjusted, as determined by the Board in its sole discretion, for any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by First Horizon, or to reflect any distributions to holders of shares of common stock other than regular cash dividends.

In October 2008, First Horizon began to pay a quarterly stock dividend to its shareholders. All share limit amounts under the 2003 Plan described above have been adjusted to reflect stock dividends through April 1, 2010. The 2003 Plan allows the company, in the event of a stock dividend paid or payable at a rate of 10% or less, to defer any required adjustment to an award until administratively practicable, to make a single adjustment that would have the same cumulative effect as having made adjustments for all such stock dividends and to make certain informal adjustments with respect to option and stock appreciation rights. The plan also allows the Compensation Committee to approve different rounding methods for different award types and for different award tranches or sizes within any single type.

If any shares of common stock covered by an award are forfeited, or if such award is settled for cash or otherwise terminates, expires unexercised or is cancelled without delivery of such shares, such shares of common stock (or portion thereof) will again be available for issuance under the 2003 Plan. If any option or other award granted under the 2003 Plan is exercised through the delivery of shares of common stock by a participant or if withholding tax liabilities arising from such award are satisfied by the withholding of shares of common stock by First Horizon from the total number of shares that would otherwise have been delivered to the participant, the number of shares of common stock available for awards under the 2003 Plan is increased by the number of shares so surrendered or withheld.

On February 26, 2010, the closing price of the common stock on the New York Stock Exchange was $_____ per share.

Forfeiture and Reimbursement in the Context of Misconduct

The 2003 Plan has been amended to include compensation clawback provisions, which give First Horizon the flexibility to require repayment or forfeiture of compensation that was paid or granted based on incorrect data. For performance awards granted prior to July 15, 2008 having any performance period beginning on or after January 1, 2008, in the event of a material restatement of First Horizon’s financial statements, the plan provides that the company may cause or seek the forfeiture of all or any portion of any performance award and/or the reimbursement by any participant to the company of all or any portion of any performance award paid to the participant where (1) the amount or payment of the performance award was predicated upon the achievement of financial results of the company (including any financial reporting segment or unit) or any subsidiary that were subsequently the subject of a material restatement; (2) the Board or the Committee concludes in good faith that the participant engaged in fraud or intentional misconduct that was a material cause of the need for the restatement; and (3) a lower payment or no payment would have been made to the participant based directly or indirectly upon the restated financial results.

For performance awards granted on or after July 15, 2008 having performance periods beginning on or after January 1, 2008, First Horizon may cause or seek the forfeiture of all or any portion of a performance award held by a participant, and/or the reimbursement by a participant to the company of all or any portion of a performance award paid to the participant, where the Board or the Committee concludes in good faith that the participant engaged in fraud or other intentional, knowing, or willful misconduct in connection with the performance of his or her duties as an officer or employee of the company or of any of its subsidiaries.

The clawback provisions in the 2003 Plan are supplemented by the Compensation Recovery Policy adopted by the Board in 2009. That policy creates new company-wide compensation clawback provisions, gives First Horizon the flexibility to require repayment or forfeiture of compensation that was paid or granted based on incorrect data and is compliant with the U.S. Treasury Department’s TARP program, in which First Horizon participates.

Types of Awards

Options. The Committee may grant options to purchase a specified number of shares of common stock. Options granted under the 2003 Plan will not qualify as “incentive stock options” under Section 422 of the Tax Code. The number of shares of common stock subject to any grant of options, the exercise price and all other conditions and limitations applicable to the exercise of any options will be determined by the Committee. Notwithstanding the preceding sentence, except in limited circumstances described in the 2003 Plan, the exercise price of an option may not be less than 100% of the fair market value of the shares of common stock with respect to which the option is granted on the date of such grant. If the amendments to the 2003 Plan are approved, the provisions that previously allowed granting of options and stock appreciation rights at less than fair market value in limited circumstances will be deleted. No option shall be exercisable after the expiration of ten years from the date such option was granted.

Restricted Stock and Restricted Stock Units. Awards of restricted stock and restricted stock units are grants of common stock or stock units that are subject to a risk of forfeiture or other restrictions that lapse upon the occurrence of certain events and the satisfaction of certain conditions, as determined by the Committee in its discretion. The value of a restricted stock unit must equal the fair market value of one share of common stock on the date of the grant. Any awards of restricted stock or restricted stock units will be subject to such conditions, restrictions and contingencies as the Committee determines. Restricted stock units are payable, at the Committee’s discretion, in cash, shares of common stock, other securities or other property.

Performance Awards. The Committee may, in its discretion, grant a performance award consisting of a right that is denominated in cash and/or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as determined by the Committee, and payable at such time and in such form as the Committee shall determine. In determining the performance goals applicable to any performance award, the Committee must select one or a combination of the following financial performance measures of First Horizon, its subsidiaries, or any operating unit, division, line of business, department, team or business unit thereof: stock price; dividends; total shareholder return; earnings per share; price/earnings ratio; market capitalization; book value; total revenues or any subset of revenues specified by the Committee; total expenses or any subset of expenses specified by the Committee; any measure netting revenues or any subset against expenses or any subset; loans; deposits; non-interest income; net interest income; fee income; operating income before or after taxes; net income before or after taxes; net income before securities transactions; net or operating income excluding non-recurring charges; return on assets; return on equity; return on tangible common equity; return on capital; cash flow; credit quality; service quality; market share; customer retention; efficiency ratio; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; and except in the case of a “covered officer” (as defined under the 2003 Plan), any other performance criteria established by the Committee. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of First Horizon (consolidated or unconsolidated) and/or the past or current performance of other companies, the performance of other companies over one or more years or an index of the performance of other companies, markets or economic metrics over one or more years, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares of common stock outstanding, or to assets or net assets.

The Committee may also grant restricted stock and restricted stock units to “covered officers” (as defined under the 2003 Plan) that vest or become exercisable upon the achievement of certain performance goals specified by the Committee, subject to the limitations described in the immediately preceding paragraph.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) may be granted under the 2003 Plan. Upon exercise of an SAR, the participant will be entitled to receive the excess of the fair market value on the exercise date of the common shares underlying the SAR over the aggregate base price applicable to such shares; provided that the base price per share may not be less than the fair market value of such shares on the grant date. Distributions to the participant may be made in common stock, in cash, or in a combination of stock and cash, as determined by the Committee or the Board.

Change in Control. In 2007, after a review of all change in control features in our plans and programs, we amended the 2003 Plan to provide a double-trigger standard for change in control benefits, which means that in order for a grantee of an award to receive a change in control benefit under the plan, a change in control event must occur and the grantee of the award must be terminated or experience a significant job reduction. If the double trigger standard is met, all awards outstanding under the 2003 Plan will vest, become immediately exercisable or payable or have all restrictions lifted, as the case may be. The 2007 amendments were applied only to new awards granted after the amendments, and outstanding awards generally were not amended due to legal, tax, and accounting concerns. Therefore, upon a change in control, awards outstanding under the 2003 Plan prior to the 2007 amendments will vest, become immediately exercisable or payable or have all restrictions lifted, as the case may be.

Effect of Termination of Employment. The Committee has discretion to determine the terms and conditions that will apply to any outstanding award upon the “termination of employment” (as defined under the 2003 Plan) of a participant, and such terms and conditions will be set forth in an Award agreement.

Federal Income Tax Consequences

The following is a summary of the current federal income tax treatment related to grants of Awards under the 2003 Plan. This summary is not intended to, and does not, provide or supplement tax advice to participants. Participants in the 2003 Plan are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of any Awards under the 2003 Plan, including any state or local tax consequences and the effect, if any, of gift, estate and inheritance taxes.

A series of technical provisions with respect to certain awards involving deferred compensation were added to the 2003 Plan in 2007 in order to ensure the plan’s compliance with Section 409A of the Internal Revenue Code. For example, the ability of grantees of affected awards to accelerate payments was eliminated except as permitted by the regulations adopted under Section 409A. These technical provisions are all reflected in the copy of the 2003 Plan attached at Appendix ___.

Options. No taxable income is realized by a participant upon the grant of an option under the 2003 Plan. Upon exercise of an option granted under the 2003 Plan, the participant would include in ordinary income an amount equal to the excess, if any, of the fair market value of the shares of common stock issued to the participant pursuant to such exercise (the “Option Shares”) at the time of exercise over the purchase price. First Horizon would be entitled to a deduction on exercise of the option for the amount includible in the participant’s income.

Restricted Stock. No taxable income is realized by a participant upon the award of restricted common stock. Prior to the lapse of restrictions on such shares, any dividends received on such shares will be treated as ordinary compensation income. Upon the lapse of restrictions, the participant would include in ordinary income the amount of the fair market value of the shares of common stock at the time the restrictions lapse.

Section 83(b) of the Tax Code allows participants to make an election (an “83(b) election”) within 30 days after receipt of restricted common stock to take into income in the year the restricted common stock is transferred by First Horizon to such participant an amount equal to the fair market value of the restricted common stock on the date of such transfer (as if the restricted stock were unrestricted). If such election is made, the participant (i) will have no taxable income at the time the restrictions actually lapse, (ii) will have a capital gains holding period beginning on the transfer date and (iii) will have dividend income with respect to any dividends received on such shares. If the restricted common stock subject to the 83(b) election is subsequently forfeited, the participant is not entitled to a deduction or tax refund. First Horizon’s long-standing practice has been to prohibit participants from making 83(b) elections.

Any appreciation or depreciation in such shares from the time the restrictions lapse (or the 83(b) election is made) to their subsequent disposition should be taxed as a short-term or long-term gain or loss, as the case may be. First Horizon would be entitled to a federal income tax deduction for the year in which the participant realizes ordinary income with respect to the restricted common stock in an amount equal to such income.

Restricted Stock Units. No taxable income will be realized by a participant upon the grant of restricted stock units and no taxable income will be realized at the times the restricted stock units vest. At the time payment is made with respect to restricted stock units granted under the 2003 Plan, the participant will realize ordinary income in an amount equal to the cash received or the fair market value of the shares of common stock received. First Horizon would be entitled to a deduction at the time of payment in an amount equal to such income.

Stock Appreciation Rights. A participant does not recognize ordinary income upon the receipt of a stock appreciation right under the 2003 Plan. Upon exercise of the stock appreciation right and receipt of cash or unrestricted stock, the participant would recognize ordinary income in an amount equal to the payment received or the fair market value of the unrestricted stock. First Horizon would be entitled to a deduction at the time of payment in an amount equal to such income.

Plan Benefits Table

The following table sets forth the aggregate number of shares of conventional restricted stock, restricted stock units, performance stock units, and long-term incentive units granted to the listed individuals and groups under the 2003 Plan during calendar year 2009, along with the dollar value of those awards. The awards are of four major types and are valued very differently from each other, as described in footnote (2) to the table. The table does not report amounts paid, earned, or vested in 2009. The table merely reports grants made during the year, without annualizing in the case of the several multi-year grants and without any discount for the risk that performance criteria may not be satisfied in the case of performance awards.

PLAN BENEFITS 2003 Plan

Name and Principal Position(1)	Number and Value of Awards Granted During 2009
	Dollar Value ($) (2)	Restricted Stock/ Restricted Stock Units/Performance Stock Units (#)	Long-Term Incentive Units (#)

D. Bryan Jordan	3,787,500	441,387
William C. Losch, III	759,000	89,712
Charles G. Burkett	1,200,000	143,540
Frank J. Gusmus, Jr.	1,196,340	133,860
Charles T. Tuggle, Jr.	900,000	107,655
Thomas C. Adams, Jr.	400,000	47,846
All Executive Officers as a Group	10,558,847	1,242,107
All Directors (who are not Executive Officers) as a Group	213,750	18,568
All Employees (who are not Executive Officers) as a Group	11,845,266	703,027	472,095

(1)	See Summary Compensation Table for principal position.

(2)

Four types of awards were granted under the 2003 Plan during 2009: conventional restricted stock, performance stock units (PSUs), restricted stock units (RSUs) and long-term incentive units (LTIs). The award types are very different in terms of their characteristics and how they are valued for purposes of this table. Each dollar value number shown in the table does not reflect amounts paid, earned, or vested; instead, it is the sum of values assigned to each of the four award types under the legal rules governing this proxy statement. The dollar values associated with awards shown in the above table reflect the grant date fair value of the awards during each year shown, based on applicable financial accounting values. For additional information on the valuation of the awards, see the notes to column (e) of the Summary Compensation Table beginning on page ___ of this proxy statement.

Conventional Restricted Stock. In 2009 the normal executive equity package consisted of a mix of conventional restricted stock (40%) and PSUs (60%), and the normal non-executive management equity package consisted of a mix of conventional restricted stock (40%) and LTIs (60%). Mr. Jordan received his entire 2009 equity package in the form of PSUs. In early 2009 Mr. Jordan also received an award of restricted stock in recognition of his promotion to CEO in 2008. Mr. Gusmus received a special retention-oriented restricted stock award in 2009 and did not receive the normal equity package. Conventional restricted stock was also awarded in the form of new hire grants and special awards to certain non-executive management employees.

Performance Stock Units. All performance stock units, or PSUs, are performance-based, meaning that eventual payout may be higher or lower than the accounting values used in the table above. The PSU payout may be zero. For purposes of the above table, PSU amounts are included at their original accounting valuations and have not been reduced for actual or expected zero payouts. PSUs may be settled with shares or in cash based on the value of shares at vesting depending upon terms established by the Compensation Committee and plan limitations. In 2009 PSUs were granted to executives as part of the normal executive equity package as described in the previous paragraph.

Restricted Stock Units. In 2009, certain non-employee directors received RSUs. Additional information on the RSU grants to non-employee directors is provided under the heading ______________ beginning on page ___ of this proxy statement. Non-employee directors did not receive any other type of award under the 2003 Plan. A limited number of non-executive management employees also received a retention grant of RSUs in 2009.

Long-Term Incentive Units. LTIs are performance-based units which pay $10 per unit in cash if the performance goal is achieved and the service-vesting requirements are met. In 2009 LTIs were granted to non-executive management employees as part of the normal non-executive management equity package as described under “Conventional Restricted Stock” above.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 3.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 with respect to shares of First Horizon common stock that may be issued under our existing equity compensation plans, including the following plans:

•	1990 Stock Option Plan (the “1990 Plan”)

•	1995 and 1997 Employee Stock Option Plans (the “1995 Plan” and the “1997 Plan,” respectively)

•	2000 Employee Stock Option Plan (the “Executive Plan”)

•	2003 Equity Compensation Plan, not including the 4,000,000 additional shares for which shareholder approval is being sought under Vote Item No. 3 (the “2003 Plan”)

•	2000 Non-employee Directors’ Deferred Compensation Stock Option Plan (the “Directors’ Plan”)

•	1995 Non-employee Directors’ Deferred Compensation Stock Option Plan (the “1995 Directors’ Plan”)

•	1991, 1996 and 2002 Bank Director and Advisory Board Member Deferral Plans (the “Advisory Board Plans”)

Of the 13,344,434 compensatory options outstanding at December 31, 2009, approximately 38% were issued in connection with employee and director cash deferral elections. The Corporation received approximately $27.8 million in employee cash deferrals and $2.6 million in non-employee director and advisory board retainer and meeting fee deferrals. The opportunity to defer portions of their compensation in exchange for options has not been offered to employees, directors or advisory board members with respect to compensation earned at any time since January 1, 2005.

The following table includes information with respect to shares subject to outstanding options granted under equity compensation plans that are no longer in effect. Footnotes (2) and (5) to the table set forth the total number of shares of Corporation common stock issuable upon the exercise of options under the expired plans as of December 31, 2009. No additional options may be granted under those expired plans.

The numbers of shares covered by stock options, as well as the option prices, reported in the following table have been adjusted proportionately to reflect the estimated economic effects of quarterly dividends paid in common stock effective from October 1, 2008 through January 4, 2010. The cumulative compound adjustment factor related to those six dividends is 12.8599%. For administrative reasons outstanding options have not been formally adjusted at this time; however, administrative action has been taken which in most cases will provide the same economic and dilutive effect as an adjustment if and when affected options are exercised.

Equity Compensation Plan Information

Plan Category	A		B	C
	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Col. A)

Equity Compensation Plans Approved by Shareowners (1)	5,122,442	(2)	$29.31	3,156,806 (3)
Equity Compensation Plans Not Approved by Shareowners (4)	8,221,992	(5)	$28.18	—

Total	13,344,434		$28.61	3,156,806

In the table, column C shows the number of shares available for future award grants under the plans indicated at December 31, 2009, assuming eventual full exercise or issuance of all shares covered by awards outstanding on that date. Shares covered by outstanding options are shown in column A. A total of 3,842,338 shares are covered by outstanding awards other than options, including 3,629,916 under plans approved by shareowners and 212,423 under plans not approved by shareowners.

(1)	Consists of the Executive Plan, Directors’ Plan, 1995 Directors’ Plan, 1995 Plan, 1990 Plan, and the 2003 Plan.

(2)

Includes 833,734 outstanding options issued in connection with employee and non-employee director cash deferrals of approximately $7.4 million. Also includes information for equity compensation plans that have expired. The Directors’ Plan, the 1995 Directors’ Plan, the 1995 Plan and the 1990 Plan were approved by shareholders in 2000, 1995, 1995 and 1990, respectively. The plans expired January 2007, June 1999, April 2005 and April 2000, respectively. As of December 31, 2009, a total of 1,090,790 shares of Corporation common stock were issuable upon the exercise of outstanding options under these expired plans. No additional options may be granted under these expired plans.

(3)	As of December 31, 2009, an aggregate of 1,754,292 shares were available for awards other than options under the 2003 Plan.

(4)	Consists of the 1997 Plan and the Advisory Board Plans.

(5)

Includes 4,247,119 outstanding options issued in connection with employee and advisory board cash deferrals of approximately $23 million. Also includes information for equity compensation plans that have expired or terminated. The 1996 Bank Director and Advisory Board Member Deferral Plan and the 1991 Bank Director and Advisory Board Member Deferral Plan expired in January 2002 and January 1997, respectively; the 2002 Bank Director and Advisory Board Member Deferral Plan was terminated in April 2005; and the 1997 Plan expired in 2007. As of December 31, 2009, a total of 8,221,992 shares of Corporation common stock were issuable upon the exercise of outstanding options under all expired or terminated plans that were not approved by our shareholders. No additional options may be granted under these expired or terminated plans.

Description of Equity Compensation Plans Not Approved by Shareholders

The 1997 Plan. The 1997 Plan was adopted by the Board of Directors on April 16, 1996 and expired in April 2007. The 1997 Plan provided for granting of nonqualified stock options.

Options were granted under the 1997 Plan prior to its expiration in April 2007 to substantially all our then-current employees pursuant to our FirstShare and management option programs. The FirstShare program was a broad-based employee plan, where all employees of the Corporation (except management level employees) received a stock option award annually. Grants were last made under the FirstShare program in April 2006. Terms of the FirstShare options included vesting 100 percent after three years and a term of 10 years. Management level employees received annual stock option awards under the 1997 Plan pursuant to the management option program. Terms of the management options included vesting 50 percent after 3 years and 50 percent after 4 years, unless a specified stock price is achieved within the 3 year period, and a term of 7 years. In addition to the above, prior to 2005 certain employees could elect to defer a portion of their annual compensation into stock options under the 1997 Plan. These options vested after 6 months and have a term of 20 years. The options vest on an accelerated basis in the event of a change in control of First Horizon. All options granted under the 1997 Plan have an exercise price equal to the fair market value on the date of grant. Notwithstanding the above, under our deferred compensation stock option program, the option price per share may be less than 100 percent of the fair market value of the share at the time the option is granted if the employee has entered into an agreement with the Corporation to receive a stock option grant in lieu of compensation and the amount of compensation foregone when added to the cash exercise price of the options equals at least the fair market value of the shares on the date of grant. The deferred compensation stock option program has not been effective since January 2005.

As of December 31, 2009, options covering 8,156,661 shares of Corporation common stock were outstanding under the 1997 Plan, no shares remained available for future option grants, and options covering 19,256,629 shares had been exercised during the life of the plan. Of the options outstanding under the 1997 Plan, approximately 51% were issued in connection with employee cash deferral elections. The Corporation received approximately $22.5 million in cash deferrals to offset a portion of the exercise price. The 1997 Plan was filed as Exhibit 10.2(d) in our Form 10-Q for the quarter ended June 30, 2009(d).

The Advisory Board Plans. The Advisory Board Plans were adopted by the Board of Directors in October 2001, December 1996 and January 1991. The 2002 Advisory Board Plan was terminated in 2005, and the 1996 and 1991 plans expired in 2002 and 1997, respectively.

Options granted under the Advisory Board Plans were granted only to regional and advisory board members, or to directors of certain bank affiliates, in any case who were not employees. The options were granted in lieu of the participants receiving retainers or attendance fees for bank board and advisory board meetings. The number of shares subject to grant equaled the amount of fees/retainers earned divided by one half of the fair market value of one share of common stock on the date of the option grant. The exercise price plus the amount of fees foregone equaled the fair market value of the stock on the date of the grant. The options were vested at the grant date. Those granted on or prior to January 2, 2004 have a term of 20 years, while those granted on or after July 1, 2004 have a term of 10 years.

As of December 31, 2009, options covering 65,331 shares of Corporation common stock were outstanding under the Advisory Board Plans, zero shares remained available for future option grants, and options covering 192,321 shares had been exercised during the life of the plan.

The Advisory Board Plans are included as Exhibits 10.1(f), 10.1(g) and 10.1(h) to our Form 10-Q for the quarter ended June 30, 2009.

VOTE ITEM NO. 4—ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

Since 2007, in the midst of a challenging operating environment for financial institutions and difficult overall economic conditions, First Horizon has made significant changes in its executive leadership team, undertaken a major refocusing of its business strategy, made considerable progress tackling credit issues, and invested in the infrastructure of its core banking business to prepare for future growth, all while maintaining loss reserves and capital ratios that were very high relative to our peers by both historical and current industry standards. This fundamental re-shaping of our company has been and continues to be dependent on the attraction and retention of key employees.

Although compensation tools and programs inevitably must be adjusted as conditions change, the company’s compensation policies and philosophies are designed to align with business objectives, performance and shareholder value, while enabling the company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the company. The Compensation Discussion and Analysis beginning on page __ of this proxy statement provides a detailed discussion of 2009 compensation for our executive officers. We encourage you to review closely both that section and the tabular disclosure which follows it.

Section 111(e) of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, requires that any participant in the Troubled Asset Relief Program (TARP) include in its proxy statement a non-binding shareholder advisory vote on the compensation of its named executive officers, as that compensation is disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material. As a participant in the TARP, we are including the resolution set forth below for a non-binding advisory vote by our shareholders in compliance with Section 111(e). This advisory vote, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay program.

“RESOLVED, that the holders of the common stock of First Horizon National Corporation (“Company”) approve the compensation of the Company’s executive officers named in the Summary Compensation Table of the Company’s proxy statement for the 2010 annual meeting of shareholders as such compensation is disclosed in such proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in the proxy statement.”

Because your vote is advisory, it will not be binding upon the Board, and the vote on this item will not be construed as overruling a Board decision or as creating or implying any additional fiduciary duty by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 4.

VOTE ITEM NO. 5—RATIFICATION OF APPOINTMENT OF AUDITORS
Appointment of Auditors for 2010

KPMG LLP audited our annual financial statements for the year 2009. The Audit Committee has appointed KPMG LLP to be our auditors for the year 2010. Although not required by law, regulation or the rules of the New York Stock Exchange, the Board has determined, as a matter of good corporate governance and consistent with past practice, to submit to the shareholders as Vote Item No. 5 the ratification of KPMG LLP’s appointment as our auditors for the year 2010, with the recommendation that the shareholders vote for Item No. 5. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions. The 2009 engagement letter with KPMG LLP is subject to alternative dispute resolution procedures and an exclusion of punitive damages. If the shareholders do not vote to ratify KPMG LLP’s appointment as our auditors for the year 2010, the Board of Directors will consider what course of action would be appropriate.

Fees Billed to Us by Auditors During 2008 and 2009

The table below and the paragraphs following it provide information regarding the fees billed to us by KPMG LLP during 2008 and 2009 for services rendered in the categories of audit fees, audit-related fees, tax fees and all other fees.

	2008	2009
Audit Fees	$2,138,000	$1,515,000
Audit-Related Fees	711,500	540,500
Tax Fees	15,000	15,000
All Other Fees	0	0

Total	$2,864,500	$2,070,500

Audit Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements, including the audit of internal controls over financial reporting, and review of the financial statements in our Form 10-Q’s or for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Represents the aggregate fees billed to us by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under “Audit Fees” above. The amount for both years consists of fees for audits of subsidiaries, compliance attestation and other procedures and reports on controls placed in operation and tests of operating effectiveness.

Tax Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services for tax compliance, tax advice, and tax planning. The amount for both years consists primarily of tax compliance fees.

All Other Fees. Represents the aggregate fees (if any) billed to us by KPMG LLP for products and services other than those reported under the three preceding paragraphs.

None of the services provided to us by KPMG LLP and described in the paragraphs entitled “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved pursuant to the de minimis exception of SEC Rule 2-01(c)(7)(ii)(C).

In July 2003, the Audit Committee adopted a policy providing for pre-approval of all audit and non-audit services to be performed by KPMG LLP, as the registered public accounting firm that performs the audit of our consolidated financial statements that are filed with the SEC. Services either may be approved in advance by the Audit Committee specifically on a case-by-case basis (“specific pre-approval”) or may be approved in advance (“advance pre-approval”). Advance pre-approval requires the Committee to identify in advance the specific types of service that may be provided and the fee limits applicable to such types of service, which limits may be expressed as a limit by type of service or by category of services. Unless the type of service to be provided by KPMG LLP has received advance pre-approval under the policy and the fee for such service is within the limit pre-approved, the service will require specific pre-approval by the Committee. The terms of and fee for the annual audit engagement must receive the specific pre-approval of the Committee. “Audit,” “Audit-related,” “Tax,” and “All Other” services, as those terms are defined in the policy, have the advance pre-approval of the Committee, but only to the extent those services have been specified by the Committee and only in amounts that do not exceed the fee limits specified by the Committee. Such advance pre-approval shall be for a term of 12 months following the date of pre-approval unless the Committee specifically provides for a different term. Unless the Committee specifically determines otherwise, the aggregate amount of the fees pre-approved for All Other services for the fiscal year must not exceed seventy-five percent (75%) of the aggregate amount of the fees pre-approved for the fiscal year for Audit services, Audit-related services, and those types of Tax services that represent tax compliance or tax return preparation. The policy delegates the authority to pre-approve services to be provided by KPMG LLP, other than the annual audit engagement and any changes thereto, to the Chairperson of the Committee. The Chairperson may not, however, make a determination that causes the 75% limit described above to be exceeded. Any service pre-approved by the Chairperson will be reported to the Committee at its next regularly scheduled meeting.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 5.

OTHER MATTERS

The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

SHAREHOLDER PROPOSAL AND NOMINATION DEADLINES

If you intend to present a shareholder proposal at the 2011 annual meeting, it must be received by the Corporate Secretary, First Horizon National Corporation, P. O. Box 84, Memphis, Tennessee, 38101, not later than November 16, 2010, for inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholders’ meeting must comply with certain procedures whether or not the matter is included in our proxy statement. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholders’ meeting. If, however, we give fewer than 100 days’ notice or public disclosure of the shareholders’ meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier of the date notice of the shareholders’ meeting was mailed or publicly disclosed. Shareholder proposals must be submitted to the Corporate Secretary, and nominations for election to the Board must be submitted to the chairperson of the Nominating & Corporate Governance Committee, in care of the Corporate Secretary. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal. Section 2.4 of our Bylaws provides that the date and time of the annual meeting will be the third Tuesday in April (or, if that day is a legal holiday, on the next succeeding business day that is not a legal holiday) at 10:00 a.m. Memphis time or such other date and/or such other time as our Board may fix by resolution. The meeting date for 2011, determined according to the Bylaws, is April 19, 2011. Thus, shareholder proposals and nominations submitted outside the process that permits them to be included in our proxy statement must be submitted to the Corporate Secretary between December 20, 2010 and January 19, 2011, or the proposals will be considered untimely. Untimely proposals may be excluded by the Chairman or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The transition of the financial services industry that began in 2007 continued in 2009. Significant challenges continued to arise, and over 130 banks failed during the year. Credit losses across the industry continued at very high levels. However, by the end of 2009 we were cautiously optimistic that our credit losses were at or near their peak. Uncertainty concerning future credit losses, as well as the reality, nature, timing, and breadth of the possible beginning of an economic recovery, were major focal points of corporate and investor attention going into the new decade.

While operating in this challenging environment, our company continued to make significant strategic progress, laying a foundation for our businesses when the economy does recover. Over the course of the year, we made significant progress winding down our out-of-market national lending business and portfolios, reducing our balance sheet and risk profile, operating more efficiently, making it easier for customers to do business with us, and investing in the infrastructure of our core banking business to prepare for future growth. Also, during the year we restructured our capital markets business and achieved performance beyond our expectations.

Our strategy in 2009 and going forward focuses on our regional banking and capital markets businesses. We continue to aggressively tackle credit issues, which will remain a priority for a significant time to come even if the economy improves going forward. In 2008 we raised $690 million in common equity in the private markets and raised $866 million by selling preferred stock and a warrant to the U.S. Department of the Treasury through its Capital Purchase Program under the Troubled Asset Relief Program. The additional capital strengthened our balance sheet in 2009, as we expanded our loan loss reserves. By the end of 2009, our loss reserves and capital ratios were very high relative to our peers by both historical and current industry standards. Our significant strategic progress in 2009 is summarized as follows:

Ability to Execute

Proactive on Asset Quality	•	Non-performing loans declined 16%, net charge-offs declined 9% in the 4th quarter compared to the 3rd quarter
	•	Charge-offs decreased in both the 3rd and the 4th quarters
	•	Net reserve build in the first half of 2009 was followed by net reserve decrease of in the second half

Bolstered Capital Position	•	Tier 1 capital ratio of 16.4% at year-end 2009

Reducing Risk

Improved Liquidity Position	•	Consolidated average core deposits in 4th quarter 2009 increased $1.1 billion, or 9%, from 4th quarter 2008
	•	Total decline in debt of $1.8 billion in 2009
	•	Reduced wholesale funding by $4.3 billion from 4th quarter 2008 to 4th quarter 2009
	•	Loan to core deposit ratio improved to 122% in 4th quarter 2009, down from 160% in 4th quarter 2008

Balance Sheet Reduction	•	Total assets declined to $26.1 billion, 16% below year-end 2008
	•	National specialty loans (certain mortgage and commercial real estate loans) decreased $3.9 billion, or 40%, since year-end 2007

Refocusing on Core Businesses

Solid Regional Banking Franchise	•	Net Interest Margin for Regional Banking improved 39 basis points to 4.97% from 4th quarter 2009 compared to 4th quarter 2008
	•	Average Regional Banking core deposits up 1.2 billion or 12% in 4th quarter 2009 compared to 4th quarter 2008
	•	Line of business structure implemented in 2009

Strong Capital Markets Business	•	Record fixed income average daily revenue of $2.4 million in 2009, up 22% from 2008
	•	Efficient variable cost structure

The success of the re-shaping of our company is dependent on the attraction and retention of key employees. In recent years we have made significant changes in our executive leadership team. The new team combines long-tenured leaders promoted to new or expanded roles and experienced external talent recruited from leading financial firms. This includes Bryan Jordan, who was hired in 2007 as CFO, and became CEO in 2008, and B.J. Losch who joined us as CFO in 2009 along with our new Chief Risk Officer, Yousef Valine. We have also experienced substantial changes in our personnel at all other levels of the Corporation. By the end of 2009, we had reduced our number of full time employees by roughly 8.4% since the beginning of the year, and following sale of our mortgage company in 2008, by over 50% since the beginning of 2007. Our core businesses in regional banking and capital markets have been restructured to operate more efficiently and effectively. We are a different company at the beginning of 2010 than we were three years ago, with a much different focus for the future.

Although compensation tools and programs inevitably must be adjusted as conditions change, the company’s compensation policies and philosophies are designed to align with business objectives, performance and stockholder value, while enabling the company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the company. In 2009 our corporate normalized provisioning pre-tax earnings performance exceeded threshold requirements set early in the year, and as a result annual bonus incentives could be paid to executives based on individual performance factors, subject to regulatory restrictions. Specifically, cash bonuses were paid to certain participants under the Management Incentive Plan (“MIP”) based on exceeding the pre-tax, normalized provisioning earnings target, continued reduction of the mortgage servicing portfolio (down to $42 billion from $104 billion at the beginning of 2008), successful restructuring of company processes and infrastructure, and an all-time record in capital market profits. Although the bonus formula would have permitted above-target bonuses, actual awards were below target due to reported earnings and TARP restrictions. The long-term performance stock unit (“PSU”) awards granted to executives in 2007 covering the 2007-2009 performance period were 100% forfeited since the corporate performance goals for those units were not met. From 2004 to 2009, actual total pay for the CEO and many other senior executive officers has been significantly below the target levels and the competitive market as a result of this linkage of pay to company results.

In 2009, key elements of Mr. Jordan’s actual compensation were as follows:

•	His annual salary rate was $800,000, unchanged from 2008 when he was promoted to CEO.

•

The target amount of his annual cash bonus opportunity under the MIP was unchanged from 2008, which was 125% of salary. Threshold corporate performance requirements, established early in the year, were exceeded in 2009. The Compensation Committee determined that the corporate rating should be set at 75% due to the financial impact of losses from legacy runoff operations on shareholder value, even though a rating above 100% was supported by 2009 results. Most of Mr. Jordan’s personal plan goals were either met or exceeded. The Compensation Committee determined that his MIP bonus for 2009 should be $750,000. That amount was prorated and reduced by over 50% to $339,041, and payment was deferred, in accordance with TARP rules. These TARP rules will affect the compensation of Mr. Jordan and certain other executives in 2010; see “Effects of TARP Rules” beginning on page • of this proxy statement for additional information.

•

In recognition of his promotion to CEO in 2008, Mr. Jordan was awarded 250,000 shares of time-vested restricted stock in January that vest over a 4-year period. This one-time retention-oriented award continues a long-standing practice of our company for new CEOs.

•	Mr. Jordan received 191,387 performance stock units for his 2009 annual equity grant.

•	His other compensation (401k match, life insurance, and other perquisites and benefits) totaled $•.

Overall, Mr. Jordan’s compensation for 2009 was less than his competitive ‘target’ even though corporate goals were exceeded, he met or exceeded his personal goals, and he successfully strengthened the company and provided critical leadership through an extremely challenging time for the banking industry. This outcome was because a portion of our executive compensation opportunities are in PSUs which are linked to corporate earnings performance goals, as well as limitations imposed by the TARP rules.

Compensation Committee Administration

The Compensation Committee of the Board administers all plans and programs connected with the compensation of our named executive officers (“NEOs”). Information concerning the Compensation Committee, its current members, and its charter is provided under the caption “The Compensation Committee” beginning on page • of this proxy statement.

Compensation Overview for Our Named Executive Officers

The principal components of total direct compensation for our NEOs are salary, annual cash bonus, and long-term equity-based incentive awards. Special equity awards also can play a role in some years, and did so in 2009 for two NEOs. Salary and bonus are inherently short-term compensation elements, while equity-based incentives are inherently long-term. In 2009, the Compensation Committee continued to adjust the design and mix of long-term incentive awards in response to changing market and industry conditions. Prior to 2008, we granted a balanced mix of time-vested stock options and performance stock units (“PSUs”). In 2008 we granted only performance restricted stock (“PRS”) awards to the NEOs. In 2009, we granted a mix of time-vested restricted stock and PSUs, with a 60% weighting on the PSUs. (Mr. Jordan, our CEO, received a 100% weighting of PSUs.) Other indirect components of our compensation program include: retirement, medical, disability, life insurance and miscellaneous benefits, and change in control protection benefits. Occasionally we provide special incentives or benefits related to substantial changes in employment status, including hiring, major promotion, restructuring, or retirement. In 2009 two NEOs, including our CEO, were given special awards of time-vested restricted stock, and a third executive was paid a cash hiring incentive to offset compensation forfeited as a result of joining our company. In our CEO’s case, the award marked his promotion to CEO last year; in the other case, the award was part of a multi-year retention plan. In both cases, the awards are intended to provide a strong incentive for them to remain with the company and link their compensation to the value of our shares over time.

The following table presents an overview of the components of compensation in 2009 for our NEOs, the details of which are provided in later sections. The last two rows of the table mention the legal restrictions imposed in June in connection with our participation in the U.S. Treasury’s Troubled Asset Relief Program, or TARP, and our response to them.

Compensation Components in 2009

Compensation Component	Primary Purpose	Key Features

Cash salary	Provide competitive baseline compensation to attract and retain executive talent

Salaries are determined based on prevailing market levels with adjustments for individual factors such as performance, experience, skills, and tenure. Annually management sets a company-wide merit pool in which the executives participate. For 2009 the NEOs salary increases were 0%, the same as most other officer-level employees.

Compensation Component	Primary Purpose	Key Features

Annual cash bonus	Create a financial incentive for achieving or exceeding one-year company and/or executive management team goals

For most executives, the annual bonus opportunity was performance-based under our shareholder-approved 2002 Management Incentive Plan. The key metrics in 2009 were pre-tax, normalized provisioning earnings and individual performance for corporate and banking officers.

Annual Equity Awards: Performance Stock Units (PSUs) & Restricted Stock	Provide performance and time-vested equity-based incentives to reward achievement of specific earnings per share goal, to provide a retention incentive, and to align with shareholders’ interests

PSUs were 60% of the annual equity award package in 2009 for most executives, with the CEO’s package comprised entirely of PSUs. PSUs will vest if a pre-tax, normalized provisioning earnings per share goal is achieved by the end of 2012.

Retirement and tax-deferral benefits	Provide competitive opportunities for executives to prepare for retirement and defer payment of taxes on a portion of earned compensation	Benefits are offered through broad-based and restoration pension plans, a broad-based 401(k) savings plan, and officer deferred compensation programs.

Perquisites and broad-based benefits	Provide personal benefits to meet competitive pressures for talent	Many benefits (such as health insurance) are provided under broad-based programs. Many perquisites (such as car allowances and club memberships) were eliminated by the end of 2009.

Change in control benefits

Given the continuous consolidation in the banking industry, these allow us to compete for executive talent during normal times, and, if a CIC situation were to arise, to motivate our executive team to remain with the company and focus on corporate objectives during the pursuit, closing, and transition periods of the transaction

Severance agreements and long-term incentive awards granted after 2006 have “double triggers” and are paid only if employment terminates in connection with a CIC event. Key benefits are cash severance payments based on salary and bonus and accelerated vesting of stock awards.

Special awards:

Promotion award Mr. Jordan	Provide a restricted stock incentive to remain with the company for specified periods, in recognition of Mr. Jordan’s promotion to CEO and his extraordinary efforts in 2008	Retention shares vest half in three years and half in four years and are forfeited if employment terminates before vesting.
Hiring incentive Mr. Losch	Provide an incentive to join our company, and offset resulting forfeiture of compensation at previous employer	Cash payment shortly after commencing employment, subject to full and 50% forfeiture upon resignation within the first 12 and 24 months, respectively
Retention award Mr. Gusmus	Provide a restricted stock incentive to remain with the company until his scheduled retirement date	Retention shares vest at retirement and are forfeited if employment terminates before vesting.

Compensation Component	Primary Purpose	Key Features

TARP constraints

TARP rules severely restrict most performance and retention incentives, as well as many types of severance. TARP rules restricted several important aspects of our compensation packages in 2009 for the NEOs, especially cash bonus, equity awards, and change in control benefits.

2009 was a transition year under the TARP rules, which were adopted in June. Change-in-control severance is eliminated. Cash bonuses, restricted stock and PSUs were reduced, but not eliminated, in 2009. If we remain a TARP participant during all of 2010, no cash bonus will be paid to the NEOs for 2010, and stock awards will be limited.

TARP responses	Adjust compensation components to prevent key personnel from leaving for companies not subject to the TARP regulations, and to compensate for performance to the extent possible.	•	To offset the disallowance under TARP of performance-based bonus incentives, 2010 salaries of key executives were increased with all of the increase paid in stock units.
		•	2009 bonuses of the NEOs were reduced by more than half to pro rate; no bonuses are allowed in 2010.
•

Time-vested restricted stock was granted in December 2009 to Mr. Gusmus up to the maximum level permitted by the TARP rules to reward extraordinary accomplishments in 2009 and provide a retention incentive going forward.

Compensation Philosophies and Practices

Retention, Attraction, and Competition

Our compensation plans and programs are designed to attract and retain a talented workforce. Our employees are a significant and valuable asset. We recruit from a broad pool of talent, and our people in turn may be recruited by competitors and other financial services industry as well as general industry firms. Our total compensation opportunity at each level must be competitive. If it is not, then over the long term we risk losing our best people while hampering our ability to replace them.

Use of Peer Group Data

The Committee reviews the compensation practices of a peer group of selected banks of comparable size to ensure our pay programs remain competitive and allow for the hiring and retention of key talent. These are the banks with whom we generally compete for talent.

The Total Shareholder Return Performance Graph (“TSR graph”) that appears in our annual report to shareholders (see page • of that report) uses the 30 largest bank holding companies in the U.S. based on reported asset size as of December 31, 2009 (“Top 30”). We believe that the Top 30 is a good benchmark group with which to compare our total shareholder return, or TSR, which is stock price performance plus reinvested dividends, because we are one of the Top 30 bank holding companies, and these are the banks with whom we generally compete for investment dollars.

For several years the Committee has also considered specific data for another group of peer companies (“Peer Banks”) in setting many of the compensation components for executives. The Peer Banks used for 2009 targets were 22 financial services companies selected by the Committee with the advice of, and using information provided by, management’s consultant, Mercer Human Resource Consulting (“Mercer”). Originally the Peer Banks were selected from the Top 30 and the banks just below that level in size, focusing on those institutions roughly similar to our Bank in size and business focus.

The Peer Bank group is adjusted as the industry changes. To construct our Peer Banks group for 2009, we started with the Peer Banks for 2008, eliminated companies that had ceased operations or announced they were merging or being bought, eliminated one much larger regional bank that is not in our market area, and added four new regional banks. The resulting median asset size of our Peer Banks was approximately $29 billion, with a range from $13 billion to $180 billion. For comparison, our asset size at the beginning of 2009 was approximately $31 billion. The 22 members of our 2009 Peer Banks group were:

Peer Banks Used for 2009 Awards*

SunTrust Banks Inc.	Comerica Inc.	Colonial Bancgroup	TCF Financial Corp.
Regions Financial Corp.	Marshall & Ilsley Corp.	Associated Banc-Corp	Fulton Financial Corp.
BB&T Corp.	Huntington Bancshares	BOK Financial Corp.	City National Corp.
Fifth Third Bancorp	Zions Bancorporation	Webster Financial Corp.	South Financial Group Inc.
Keycorp	Synovus Financial Corp.	Commerce Bancshares Inc.	Citizens Republic Bancorp
M&T Bank Corp.	Cullen/Frost Bankers Inc.

*	This group will change and certain banks will be eliminated as consolidation continues in the banking industry.

The Committee uses market data to help establish the size and terms of the components of direct compensation for executives. To ensure that the majority of each executive’s total compensation opportunity is earned through annual or long-term results, salaries are targeted at the median of the market for each position. Actual salaries may be higher or lower than median based on individual factors (performance, experience, skills, and tenure) or for our retention needs. Annual cash bonus opportunities and guideline equity-based incentive awards are targeted similarly: target-level compensation is intended to be paid for median performance, and maximum compensation is intended to be paid for top-quartile performance, based on projections of market performance.

The indirect components of our compensation program were established and are maintained so that the combination of benefits we offer remains generally competitive with other institutions in the financial services industry based on generally known practices and trends rather than upon statistical analyses or formal benchmarking to any specific group. Those components include retirement and tax-deferral programs and benefits, perquisites, and change in control severance agreements as well as change in control features in many plans.

For the special compensation components, including retention bonuses and individual retirement and severance arrangements, relevant market data often is not available. In those cases the Committee relies on recommendations from management along with external advice from the Committee’s consultant to determine the types, amounts, or terms of such benefits that are reasonable and appropriate for the circumstances.

Relative Sizing & Mix of Direct Compensation Components

The relative sizing and mix of the individual components of executive compensation are based on the competitive market for each position and the individual’s experience and performance. The direct components are salary, annual cash bonus, and equity-based incentive awards. For 2009, after considering those factors, the Committee sized each direct component for the NEOs as a percentage of salary as shown in the table below. Other indirect components generally are not considered when the size of the direct components is determined. The CEO targets generally are higher than those of the other NEOs to reflect the greater scope and responsibility of the CEO position and competitive practice. The annual cash bonus opportunity provides for threshold and target performance levels and payouts, subject to outside maximum limit. Ordinarily salary increases would affect the bonus and long-term target levels since targets are a percent of salary, but in 2009 there were no salary increases for the NEOs. Certain benefits such as pensions are also related to salary levels. There is no other significant interdependence among the compensation components. The percentages shown for all regular 2009 equity awards relate to the salary rate that was in effect on March 5 and the stock fair market value on that date, which was $8.36.

Sizing of Major Compensation Components as a Percentage of Annual Salary

NEO	Annual Cash Bonus*		Regular 2009 Equity Award
	Target	Maximum	Time-vested Restricted Stock	Performance Stock Units	Total Equity

Mr. Jordan**	125%	NA	0%	200%	200%
Mr. Losch***	75%	NA	50%	75%	125%
Mr. Burkett	100%	NA	60%	90%	150%
Mr. Tuggle	75%	NA	50%	75%	125%
Mr. Gusmus**	733%	NA	none	none	none
Mr. Adams***	75%	NA	22%	33%	55%

*	Cash bonuses are not allowed under TARP rules until TARP funds are repaid in full.

**

Mr. Jordan also received a special equity award related to his promotion to CEO in 2008. Mr. Gusmus did not receive a regular annual equity grant because he has a special compensation agreement and does not participate in that program. Instead, he received a special retention award. The size of those two special awards was not established in relation to salary.

***

Mr. Adams’ 2009 compensation levels and components were established by management rather than the Committee. Mr. Adams’ temporary status as an interim chief financial officer ended on January 5, 2009, when Mr. Losch took over in that position. Mr. Losch received a hiring incentive which is not included in this analysis.

In 2009, the maximum annual bonus levels were set in relation to pre-tax normalized provisioning earnings, creating a pool which is not related to salary. See “Annual Cash Bonus” beginning on page • of this proxy statement for additional information concerning how bonuses were set. For most purposes the Committee used target bonus levels in its deliberations during the year.

Mercer prepares a market analysis of direct pay components using the Peer Banks discussed above, which the Committee reviewed in establishing compensation opportunities for 2009. This analysis is also used by management and the Committee to determine if modifications to the bonus and long-term incentive targets are needed. The Committee’s overall objective is to provide a competitive pay package and thus set competitive target and maximum opportunities. A key factor considered during the setting of targets relates to the appropriate mix of base pay versus pay at risk for performance, and the mix between short- and long-term compensation. The chart above shows that the CEO’s compensation package (before taking the TARP rules into account) is more heavily weighted in favor of performance-based pay and also in favor of long-term vs. short-term incentives than the other NEOs, consistent with the greater responsibilities of this position, prevalent market practices among our Peer Banks, and our compensation philosophy which links a substantial portion of executive pay to performance.

After considering those factors as well as the economic condition of the banking industry, in early 2009 the Committee determined to replace the former program of making annual grants of performance restricted stock, or PRS, awards with a new program consisting of a mix of performance stock units, or PSUs, and time-vested restricted stock, or RS. For most executives the mix of those awards was 60% PSUs and 40% RS. In the current business and stock market environment, the Committee believes that this mix of equity provides appropriate incentives to both focus on performance goals and to remain with the company in difficult times. The performance criteria of the PSU awards was changed significantly from previous years, as discussed under the caption “Equity-Based Compensation” beginning on page • below. The Committee made two notable exceptions to its new practice: Mr. Jordan’s annual equity award was 100% in the form of PSUs; and Mr. Gusmus received no regular annual equity award.

The TARP rules went into effect in June 2009, making 2009 a transition year. Key impacts on 2009 compensation of the NEOs are: the forfeiture of slightly over half of the earned 2009 bonus, and the deferral of the remainder until the TARP funds are repaid; limitations on 2009 equity awards, including in some cases the forfeiture of portions of awards previously granted; and elimination of change in control severance benefits. Additional information concerning the TARP rules is provided in “Effects of TARP Rules” beginning on page • below.

In setting the size of the direct compensation components for 2009, the Committee considered the total compensation opportunity and pay mix at target payout levels. The target total mix of the direct components is summarized in the following table. This table illustrates the regular annual pay packages planned by the Committee early in 2009. For purposes of this table special equity awards made in 2009 in connection with a promotion and a retirement plan are excluded, as is a hiring incentive paid to Mr. Losch. See “Summary Compensation Table” beginning on page • for additional information concerning amounts paid or earned in 2009.

2009 Mix of Regular Annual Direct Compensation Opportunity Components
Using Target Levels

NEO	Salary	Annual MIP Bonus	Regular Annual Long-Term Equity Grant	Total

Mr. Jordan	24%	29%	47%	100%
Mr. Losch	33%	25%	42%	100%
Mr. Burkett	29%	29%	42%	100%
Mr. Tuggle	33%	25%	42%	100%
Mr. Gusmus	12%	88%	0%	100%
Mr. Adams*	43%	33%	24%	100%

*

Mr. Adams’ 2009 bonus opportunity was under our FirstPower plan (the bonus plan for managers below executive officer level) rather than the MIP because he ceased to be Interim Chief Financial Officer in January 2009.

Deductibility of Compensation for Tax Purposes

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Tax Code”), generally disallows a tax deduction to public companies for compensation exceeding $1 million paid during the year to the CEO and the three other highest-paid executive officers at year-end (excluding the Chief Financial Officer). Certain performance- based compensation is not, however, subject to the deduction limit. Because we are a TARP participant, deductibility is further limited to $500,000 per NEO each year regardless of whether or not the compensation is performance-based.

Compensation Committee Meetings

In 2009, due to the complexity of the TARP rules, the Committee met eight times for the principal purposes of executing their responsibilities as outlined in the Committee’s charter. Every meeting was concluded with an executive session during which management was not present.

Additional information concerning director attendance at meetings and other related matters is set forth under the heading “Board and Committee Meeting Attendance” beginning on page •.

Use of Compensation Consultants

Management uses Mercer, a national compensation consulting firm, as its primary advisor for executive compensation matters. In some cases, nationally-recognized law firms are engaged to provide advice on compliance with new laws, administration of stock plans, and design of severance agreements.

Mercer was initially engaged by the EVP, Human Resources over five years ago. The consulting arrangement was last reviewed and renewed in 2006 by the EVP, Human Resources, who has responsibility for initiating or terminating the contract. Mercer serves as a consultant to management on all executive compensation matters and is responsible for providing accurate and unbiased advice to the Compensation Committee, even though the Committee has engaged its own consultant to review all executive compensation matters. Mercer analyzes our peer group and recommends additions and deletions of companies based primarily on asset size and business similarities. The 2009 Peer Banks discussed above were used by Mercer to provide market analysis on the various alternatives presented for management and Committee review and approval. In addition to competitive market analyses, Mercer: presented to management emerging best practices in the areas of perquisites, change-in-control programs, and pay mix; provided insight on performance metrics used by Peer Banks; and recommended changes for 2009 that included changes to the type and mix of executive equity-based awards, performance metrics, and target award levels. In addition, management consulted with Mercer on the design of the annual bonus program and metrics to use for 2009, the design of the annual bonus program for the business line leaders, and the equity mix and target award levels for non-executive management equity awards.

In 2009, the Compensation Committee continued to engage a separate, independent consulting firm, Frederic W. Cook & Co. (“Cook”), to provide analysis and advice on all compensation-related matters (including assessment of peer groups, competitive market data, pay mix, and compensation design). Among other things, Cook assists the Committee in its reviews of compensation program actions recommended by management. Cook has no other relationships with the Corporation or management. Key engagement items for Cook in 2009 were:

•	In advance of Committee meetings, review and comment upon written meeting materials.

•	Participate in key pre-meeting conferences with management and the Committee chairman on compensation matters.

•

At a Committee meeting, brief the Committee on specific areas related to executive compensation practices, including: external compensation trends and developments, results of compensation-related shareholder proposals at other companies, regulatory developments, and compensation disclosure rules and practices.

During the year, Cook provided the Committee and management with updates on emerging market trends and executive compensation developments through the use of client advisory letters. In addition, Cook provided perspective on management’s recommendations related to the mix of equity vehicles for non-executive management programs and the design and performance metrics of the executive program.

Additional information concerning our use of compensation consultants appears under the caption “_____________” beginning on page • of this proxy statement.

Role of Management in Compensation Decisions

Management monitors the compensation programs used by other companies and considers whether new or amended compensation programs are needed to maintain the competitiveness of our company to attract and retain key employees. Recommendations are presented by management to the Committee for review and discussion. The CEO ultimately oversees the development of these management recommendations. New equity compensation plans, or significant amendments to existing plans, typically are approved by the full Board based on recommendations from the Committee. If executive-level exceptions are required for administration of the plans, such as approval of an executive’s early retirement, management generally reviews the facts of the situation and provides a recommendation to the CEO and the Chairman and, ultimately, to the Committee for approval.

Early in 2009, our CEO recommended to the Committee salary levels and other compensation actions (bonus, equity awards, etc.) for the executive officers other than himself. When formulating the salary level recommendations, management reviews market data relative to average merit increases in the financial services industry as well as general industry. This market data was used to develop the company-wide merit pool for 2009 and the recommended merit adjustments for each of the executive officers. As discussed in “Base Salary” beginning on page •, executive salaries in 2009 generally were frozen at 2008 levels.

Effects of TARP Rules

The TARP rules adopted in June 2009, as amended, have had, and will have, a substantial impact upon our compensation practices related to the NEOs. As discussed below, the rules limit our ability to pay for performance and do not allow us to offer change-in-control benefits of the sort which are common among financial services companies, among other impacts. However, all regular major compensation decisions for 2009 had been made prior to the adoption of those rules except for the year-end determinations of performance achievement. Most of the following discussion and analysis, therefore, speaks of the Committee’s decisions made before the current TARP rules existed. In some cases, as noted below, the Committee adjusted its practices late in 2009 in response to the rules’ impact on that portion of 2009 to which they applied. The overall practices in 2009, therefore, are mixed as a result of the transition-year impact of the TARP rules. Our practices for 2010 are different from those in 2009 in substantial ways due to the rules, as mentioned in various places in this discussion.

Unlike 2009, which was a transition year, the TARP rules are in effect at the beginning of 2010. Assuming we remain a TARP participant during the entire year, then in 2010 the executive officers named in this proxy statement:

•	cannot be paid any cash bonus for 2009 – any pro-rated bonus earned for 2009 must be deferred until TARP funds are repaid;

•	cannot be provided an opportunity to earn any cash bonus for 2010;

•

can receive long-term equity awards only if the terms are compliant with TARP rules and only if the accounting value of the awards is no more than one-third of total compensation for 2010, disregarding certain retirement amounts; and

•	cannot be provided many kinds of severance benefits, including change-in-control benefits.

The TARP rules impose no limits on only one major direct component of executive compensation: salary. In 2009 and earlier years, for our executives salary was part of a compensation package heavily weighted in favor of performance-based incentives and long-term equity awards. If the salary component were left unchanged, the effect of the TARP rules would be to substantially reduce the overall compensation opportunities and levels of the NEOs, regardless of performance in 2010. The Committee believes this could lead to key personnel leaving our company in favor of the many companies that are not subject to the TARP rules, or the several TARP companies that have raised salaries of affected executives. Accordingly, early in 2010 the Committee approved salary increases in the form of deferred salary stock units, or SSUs, for all of the NEOs in 2010. Cash salaries were not increased for any of the NEOs. SSUs earned during 2010 will be paid in cash in 2011 (half in March and half in September), based on the value of our stock at that time plus any accrued dividends. This approach, which has been used by a number of other TARP companies, increases the amount of compensation directly linked to the company’s stock price but does not result in any increase in overall total compensation for any of the executives.

The table below shows the effects of the TARP rules upon the regular annual direct pay packages of the NEOs for 2010 relative to the original packages established in 2009 before the TARP rules existed. The TARP transition effects on 2009 compensation are ignored for this purpose. The changes in 2010 include a salary increase in the form of deferred compensation tied directly to total shareholder return, elimination of annual cash bonus, and reductions in equity awards. The table shows the 2009 regular annual equity awards, excluding the special awards to two executives related to promotion and retention and the hiring incentive paid to Mr. Losch. The table shows 2010 equity awards at the approximate TARP limits (the actual TARP limits cannot be calculated until actual total compensation for 2010 is known). Finally, the table assumes that FHNC remains a TARP participant during all of 2010, and that there are no future changes in the TARP rules.

Changes in 2010 Annual Direct Compensation Packages
For Named Executive Officers Due to TARP Rules

NEO	Year	Cash Salary Rate	SSU Salary Rate	Total Salary Rate	Cash Bonus at Target	Equity Awards at Target	Total Direct Compensation At Target

Mr. Jordan	2009	800,000	- 0 -	800,000	1,000,000	1,600,000	3,400,000

	2010	800,000	1,466,667	2,266,667	- 0 -	1,133,333	3,400,000

Mr. Losch	2009	400,000	- 0 -	400,000	300,000	500,000	1,200,000

	2010	400,000	400,000	800,000	- 0 -	400,000	1,200,000

Mr. Burkett	2009	742,650	- 0 -	742,650	742,650	1,113,975	2,599,275

	2010	742,650	990,200	1,732,850	- 0 -	866,245	2,599,275

Mr. Tuggle	2009	475,000	- 0 -	475,000	356,250	593,750	1,425,000

	2010	475,000	475,000	950,000	- 0 -	475,000	1,425,000

Mr. Gusmus	2009	600,000	- 0 -	600,000	4,400,000	- 0 -	5,000,000

	2010	600,000	2,733,333	3,333,333	- 0 -	1,666,667	5,000,000

Mr. Adams	2009	350,000	- 0 -	350,000	262,500	192,500	805,000

	2010	350,000	186,667	536,667	- 0 -	268,333	805,000

The Committee believes that paying the 2010 salary increase in the form of deferred SSUs whose value will increase or decrease based on total shareholder return, along with the Committee’s ability to grant some stock awards, provides an ability to reward performance and achievement in 2010 and to maintain a significant connection of executive compensation to the interests of shareholders. These changes in mix are illustrated in the following table.

Changes in Annual Direct Compensation Package Mix Due to TARP Rules

NEO	Year	Cash Salary	SSU Salary	Cash Bonus at Target	Equity Awards at Target	Total	Performance-related Compensation

Mr. Jordan	2009	24%	0%	29%	47%	100%	76%

	2010	24%	43%	0%	33%	100%	76%

Mr. Losch	2009	33%	0%	25%	42%	100%	67%

	2010	33%	33%	0%	33%	100%	67%

Mr. Burkett	2009	29%	0%	29%	42%	100%	71%

	2010	29%	38%	0%	33%	100%	71%

Mr. Tuggle	2009	33%	0%	25%	42%	100%	67%

	2010	33%	33%	0%	33%	100%	67%

Mr. Gusmus	2009	12%	0%	88%	0%	100%	88%

	2010	12%	55%	0%	33%	100%	88%

Mr. Adams	2009	43%	0%	33%	24%	100%	57%

	2010	43%	23%	0%	33%	100%	57%

The TARP rules apply to compensation for services rendered during the period in which we are a TARP participant. Services rendered after our TARP participation ceases can be incentivized and compensated without regulation by the TARP rules. Although we cannot predict when we will repay the TARP funds and leave the program, the Committee’s responses to the rules thus far have been based on the Committee’s assumption that our TARP participation is more likely to be for a relatively short time and less likely to be for a very long or indefinite period.

Components of Compensation Program

Base Salary

Consistent with our practices and our compensation philosophy, the Committee establishes our CEO’s base salary annually based on achievement of objectives in his individualized written personal plan and competitive practices within the industry. The CEO develops a personal plan each year that contains financial, quality and strategic goals. The CEO submits that plan to the Committee for review and approval. The Board of Directors also reviews the plan.

For executive officers other than our CEO, the Committee approves base salaries each year taking the CEO’s recommendations into account. In 2009, salaries of the NEOs were frozen at 2008 levels. This was consistent with a general salary freeze for officers with salary rates over $150,000. Mr. Losch joined the company on January 5, 2009, and so was not considered for a salary adjustment.

2010 Salary Increase due to TARP Rules

As discussed under “Effects of TARP Rules” beginning on page • of this proxy statement, the Committee has increased salaries for the NEOs beginning in 2010 through the addition of deferred salary stock units in response to limitations imposed by the TARP rules and to increase the linkage of NEO pay to the stock price. The increases are intended to maintain the total pay packages of those executives at their current levels.

Annual Cash Bonus

The bonus opportunity offered to each NEO for each year under our MIP is based on targets that are approved by the Committee early in that year. In general, each MIP bonus is based on achievement of company and/or business unit financial targets as well as individual personal plan objectives. In assessing achievement of financial targets, the Committee may determine to exclude certain items such as accounting changes and certain other non-recurring events. For some NEOs MIP bonuses can be based in part on individual performance, and for all NEOs MIP bonuses can be reduced based on corporate or individual performance.

For 2009, the process for determining an annual bonus under the MIP for each of the NEOs began with establishing a maximum MIP bonus opportunity for each person (other than Mr. Gusmus, whose bonus is discussed separately) equal to 1% of consolidated 2009 normalized provisioning pre-tax earnings. This measure is pre-tax earnings adjusted to exclude certain one-time or unusual accounting items, and further adjusted to substitute a pre-determined measure of normalized provisioning expense in place of actual provision expense. By using normalized provisioning expense, the Committee intended to remove a possible incentive that might be viewed as compromising the provisioning process and focus management on those factors properly within management’s ability to affect.

Within this maximum, individual bonuses were determined by applying a corporate rating to the individual target bonus levels for each NEO’s bonus subject to the corporate rating. The corporate rating was based on budgeted normalized provisioning pre-tax earnings as illustrated in the following table. The earnings levels used to create the corporate rating grid were based on our budget for the year 2009, and were selected primarily to provide an incentive to achieve or exceed budget. For each executive, his or her calculated bonus amount was subject to further adjustment based on individual personal plan results. All calculated bonus amounts were subject to discretionary adjustment by the Committee, subject to the overall maximum. That discretion can be used, for example, to reduce an award if the Committee determines that inappropriate risks were taken to create the results. In all cases pre-tax earnings were adjusted for specific matters such as changes in accounting principles and certain unusual or non-recurring items, and for the corporate rating a further adjustment for reserve variances was required.

2009 MIP Bonus Calculation Grid

Adjusted 2009 Normalized Provisioning Pre-Tax Earnings	Percent of Budget	Corporate Rating*	Personal Plan Rating	Bonus Target Amount	Calculated MIP Bonus Amount**

$431 million or more $345 million $259 million $173 million or less	125% or higher 100% 75% 50% or lower	150% 100% 50% 0%	Execution of personal plan goals for the year results in a personal plan rating of 0% - 150%	Bonus targets are pre-set percentages of base salary, ranging from 75% to 125% for the NEOs	Bonus = [Corporate Rating] x [Personal Plan Rating] x [bonus target amount]

*	Corporate rating is interpolated if results fall between two points on the grid.

**	Each calculated bonus amount may be adjusted by exercise of Committee discretion. No bonus may exceed 1% of adjusted pre-tax normalized provisioning earnings or the MIP limit, whichever is less.

In 2009, NEO personal plans generally included four major performance areas, weighted as follows:

Corporate objectives set by CEO	35%
Efficiency goals set by CEO	20%
Leadership	10%
Business plan goals	35%

The 2009 objectives and goals were not identical for each NEO, though there was substantial overlap and all were intended to support achievement of the CEO’s personal plan while at the same time be related to operations managed by the NEO. Corporate objectives included such items as updating key systems and processes, ensuring continued strong liquidity, continuing an environment of openness and transparency, and ensuring a risk management culture that rewards and encourages the right behaviors and actions. Business plan goals included net income actual versus budget, customer service goals, and operational effectiveness improvements, among other things.

All NEO personal plans, including the CEO’s, were subject to Committee review and approval. Personal plan ratings were subject to a reduction of up to 20% for not achieving certain risk management requirements. Calculated bonus amounts were subject to a reduction of up to 20% based on the Committee’s assessment of the quality of the earnings achieved. No such adjustments were made for 2009. The outcomes of this process for the NEOs other than Mr. Gusmus are summarized in the following table.

2009 Named Executive Officer Bonus Outcomes

NEO	Corporate Rating	Personal Plan Rating		Bonus Target ($)	Calculated Bonus ($)	Final Bonus ($) Before TARP Reduction
		Initial Rating	Final Rating

Mr. Jordan	75%	100%	100%	1,000,000	750,000	750,000
Mr. Losch	75%	100%	100%	300,000	225,000	225,000
Mr. Burkett	75%	100%	100%	742,650	546,000	546,000
Mr. Tuggle	75%	100%	100%	356,250	267,187	267,187
Mr. Adams*	75%	100%	100%	262,500	229,687	229,687

*	Mr. Adams’ 2009 bonus opportunity was under our FirstPower plan rather than the MIP because he ceased to be an executive officer in January 2009.

The pre-tax normalized provisioning results for 2009 were $365 million, which could have resulted in a calculated corporate rating of 112%. Although the bonus formula would support a higher corporate rating, management recommended and the committee approved a 2009 actual corporate rating of 75% for the purpose of the executive bonuses plan due to financial impact of losses from legacy runoff operations on shareholder values.

Mr. Gusmus is the president of our capital markets business unit (FTN Financial). His cash bonus for 2009 was earned under the MIP, but determined by the managers’ incentive pool of the Capital Markets Incentive Compensation Plan under an arrangement made with him in 2008 and memorialized in an agreement in January 2009 to provide compensation opportunity consistent with that of capital market competitors. The managers’ pool is funded as a percent of divisional net profits plus an additional percent if net profits exceed a specified return on expense, subject to reductions for specified divisional incentive expenses (other than the managers’ pool) and certain limits on the pool. Mr. Gusmus’ bonus generally is a percentage of the pool approved by the Committee, not to exceed 15%. Also, there are plan limits under the MIP on Mr. Gusmus’ bonus each year. The Capital Markets division earned record level profits in 2009; as a result, Mr. Gusmus’ earned bonus for 2009 of $4,400,000 before applying the TARP reduction.

As a result of the TARP rules, in 2009 final bonus amounts for the NEOs were reduced by approximately 55%, which is proportionate to the number of days of the year starting with June 15, when the rules became effective. The reductions were forfeited by operation of the TARP rules and cannot be paid or made up in the future. The remaining amounts, which are shown in the Summary Compensation Table on page • below, are considered earned and owed but payment is deferred until such time as we cease to participate in the TARP program.

Equity-Based Compensation

Overview of Equity-Based Awards in 2009

In 2009, to recognize the volatility in equity markets and the difficulty in predicting our stock price performance, we divided the long-term incentives into two pieces: 40% of each award was in the form of time-vested restricted stock, and 60% consisted of performance based PSUs. This provided a mix of performance-based and retention equity with an emphasis on performance. A key exception to this mix was our CEO, whose entire award was in the form of PSUs because he was awarded a promotion/retention grant of restricted stock in January 2009 in recognition of his promotion to CEO in 2008. The overall size of each award was a percentage of salary, ranging from 125% to 200% for the NEOs other than Mr. Gusmus (0%) and Mr. Adams (55%). Mr. Gusmus received a special time-vested restricted stock award in connection with his retention arrangement, and Mr. Adams had stepped down from his executive officer role prior to the time of grant.

Overview of Performance Equity Program

Consistent with competitive practice, for many years the Committee has made annual grants of performance equity awards with a multi-year performance period. The financial goals established at the beginning of each performance period are company-wide in focus and are uniform for all executives. Since the grants are annual, financial results in any given year can affect several outstanding awards. The Committee adjusts the performance goals each year based on the company’s objectives at that time, and often alters the type of the award based on competitive pressures and other situational factors.

The performance equity program provides an incentive for executives to achieve targeted financial results over a period longer than the annual bonus program and links a significant portion of each executive’s pay to overall corporate results irrespective of the business unit in which they work, and also links that portion of pay to our stock price. The TARP rules do not allow grants of stock options to the NEOs.

Performance Goal of PSU Awards

For the 2009 PSU awards, the Committee approved normalized provisioning pre-tax earnings per share as the key metric because of its correlation with delivery of shareholder value. Given the substantial challenges and uncertainties facing the company in 2009, in March the Committee determined to make the financial goal a single metric: attain normalized provisioning pre-tax earnings per share of at least $1.50 per share in any year by the end of 2012. When the goal was set, achievement was projected to be difficult, but the grant was designed such that the PSUs serve a retention function following achievement of the goal, vesting 50% on each of the third and fourth anniversaries after grant if the executive remains with the company. Adjustments may be made by the Committee in connection with stock dividends or other specified events.

Our actual three-year (2007-2009) performance did not achieve the performance standards established in 2007 with respect to long-term equity incentives granted in that year. Accordingly, the 2007 long-term incentives were forfeited early in 2010. For 2009, our normalized provisioning pre-tax earnings per share was $1.66 largely due to record profits in our capital markets business. As a result, the PSUs granted in 2009 will vest (upon approval by the Committee) half in 2012 and half in 2013 for NEOs who remain with the company until vesting occurs.

Time-Vested Restricted Stock

Time-vested restricted stock awards vest 50% on the 3rd and 4th anniversaries of grant, subject to continued employment. Any cash dividends are retained by the company until vesting, and stock dividend shares are issued subject to the same restrictions as the original shares.

Restricted stock provides a direct retention incentive over its vesting period. The retention incentive is not dependent upon corporate results, and therefore would not be weakened if achievement of performance goals became unlikely during the vesting period. Since the value of the award depends upon our stock value at vesting, the awards also align a significant portion of compensation with the interests of shareholders.

Special One-Time Equity Grants

Over the past several years, special one-time grants of stock options, restricted stock, and performance awards have been made on a very selective basis. Such grants sometimes are made in the case of a new hire or a substantial promotion at the executive level where the Committee deems it appropriate to provide competitive compensation at that next higher level of management and to emphasize equity and long-term incentives rather than focusing only on an increase in base salary. Special grants are intended to reinforce the importance of increasing shareholder value and to recognize the impact of the position on creating long-term value for the company.

In 2009, two NEOs received such a grant. In January 2009, to recognize his promotion to CEO in October, 2008, Mr. Jordan was awarded a promotion grant of 250,000 shares of restricted stock having a value at the time of grant of approximately $2 million. The award was intended primarily to provide a strong retention incentive for the CEO position while recognizing his value to our company in these turbulent times for our industry. It also substantially connected his personal financial interests with long-term growth in the value of our stock. In 2008 Mr. Gusmus agreed to delay his plans to retire. In March, his compensation package until retirement did not include any regular annual equity awards because a significant portion of his compensation is paid in restricted stock designed to retain him until retirement. Consistent with his compensation arrangement, the Committee decided to grant him roughly 120,000 restricted shares, having a value at grant of approximately $1 million. The shares are scheduled to vest upon his retirement.

Stock Ownership Guidelines

Our current guidelines require the CEO to maintain beneficial ownership over time of at least 150,000 shares, and each of the other NEOs who is an executive officer is expected to maintain beneficial ownership over time of 25,000 to 50,000 shares. For this purpose, fully-owned shares, restricted stock, and shares held in tax-deferred plans are counted, but stock options are not counted. If sufficient shares are not owned to satisfy the ownership guideline, 75% of the net after-tax shares received from our stock option and other plans must be retained until the target ownership level is achieved. In addition, beginning in 2009 NEOs are required to hold 50% of the net after-tax shares received from our stock plans for the balance of their careers with the company and until the first trading window period following termination of employment. NEOs who reach age 55 will generally be permitted to sell shares held at least three years to diversify their portfolio in preparation for retirement.

We intend for the combined emphasis on corporate performance in setting executive compensation and meaningful stock ownership to strongly link the interests of our executives with those of our shareholders.

Deferral Plans and Programs

Objectives, Scope, and Practices

For many years we have offered many employees and directors the means to manage their personal tax obligations associated with their compensation from the company through various nonqualified deferral plans and programs. Personal tax management is our primary objective in providing this benefit. An important secondary objective is to encourage our senior personnel to save for retirement. We also provide this benefit in order to remain competitive in retaining talent and seeking new talent to join us.

During 2009, the plan under which the NEOs and our directors could elect to defer receipt and immediate taxation of earned cash compensation was the First Horizon National Corporation Nonqualified Deferred Compensation Plan. For NEOs, the types of compensation that could be deferred included salary and annual bonus. Amounts deferred under this plan earn at-market returns indexed to the performance of certain mutual funds selected by the participant.

Directors’ and Executives’ Deferred Compensation Plan (1985 D&E Plan)

From 1985 to 1995, directors and executive officers were able to defer fees, salary, and annual bonus under the 1985 D&E Plan. New deferrals last occurred in 1995. Interest continues to accrue on older accounts. Prior to 2007, the 1985 D&E Plan in the past accrued interest at rates ranging from 17% to 22% annually. Since then, the rate has been reduced significantly. For 2009 the rate for active (non-retired) participants was 12.5%, and for 2010 the rate is 12.25%. For those retiring after 2004, tax rules require that whatever rate is in effect for a person at retirement cannot be changed after retirement. Certain directors and two NEOs, Mr. Gusmus and Mr. Adams, have old accounts under the 1985 D&E Plan and received interest accruals under it in 2009.

The 1985 D&E Plan rates are considered above-market in 2009 under SEC proxy disclosure rules, and the above-market portion of earnings under the Plan is so reported in the Summary Compensation Table beginning on page • for Mr. Gusmus and Mr. Adams. The 1985 D&E Plan’s above-market interest motivates participating executives to remain with the company until normal retirement (or until early retirement with the Committee’s permission), and to refrain from joining a competitor after retirement because each account is subject to retroactive re-calculation of the account balance using a guaranteed rate based on 10-year Treasury obligations if an executive terminates service prior to a change in control for a reason other than death, disability or retirement, or if an executive joins a competitor after leaving First Horizon. In most cases, any such re-calculation would result in a complete elimination of the account’s current value. For Mr. Gusmus, the re-calculation provision has been modified. Additional information is provided under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page • of this proxy statement.

Other Compensation

Broad-Based Plans and Programs (Other than Retirement)

We provide a broad-based welfare benefit package in line with competitors as described below. This allows all employees to receive certain benefits such as healthcare which are not readily available to individuals except through their employer and allows employees to receive a certain benefit on a pre-tax basis.

Other Benefits and Perquisites

We also provide additional benefits in line with those offered to other executives in our industry to remain competitive in retaining talent and seeking new talent to join us. The following additional benefits are provided executives:

•

Executive Survivor Benefit Plan—This plan provides a benefit of 2.5 times base salary if death occurs during service, reduced to 1 times salary spread over a 10-year period if death occurs following departure due to disability or early or normal retirement. This benefit is provided to about 700 employees, including all NEOs, based on salary grade.

This plan is provided as an alternative to the plan available to all employees due to the caps in the insurance coverage available under that plan.

•

Executive disability plan—Our regular disability plan for all employees in the company provides up to 60% of monthly pay (including base salary, bonus, commissions and incentive compensation) income replacement. The executive plan is capped at $25,000 per month with an optional additional benefit of up to $5,000 per month.

•

Perquisites—Our goal is to offer perquisites that are customary (and therefore necessary to remain competitive) and, in some cases, that relate to business duties. Details of executive perquisites are discussed beginning on page • of this proxy statement in footnote (i) to the Summary Compensation Table.

Retirement Benefits

We provide retirement plan benefits, discussed in this section below, that we believe are customary in our industry. We provide them to remain competitive in retaining talent and seeking new talent to join us.

401(k) Savings Plan

We provide all qualifying full-time employees with the opportunity to participate in our tax-qualified 401(k) savings plan. The plan allows employees to defer receipt of earned salary, up to tax law limits, on a tax-advantaged basis. Accounts may be invested in a wide range of mutual funds and in our common stock. Up to tax law limits, we provide a 50% match for the first 6% of salary each participant with at least one year of service elects to defer into the plan. Matched contributions are initially invested in company stock, but can be re-invested in other available mutual funds at the participant’s election.

Our 401(k) plan was established many years ago. The match is scheduled to increase to 100% beginning in 2013 when benefits under our pension plans will be frozen.

Pension Plan

Our Pension Plan is a traditional broad-based pension plan that provides for a defined benefit to be paid to eligible employees upon retirement. The plan has been closed so that employees hired after August 31, 2007 (including Mr. Losch) are not eligible to participate. The benefit is based upon a participant’s average base salary for the highest 60 consecutive months of the last 120 months of service, years of credited service, and social security benefits (under an offset formula). Benefits are normally payable in monthly installments after age 65. Tax laws limit the qualifying salary that can be used, and thus the benefit that can be paid, under the Pension Plan to a dollar amount that is adjusted each year for inflation. The formula works in a traditional manner so that longevity with the company is rewarded. Benefits under the plan will be frozen effective January 1, 2013.

Pension Restoration Plan

Our Pension Plan is subject to certain dollar limitations on qualifying compensation and benefits imposed by the tax laws. Our pension restoration plan provides a restorative benefit to all of the executive officers who participate in the Pension Plan, including all of the NEOs, and other employees approved by the CEO on a case by case basis so that the combined pension and restoration benefit is calculated as if those tax limitations did not exist. The pension and pension restoration plans thus generally operate as a single plan in terms of defining the pension benefit payable to executives. This plan is provided in response to the IRS caps on qualified pension plan benefits. Benefits under the plan will be frozen effective January 1, 2013.

Other Post-Employment Benefits

Change in Control Benefits Generally

Over the past couple of decades the financial services industry has experienced an extraordinary period of consolidation as old legal barriers, which prevented multi-state banking and restricted the business lines in which bank holding companies could engage, have been relaxed or eliminated. Although the new legal environment has created substantial business opportunities for us and many of our competitors, it has also created substantial personal uncertainties for executive officers and employees at all levels. Our CIC severance agreements and CIC plan features were first put in place a number of years ago in response to these uncertainties.

Our CIC potential costs are reviewed annually, and our CIC program is reviewed about every three years (most recently in late 2006 and early 2007). In that review, the Compensation Committee’s consultant, Cook, provided information and advice concerning industry practices, including best practices and emerging trends. Legal counsel was also engaged. Industry information for this purpose is not limited to the Peer Banks used for bonuses and long-term incentives, since we seek to follow general industry best practices. As a result of that review, several substantive agreement provisions and plan features were altered in 2007. The discussion that follows reflects those changes. In 2008 the program was further changed to eliminate excise tax gross-ups in future CIC agreements.

While we are participating in the TARP, active executives named in our proxy statement most recently prior to the CIC event are not eligible for CIC payments under our plans and agreements. The CIC payments that cannot be paid while we are participating in the TARP are determined in accordance with detailed tax regulations, and in very general terms are those payments or awards, or portions of payments or awards, that are paid, vested, or accelerated because the CIC event occurs.

Change in Control Severance Agreements

We have CIC severance agreements with all of our active executive officers. These are not employment agreements. The CIC severance agreements provide significant benefits if employment is terminated in connection with a CIC event. As stated above, the NEOs are not eligible for these benefits while we are a TARP participant. Additional information about these contracts is provided under the caption “Change in Control Severance Agreements” in the “Change in Control” section beginning on page • of this proxy statement.

The primary objectives of our severance agreements are: to allow us to compete for executive talent during normal times and, if a CIC situation were to arise, to motivate our executive team to remain with the company, focused on corporate objectives, during the pursuit, closing, and transition periods that accompany nearly every CIC transaction in our industry.

Change in Control Features Under Other Plans and Programs

Under many of our plans and programs, a CIC event will cause benefits to vest, be paid, or be calculated and paid at target or maximum levels. The main objective of these features is to allow us to offer competitive compensation packages so as to attract and retain top talent in an industry where consolidation continues at a robust pace. In 2007, after a review of all CIC features in our plans and programs, we amended our plans to provide a double-trigger standard, which means that in order for the applicable benefit to be paid a CIC event must occur and the officer must be terminated or experience a significant job reduction. The 2007 amendments were applied only to new equity awards granted after the amendments, and outstanding equity awards generally were not amended due to legal, tax, and accounting concerns.

Those plans and programs that have CIC features typically provide for the acceleration of vesting or payment of an award when a CIC event occurs resulting in termination of employment. Performance awards generally are paid on the assumption that performance would have occurred at target since the performance period cannot be completed as planned. In addition to the overarching reasons for CIC provisions stated above, we believe these special CIC outcomes are appropriate for these awards because: (i) it is unfair for the executive to give up stock-based awards when all shareholders are receiving the benefit of the CIC transaction in relation to their stock holdings; (ii) it is unfair for the executive to forfeit awards based on service when he or she has provided the company with those services that were needed but are not any longer; and (iii) in most cases there will be no fair way to honor our commitment to pay awards based on company performance because there will be no appropriate way to measure our performance when the performance period ends.

Special Retirement and Severance Agreements

On selective occasions, the Compensation Committee will approve special retirement or severance arrangements with departing executive officers. Except for Mr. Gusmus, our executives do not have employment agreements, and we have no obligation to provide anyone with a special retirement or severance arrangement. When such an agreement or arrangement is provided, the terms vary with the circumstances. We believe such an arrangement can be a useful tool in those situations where a non-competition covenant or other legal restriction is desirable, or in recognition of long and valued service to the company, or to provide an incentive related to a transitional situation, and we intend to consider using them in the future in those situations that are appropriate.

Special Retention Agreement with Mr. Gusmus

Following his appointment in 2008 to the position of President, FTN Financial, we entered into a special retention agreement with Mr. Gusmus in consideration of his willingness to delay his retirement. Additional information concerning the terms of Mr. Gusmus’ agreement is provided under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page • of this proxy statement.

Compensation Committee Report

The Compensation Committee Report is located on page • of this proxy statement under the caption “The Compensation Committee.”

Recent Compensation

Summary Compensation Table

The Summary Compensation Table which appears below provides compensation information about the following persons: Mr. Jordan, who served as our Chief Executive Officer, or CEO; Mr. Losch, who served as our Chief Financial Officer, or CFO, starting January 5, 2009; and Messrs. Gusmus, Burkett and Tuggle, who are our three most highly compensated executive officers at year-end 2009 other than Mr. Jordan and Mr. Losch. Also included is Mr. Adams, who served as our Interim CFO from September 2008 until January 5, 2009 and continues to serve as our Treasurer. All of the named executive officers are officers of both First Horizon and the Bank.

Executive compensation for 2009 continued to be based on First Horizon’s financial and strategic performance. Payout from our long-term equity incentive program, in the form of PSUs granted in 2007, was $0 for all executive officers, as it was in the previous year. PSUs granted in 2009 will vest half in 2011 and half in 2012 subject to continued employment of the executive officers receiving a grant. The named executives earned bonuses for 2009 under the Management Incentive Plan, and Mr. Adams earned a bonus under the FirstPower Plan, based on achievement of pre-established performance goals. However, in compliance with rules of the U.S. Department of the Treasury (Treasury) under its Troubled Asset Relief Program (TARP), roughly 55% of the amount of bonus earned was forfeited and payment of the remaining 45%, which is reported in column (g) of the table below, has been deferred. Additional information regarding bonuses appears in the “Compensation Discussion and Analysis” section beginning on page • of this proxy statement.

The amounts shown in the table include all compensation earned in 2009, including amounts deferred by those persons for all services rendered in all capacities to us and our subsidiaries. If the 2009 named officers were also named officers in 2008 and/or 2007, their compensation from those years is also included. If a 2009 named executive officer served during any portion of the year as an executive officer, their 2009 compensation as an officer or employee is provided for the entire year. Additional executive compensation information is provided in tabular form in the following pages. A complete discussion and analysis of our compensation objectives and rationale, along with information on compensation of non-employee directors, is located in the “Compensation Discussion and Analysis” and “Director Compensation” sections of this proxy statement beginning on pages • and •, respectively. No named officer who served as a director was compensated as a director of First Horizon or the Bank.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & NonQualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)

D.B. Jordan*	2009	$830,769	—	$3,787,500	—	$339,041	$107,835	$33,683	$5,098,828
President & CEO	2008	$703,769	—	$922,675	—	—	$81,488	$81,895	$1,789,827
	2007	$422,500	$750,000	$1,620,713	$1,324,538	—	—	$63,365	$4,181,116
W.C. (B.J.) Losch**	2009	$400,000	$350,000	$750,000	—	$101,712	—	$39,677	$1,641,389
EVP & CFO
F. J. Gusmus	2009	$623,077	—	$1,196,340	—	$1,989,041	$426,645	$17,705	$4,252,808
President–FTN Financial	2008	$289,846	—	—	$—	$750,000	$467,416	$17,247	$1,524,509
C.G. Burkett	2009	$756,000	—	$1,200,000	—	$246,822	$888,233	$30,198	$3,121,253
President–Banking	2008	$719,692	—	$980,175	$—	—	$369,845	$109,287	$2,178,999
	2007	$700,231	—	$523,512	$341,220	—	$162,453	$127,781	$1,855,197
C. T. Tuggle	2009	$493,269	$—	$900,000	—	$120,783	$173,079	$35,442	$1,722,573
EVP & General Counsel	2008	$470,041	$200,000	$373,400	$—	—	$238,823	$388,565	$1,670,829
T. C. Adams**	2009	$363,462	—	$400,000	—	103,831	328,119	$19,583	$1,214,995
EVP & Treasurer	2008	$322,676	$250,000	$67,300	$7,451	36,350	$165,076	$19,017	$867,870
Former Interim CFO

*	Mr. Jordan’s stock award amount includes a one-time promotional grant of 250,000 restricted shares ($2,187,500 value at grant).

**	Mr. Adams became Interim CFO effective September 1, 2008, when Mr. Jordan became CEO. Mr. Adams stepped down from that interim role on January 5, 2009, when Mr. Losch became CFO.

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	Salary Deferrals. There were no deferrals of the salary amounts included in column (c) during 2009.
(d)	Bonus. The 2009 bonus amount noted here for Mr. Losch was to cover forfeited compensation from his previous employer at time of hire.
(e)/(f)

Accounting Values. SEC rules changed in relation to the valuation of equity awards. As a result the 2008 and the 2007 amounts are restated in the table above. The dollar values associated with awards shown in columns (e) and (f) reflect the grant date fair value of the awards during each year shown, based on applicable financial accounting values. Those accounting values are determined as of the grant date of each award using the same assumptions and valuation method for accounting purposes in our financial statements. The accounting valuation method makes several assumptions about the growth and volatility of our stock value, the expected actual duration in the case of options, vesting, forfeiture, and other matters. A discussion of those assumptions and methods appears in note 21 to our 2009 annual report to shareholders. Actual future events may be substantially inconsistent with those assumptions. Accordingly, the actual values realized by an award holder may, and often will, differ substantially from the accounting values reflected in columns (e) and (f).

(e)

Stock Awards. Column (e) includes the accounting values of restricted stock, LTI and performance equity awards granted during the year indicated. The types of performance equity awards have varied in recent years, and have included PSU (2007 & 2009) and PRS (2008) awards. These amounts do not represent amounts paid or earned; they are simply the values attributed to awards under the applicable accounting rules.

PSUs & LTIPs. For several years a significant component of our long-term equity-based incentives have taken the form of performance share units, or PSUs. Prior to 2007, our PSUs were designated as long-term incentive program, or “LTIP,” awards. PSUs were granted in 2007 and 2009, but not in 2008. All PSUs are performance- based, meaning that eventual payout may be higher or lower than the accounting values used in the table above. The PSU payout may be zero. For example, PSU awards granted in 2005, 2006, and 2007 matured at the end of 2007, 2008, and 2009, respectively; the performance criteria were not met and the payout in each case was zero. For purposes of column (e), PSU amounts are shown at their original accounting valuations and have not been reduced for actual or expected zero payouts. PSUs may be settled with shares or in cash based on the value of shares at vesting depending upon terms established by the Compensation Committee and plan limitations.

PRS Awards. In 2008 the executive-level performance equity awards were granted in the form of performance restricted shares (PRS). Like PSUs, PRS awards are performance-based, meaning that eventual payout may be higher or lower than the accounting values used in the table above. The PRS payout may be zero. For purposes of column (e), PRS amounts are shown at their original accounting valuations and have not been reduced for actual or expected zero payouts.

Restricted Stock. In 2009 the normal executive equity package consisted of a mix of restricted stock (40%) and PSU awards (60%). Mr. Jordan received his entire 2009 equity package in the form of PSUs. In January 2009 Mr. Jordan was awarded 250,000 shares of restricted stock to recognize his 2008 promotion to CEO and his leadership of the company. Mr. Gusmus received a special retention-oriented restricted stock award in 2009, and did not receive the normal equity package. In 2007, a portion of the equity Mr. Jordan received upon joining the company was paid in restricted stock to replace forfeited awards from his previous employer.

(f)

Option Awards. Column (f) includes the accounting values of stock option awards granted during the year indicated. These amounts do not represent the compensation value to executives. The actual compensation value for most options will be determined by the degree to which our stock price exceeds the option exercise price at the time of exercise. No regular annual stock options were granted to executive officers in 2008 or 2009. No stock appreciation rights (SARs) were awarded or accrued in any year shown. The amounts shown in this column for Mr. Jordan consist of the expense associated with the following: 203,143 options received in 2007 upon joining the company to replace forfeited awards and 91,696 regular annual options awarded in 2007 on normal terms. Not included are 56,427 options priced above market which were received in 2008 in lieu of a portion of a first-year cash bonus owed to Mr. Jordan under his hiring agreement; the full bonus amount is reported in column (d) instead. These amounts reflect all quarterly stock dividends which were paid after the respective grant dates through January 1, 2010. Mr. Adams was granted options in April 2008 prior to becoming Interim CFO in September.

(g)

Incentive Award Bonuses. For all named executives except Mr. Adams, this column represents the annual MIP bonus earned, after reduction for the roughly 55% forfeiture mandated by the TARP rules. Mr. Adams participates in our FirstPower bonus program applicable to senior officers and others below the MIP level. The amount shown in this column for Mr. Adams represents a bonus earned under that Program for 2009, again after reduction of about 55%. Although our PSU awards are incentive compensation, they are reported in column (e) rather than in this column. Payment of all bonuses for 2009 for the named executives all have been deferred until we redeem the preferred stock issued to Treasury under the TARP.

In 2008, long-term cash units (LTI units), valued at $10.00 per share, were granted to non-executive management level employees. Mr. Adams received a 2008 grant of LTI units prior to becoming Interim CFO. This column represents the value of the 2008 long-term incentive cash unit award for Mr. Adams.

(h)

Column (h) includes changes in pension actuarial values and above-market earnings on nonqualified deferred compensation accounts in the 1985 D&E Plan. Changes in pension actuarial values are the aggregate increase during the year in actuarial value of all pension plans, both qualified and restoration, for each named executive. Our Pension Plan and Pension Restoration Plan are designed to give employees an incentive to stay with First Horizon through their normal retirement age. As a result, most of the benefits are accrued during the last few years of their career. This is illustrated in the numbers shown in the table below. The actual expenses of these plans are determined using the projected unit credit actuarial method which spreads the cost over the entire career of each employee. Our pension plans were closed to new employees in 2007; as a result, Mr. Losch does not participate. The pension plans will be frozen effective January 1, 2013 and at that point qualified pension benefits for all participating NEOs will be locked in. The earnings on deferred compensation included in this column include all above-market interest accrued during the year, whether or not paid during the year. For this purpose, the Securities and Exchange Commission requires us to use one or more rates specified in certain Internal Revenue Service publications as the applicable ‘market’ rate(s) in each situation. The amounts associated with each category are shown in the following table.

Changes in Pension Actuarial Value and Above-Market Earnings on Deferred Compensation for 2009

Name	Change in Pension Value	Above-Market Earnings on Deferred Compensation	Total Shown in Column(h)

Mr. Jordan	$107,835	—	$107,835
Mr. Losch	—	—	—
Mr. Gusmus	$399,880	$26,765	$426,645
Mr. Burkett	$888,233	—	$888,233
Mr. Tuggle	$173,079	—	$173,079
Mr. Adams	$305,271	$22,848	$328,119

(i)	Elements of “All Other Compensation” for 2009 consist of the following:

All Other Compensation (Column (i)) for 2009

(a)	(b)	(c)	(d)	(e)	(f)
Name	Perquisites and Other Personal Benefits	Tax Reimbursements	Compensation Related to Transition	401(k) Plan Company Match	Life Insurance Premiums	Total Shown in Column(i)

Mr. Jordan	$23,414	—	—	$7,350	$2,919	$33,683
Mr. Losch	$30,428	8,587	—	—	$662	$39,677
Mr. Gusmus	$6,153	—	—	$7,350	$4,202	$17,705
Mr. Burkett	$16,135	—	—	$7,350	$6,713	$30,198
Mr. Tuggle	$11,430	—	13,702	$3,837	$6,473	$35,442
Mr. Adams	$8,440	—	—	$7,350	$3,793	$19,583

Details concerning information in certain of the columns in the All Other Compensation table are presented in the following paragraphs:

(b)

“Perquisites and Other Personal Benefits” includes the following types of benefits: Flexible Dollars; Financial Counseling; Disability Insurance; Auto Allowance; Social Club Dues; Merchandise; and Aircraft Usage. Benefits are valued at the incremental cost to First Horizon. “Flexible Dollars” represents First Horizon’s contribution to the Flexible Benefits Plan, based on salary, service, and wellness (wellness is based on completion of the annual company Health Risk Assessment). “Financial Counseling” represents payments for the preparation of income tax returns and related financial counseling. “Disability Insurance” represents insurance premiums with respect to our disability program. “Auto Allowance” represents a cash allowance paid to certain executives in lieu of providing a company automobile and reimbursement of certain maintenance expenses. This program was discontinued as of December 31, 2009. “Social Club Dues” represents annual dues for membership in a country club or other social organizations. Executives who use the club membership in part for business purposes may request reimbursement of 50% of the annual dues associated with club membership. These dues are no longer reimbursable by the company as of December 31, 2009. “Merchandise” refers to gifts received by the executives, of which none was received for 2009. “Aircraft Usage” represents imputed income to the executives when their spouses accompanied them on a business trip using chartered aircraft, of which there were no instances in 2009.

(c)

In the past, “Tax Reimbursements” represented tax gross-up payments on certain benefits. In late 2006 our Compensation Committee discontinued the payment of tax reimbursements on ordinary benefits. In 2009 Mr. Losch relocated to Memphis and a portion of his relocation amount was a reimbursement for temporary housing and was grossed up.

(d)

Compensation Related to Transition contains the last of the transition payments to Mr. Tuggle for his move from FTN Financial’s compensation arrangement to executive officer of the Corporate Legal Department for First Horizon National Corporation. The transition was completed in 2008.

(e)

“401(k) Match” represents First Horizon’s 50 percent matching contribution to the 401(k) Savings Plan, which is based on the amount of voluntary contributions by the participant, up to 6 percent of compensation and subject to tax law limits. To the extent dollars from the Flexible Benefits Plan are contributed to the 401(k) Plan, they are included in column (b) rather than in column (d).

(f)

“Life Insurance Premiums” represents insurance premiums with respect to our supplemental life insurance plan. Under our Survivor Benefits Plan a benefit of 2-1/2 times final annual base salary is paid upon the participant’s death prior to retirement (or 1 times final salary spread over 10 years payable to the spouse following death after retirement).

Earnings. Column (i) includes earnings (cash dividends) accrued during each of the years indicated on all stock and stock unit awards that were outstanding during those years. In most cases dividends accrue on unvested awards but are not paid until vesting; however, for certain older restricted stock awards scheduled to vest 3, 4, and 10 years after grant, cash dividends were paid when they accrued. For awards which vested during a year indicated, only dividends accrued prior to vesting are included. Stock dividends are not treated as earnings. The dividend earnings amounts included in column (i) are reflected in the table below.

Dividend Earnings Included in Column (i)
	2007		2008	2009

Mr. Jordan		$37,125	$51,063	0
Mr. Losch		NA	NA	0
Mr. Gusmus	$	NA	638	0
Mr. Burkett		$79,976	$64,189	0
Mr. Tuggle	$	NA	$9,867	0
Mr. Adams	$	NA	1,321	0

“NA” in the table above indicates that the person was not employed by us, or was not an executive officer, during that year.

Grants of Plan-Based Awards

The following table provides information about grants of performance stock unit (PSU), ordinary restricted stock (RS), MIP annual cash bonus, FirstPower Bonus Program (FPP), retention restricted stock (RRS), and promotion restricted stock (PmRS) awards granted during or in relation to 2009 to the officers named in the Summary Compensation Table. No stock appreciation rights (SARs) or stock options were granted to named executives during 2009.

For purposes of the following table: the regular annual cash bonus opportunities under our Management Incentive Plan (MIP) (or FirstPower Bonus Program for Mr. Adams) are considered to be “Non-Equity Incentive Plan Awards”; PSU awards are considered to be “Equity Incentive Plan Awards”; and all forms of restricted stock (RS, RRS, and PmRS) are considered to be “All Other Stock Awards.” The information is organized so that each row represents a separate grant of awards; a column for a row has a dash if it does not apply to the type of award listed in that row or the dollar amount is $0. Mr. Jordan’s January 2009 PRS award relates to his promotion to CEO which was effective in September, 2008. No awards in the table below have been adjusted to reflect the stock dividends distributed on April 1, 2009 (2.6673%), July 1, 2009 (1.5782%), October 1, 2009 (1.5901%), or January 1, 2010 (1.4971%). The Treasury’s TARP rules have resulted in a partial forfeiture of about 55% of the annual cash bonuses earned for 2009 under our MIP, and will result in much smaller partial forfeitures of some of the stock awards granted in 2009 to some of the named executives. See “Effects of TARP Rules” beginning on page • of this proxy statement for additional information regarding the TARP rules. The bonus opportunities were created, and most of the equity awards were granted, before the TARP rules existed; in order to better illustrate the decisions made by the Compensation Committee for 2009, the table below ignores those forfeitures.

Grants of Plan-Based Awards in 2009

(a)	(b-1)	(b-2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Action Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or base price of Option Awards ($/sh)	Grant date Fair Value of Stock and Option Awards($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Jordan	PmRS 1-20	1-20							250,000			$2,187,500
	PSU 3-5	3-5					191,387	191,387				$1,600,000
	MIP	3-5	—	$1,000,000	$1,500,000

Mr. Losch	PSU 3-5	3-5					53,827	53,827				$450,000
	RS 3-5	3-5							35,885			$300,000
	MIP	3-5	—	$300,000	$450,000

Mr. Gusmus.	RRS 3-5	3-5							119,617			$1,000,000
	MIP	3-5	—	1,600,000	$2,400,000
	RRS 12-11	12-11							14,243			$196,340

Mr. Burkett.	PSU 3-5	3-5					86,124	86,124				$720,000
	RS 3-5	3-5							57,416			$480,000
	MIP	3-5	—	$728,000	$1,092,000

Mr. Tuggle.	PSU 3-5	3-5					64,593	64,593				$540,000
	RS 3-5	3-5							43,062			360,000
	MIP	3-5	—	$356,250	$534,375

Mr. Adams	PSU 3-5	3-5					28,708	28,708				$240,000
	RS 3-5	3-5							19,138			$160,000
	FPP	n/a	—	$262,500	$393,750

Details concerning information in certain of the columns are presented in the following paragraphs:

(b-1)

Column (b-1) shows the 2009 grant dates of the awards reported in this table. These are the dates as of which the grants are effective for legal and accounting purposes, and as of which prices are set or used for those awards that use grant date stock values.

The rows in column (b-1) are designated to indicate the different award types involved as defined in the first paragraph of this section.
(b-2)	Column (b-2) shows the 2009 dates on which the Compensation Committee acted to grant the awards reported in this table.
(c)-(e)

The 2009 cash bonus ranges under our MIP for our executives, other than Mr. Adams and Mr. Gusmus, were based on performance criteria established early in 2009 by the Compensation Committee. For those officers a target bonus level is set as a percentage of salary. The highest target for those officers is at the CEO level (at 125% of salary). For Mr. Adams, the target and maximum bonus levels are 75% and 112.5% of salary, respectively, and the final award is earned based on corporate and personal performance. The annual bonus award for Mr. Gusmus was established under the MIP pursuant to an arrangement agreed to when he became president of our capital markets division. Additional information concerning annual cash bonuses earned by the named executive officers for 2009 is set forth in column (g) of the Summary Compensation Table and under the caption “Annual Cash Bonus” beginning on pages • and •, respectively, of this proxy statement.

(e)

In 2009, target bonus amounts under the MIP were set as specified percentages of salary, as mentioned in the Supplemental Disclosure below, except for Mr. Gusmus. The maximum annual bonus level under the MIP is 150% of target.

(f)

The threshold payouts listed in column (f) for PSU awards are based on achieving a certain pre-set minimum normal-provisioning pre-tax earnings per share level over a 4-year period. Additional information concerning the performance criteria related to 2009 PSU awards is set forth in “Performance Goal of PSU Awards” beginning on page •.

(g)/(h)

The PSU awards listed in columns (g) and (h) have no target payout. The ‘target’ level in the table is the maximum level. Even if the maximum amount is earned and paid, the values of PSU awards listed in the table may differ from the amounts actually paid because the value of an award under this program will depend on the value of our shares at the time the performance criteria are met.

(i)

Column (i) shows the number of shares of restricted stock granted in 2009 to the named executive officers. In January 2009 Mr. Jordan was awarded 250,000 shares of restricted stock to recognize his 2008 promotion to CEO and his leadership of the company. Mr. Gusmus received a special retention-oriented restricted stock award in 2009, and did not receive the normal equity package. Mr. Gusmus also received a supplemental award late in 2009, as permitted by the TARP rules.

(l)

Column (l) reflects the dollar value of each award shown in columns (g), (i) and (j) determined as of the grant date of each award using the same assumptions, valuation method, and amortization schedule used for accounting purposes in our financial statements. Additional information concerning the assumptions and valuation method is given in the discussion of columns (e) and (f) of the Summary Compensation Table beginning on page • of this proxy statement.

The numbers of shares and options granted reflect the actual numbers granted and have not been adjusted to reflect the stock dividends.

Supplemental Disclosure Concerning Summary Compensation and Grants of Plan-Based Awards Tables

The proportion of annual cash salary and cash bonuses to total compensation opportunity, and how the amounts of those elements of compensation were established and relate to other forms of compensation, is set forth under the headings “Compensation Overview for Our Named Executive Officers,” “Relative Sizing & Mix of Direct Compensation Components,” “Base Salary” and “Annual Cash Bonus” beginning on pages •, •, •, and •, respectively, of this proxy statement.

Under the terms of all options, participants are permitted to pay the exercise price of the options with shares of our stock which they own.

The vesting schedules of equity-based awards granted in 2009 are as follows:

•

For all ordinary and promotion restricted stock awards, vesting occurs 50% on each of the third and fourth anniversaries of the grant date. For Mr. Gusmus’ retention restricted stock awards, vesting occurs when his employment arrangement ends.

•

For PSU awards vesting occurs if a certain normal-provisioning pre-tax earnings per share performance goal, established when the award was granted, is met during the four-year period 2009-2012. The goal was met in 2009 and vesting will occur 50% in 2012 and 50% in 2013. Additional information concerning the performance criteria for PSU awards is set forth under the heading “Performance Goal of PSU Awards” beginning on page •.

Vesting information related to all equity awards held by the named executives at year-end is provided under the heading “Outstanding Equity Awards at Fiscal Year-End” beginning on page •, especially in the notes to the table in that section. For all awards, vesting will or may be accelerated or pro-rated in the cases of death, disability, and change in control; for non-performance awards vesting may be accelerated, generally on a pro-rata basis, in the event of retirement; and for performance awards, vesting may continue following retirement and may be pro-rated at the discretion of the Compensation Committee. For all awards, acceleration of vesting is subject to TARP rule restrictions. Additional information concerning the acceleration features of awards is set forth under the caption “Change in Control Features under Other Plans and Programs” on page •.

Dividends or dividend equivalents are paid or accrued with respect to PSUs and all forms of restricted stock. No such dividends or dividend equivalents are at rates preferential to dividends paid in respect of ordinary outstanding shares. Accrued dividends and dividend equivalents are forfeited if the underlying shares or units are forfeited.

The applicable plans provide for tax withholding features related to all award types upon approval of the Compensation Committee. To date, with respect to outstanding restricted stock of all types, the Committee has approved a mandatory tax withholding feature under which vested shares are automatically withheld in an amount necessary to cover minimum required withholding taxes.

In many cases the Compensation Committee has the power to require the deferral of payment of an award upon vesting if, absent the deferral, First Horizon would be unable to claim a corresponding deduction for tax purposes. On occasion the Committee has exercised that power. No such deferral would cause the amount deferred to be omitted from the Summary Compensation Table.

Forfeitures of Equity-Based Awards in 2009

Some awards were forfeited during 2009. Forfeitures during 2009 involving the named executives are reflected in the table below.

Forfeitures of Equity-Based Awards During 2009 (Amounts are in Shares or Share Units)

Name	PSUs	Stock Options*	Performance Restricted Stock	Restricted Stock (Other than Performance)	Totals

Mr. Jordan	—	—	—	—	—
Mr. Losch	—	—	—	—	—
Mr. Gusmus	—	33,269	—	—	33,269
Mr. Burkett	37,307	22,130	—	—	59,437
Mr. Tuggle	—	—	—	—	—
Mr. Adams	—	10,447	—	—	10,447

*	Reflects stock options that terminated, unexercised, upon expiration of their terms.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about stock options, all types of restricted stock, and all performance equity (PRS and PSU) awards held at December 31, 2009 by the officers named in the Summary Compensation Table. The PARSAP program was discontinued at the end of 2006. For our executives, PSUs were granted in 2007 and 2009, and PRS awards were made only in 2008. Mr. Gusmus did not participate in the PSU program in 2009, and was not eligible for regular executive awards in earlier years.

Outstanding Equity Awards at Fiscal Year-End 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)

Mr. Jordan		294,839		$34.94	5/1/14
	56,427			$22.15	2/25/15
						297,041	$3,980,349	286,203	$3,835,120

Mr. Losch						38,587	$517,066	57,879	$775,579

Mr. Gusmus	2,206			$38.43	3/1/10
	2,076			$34.37	3/3/10
	3,606			$40.56	2/17/11
		4,228		$35.18	4/20/14
	7,396			$38.31	2/24/17
	7,380			$38.40	2/19/18
	8,804			$32.12	3/1/20
						143,924	$1,928,582	—	—

Mr. Burkett	15,436			$34.34	3/3/10
	15,421			$40.53	2/17/11
	9,396			$27.04	2/23/11
	6,311			$31.15	2/26/12
	10,665			$35.76	4/22/12
	5,848	5,848		$36.08	4/21/13
		74,484		$35.14	4/20/14
	2,072			$21.64	2/23/21
	237			$25.34	7/2/21
	232			$25.85	1/2/22
	7,540			$24.93	2/26/22
	87			$17.26	7/1/22
	90			$16.66	1/2/23
						115,247	$1,544,310	152,645	$2,045,443

Mr. Tuggle	5,307			$40.54	2/17/11
	4,573			$35.77	4/22/12
	2,078	2,079		$36.10	4/21/13
		4,228		$35.18	4/20/14
						47,563	$637,344	92,025	$1,233,135

Outstanding Equity Awards at Fiscal Year-End 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)

Mr. Adams	9,459			$15.93	3/1/10
	6,686			$34.34	3/3/10
	5,805			$40.54	2/17/11
	2,763			$27.04	2/23/11
	7,323			$27.02	2/23/11
	3,067			$35.76	4/22/12
	1,506	1,506		$36.11	4/21/13
		3,067		$35.16	4/20/14
	5,126			$11.63	4/18/15
						21,489	$287,953	42,153	$564,850

Details concerning information in certain of the columns are presented in the following paragraphs:

(a)-(j)

Stock Dividends. We began paying quarterly dividends in common stock, rather than cash, in October of 2008. To date, stock dividends have been distributed on October 1, 2008 (3.0615%), January 1, 2009 (1.8370%), April 1, 2009 (2.6673%), July 1, 2009 (1.5782%), October 1, 2009 (1.5901%), and January 1, 2010 (1.4971%). Our financial statements show outstanding shares and related information at December 31, 2009 on a basis adjusted for these stock dividends. To be consistent, information in columns (b) through (j) has been adjusted in the same manner. The numbers of shares covered by stock options, as well as the option prices, reported in the table have been adjusted proportionately to reflect the estimated economic effects of dividends distributed to date. For administrative reasons outstanding options have not been formally adjusted at this time; however, administrative action has been taken which in most cases will provide the same economic and dilutive effect as an adjustment if and when affected options are exercised.

(c)	The vesting dates of unvested options reported in column (c) are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Losch	Mr. Gusmus	Mr. Burkett	Mr. Tuggle	Mr. Adams

4/21/06	4/21/10	—	—	—	5,848	2,079	1,506
4/20/07	4/20/10	—	—	2,114	37,242	2,114	1,533
	4/20/11	—	—	2,114	37,242	2,114	1,534
5/1/07	5/1/10	147,419	—	—	—	—	—
	5/1/11	147,420	—	—	—	—	—
4/18/08	4/18/11	—	—	—	—	—	2,563
	4/18/12	—	—	—	—	—	2,563

(g)

The awards included in column (g) are all unvested restricted stock shares, including PARSAP shares, outstanding as of December 31, 2009. The PARSAP program was discontinued at the end of 2006, and its performance acceleration feature has expired.

The vesting dates of unvested restricted stock shares reported in column (g), excluding PARSAP shares, are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Losch	Mr. Gusmus	Mr. Burkett	Mr. Tuggle	Mr. Adams

4/21/06	4/21/10	—	—	—	1,171	417	299
4/20/07	4/20/10	—	—	420	—	420	304
	4/20/11	—	—	423	—	423	308
5/1/07	5/1/12	28,213	—	—	—	—	—
2/25/08	2/25/11	—	—	—	7,049	—	—
	2/25/12	—	—	—	7,055	—	—
1/20/09	1/20/12	134,413	—	—	—	—	—
	1/20/13	134,415	—	—	—	—	—
3/5/09	3/5/12	—	19,291	—	30,866	23,149	10,288
	3/5/13	—	19,296	—	30,873	23,154	10,290
3/5/09	12/31/11	—	—	128,625	—	—	—
12/11/09	12/31/11	—	—	14,456	—	—	—

The vesting dates of unvested PARSAP shares reported in column (g) are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Losch	Mr. Gusmus	Mr. Burkett	Mr. Tuggle	Mr. Adams

2/26/02	2/26/12	—	—	—	12,844	—	—
4/22/05	4/22/15	—	—	—	25,389	—	—

The foregoing information reflects scheduled vesting dates. PARSAP shares had an acceleration feature, now expired, that allowed them to vest early if certain performance goals had been achieved.

(h)

The values in column (h) reflect the closing market value at December 31, 2009, of the unvested restricted shares held by the named persons, with no discount for the risk that the award might be forfeited or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

(i)	The awards included in column (i) are all unvested PRS and PSU awards.

(j)

The values in column (j) reflect the closing market value at December 31, 2009, of the unvested PRS and PSU awards held by the named persons, with no discount for the risk that the award might be forfeited based on performance or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

(i)/(j)

At year-end 2009 the awards reflected in columns (i) and (j) continued to be outstanding and no performance determinations had yet been made. In January 2010, the Compensation Committee determined that 100% of the PSU awards granted in 2007, having a 3-year performance period ending in 2009, should be forfeited based on failure to achieve applicable corporate performance goals.

The performance periods applicable to unvested regular annual PRS and PSU awards reported in columns (i) and (j) are shown in the schedule below:

Grant Date	Performance Period	Mr. Jordan	Mr. Losch	Mr. Gusmus	Mr. Burkett	Mr. Tuggle	Mr. Adams

4/20/07	2007–2009	—	—	—	14,894	—	—
5/1/07	2007–2009	18,336	—	—	—	—	—
2/25/08	2008–2011	45,141	—	—	45,141	22,569	—
7/16/08	2008–2011	—	—	—	—	—	11,284
9/2/08	2008–2011	16,926	—	—	—	—	—
3/5/09	2009–2012	205,800	57,879	—	92,610	69,456	30,869

Option Exercises and Stock Vested

The following table provides information about stock options exercised during 2009 by the officers named in the Summary Compensation Table and restricted shares that vested during 2009. The named officers do not hold stock appreciation rights. No PRS, PSU, or other performance-based equity awards vested for any of the named persons during 2009.

Option Exercises and Stock Vested During 2009

(a)	(b)	(c)	(d)	(e)
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)

Mr. Jordan	—	—	—	—
Mr. Losch	—	—	—	—
Mr. Gusmus	—	—	—	—
Mr. Burkett	—	—	2,123	24,486.00
Mr. Tuggle	—	—	825	9,541.62
Mr. Adams	—	—	577	6,665.34

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	The values in column (c) represent the difference between the fair market value of the shares on the exercise date and the exercise price of the option.

(d)

The shares vested include the number of shares granted plus quarterly stock dividends, if applicable, from October 1, 2008 through January 1, 2010. The cumulative compound stock dividend rate of all such dividends is 12.8599%.

(e)	The values in column (e) represent the fair market value of the shares on the vesting date.

Post-Employment Compensation

Overview

We provide competitive programs to our executives and other employees which provide benefits if employment is terminated. In addition, many of our regular programs have features that enhance, accelerate, reduce, cancel, or forfeit benefits (or, in the case of stock options, shorten their remaining lives) if employment terminates in various ways. Additional information concerning these programs and features is presented in the sections following this one.

Certain post-employment terms are used in this proxy statement with specific meanings. The meanings we use in this proxy statement are summarized below in order to avoid confusion.

Discharge	A termination of employment by action of the corporation (other than in connection with disability or retirement).
Resignation	A termination of employment by action of the executive (other than in connection with disability or retirement).
Disability	A permanent inability to work as specified in the applicable plan or program.
Retirement

A termination of employment after meeting certain age and service requirements specified in the applicable plan or program or, if none, as specified in our Pension Plan. Our Pension Plan and some other plans specify both early and normal retirement requirements, while other plans and programs specify only normal retirement or make no provision for retirement at all.

Change in Control (CIC)

A change in control of First Horizon National Corporation as defined in the applicable plan or program. All of our active plans that provide for a change in control event use a substantially similar definition, discussed in more detail in “Change in Control—Definition” on page •.

Pension Plans

We have two defined benefit retirement plans in which our executives participate: a tax-qualified Pension Plan (for a broad group of employees), and a Pension Restoration Plan (for highly-compensated employees, including all of the named executive officers except those hired after August 2007). In practical effect, the Restoration Plan extends the benefits of the Pension Plan as if the dollar limit imposed by the tax code did not exist. The two pension plans ordinarily have the overall effect, therefore, of a single plan providing a single benefit. Both plans were closed to new hires effective August 31, 2007 and both plans will be frozen for all participants effective January 1, 2013.

Our Pension Plan is integrated with social security under an “offset” formula, applicable to all participants. Retirement benefits are based upon a participant’s average base salary for the highest 60 consecutive months of the last 120 months of service (“Covered Compensation”), length of service, and social security benefits. Normal retirement benefits typically are payable in monthly installments after age 65, though many variations are possible as discussed below. For purposes of the plan, “compensation” is defined as the total cash remuneration reportable on the employee’s IRS form W-2, plus pre-tax contributions under the Savings Plan and employee contributions under the Flexible Benefits Plan, excluding bonuses, commissions, and incentive and contingent compensation.

Our Pension Restoration Plan is an unfunded plan covering certain employees in the highest salary grades, including all executive officers hired before August 31, 2007, whose benefits under the Pension Plan have been limited under tax code Section 415 and tax code Section 401(a)(17). The limitation under Section 415 of the tax code was $195,000 for 2009 or 100% of the employee’s average income in his or her three highest paid years, whichever is less. Tax code Section 401(a)(17) limited compensation to $245,000 for 2009 for purposes of certain benefit calculations. “Compensation” is defined as salary in the same manner as it is for purposes of the Pension Plan and includes certain salary amounts earned as salary stock units (SSUs). Under the Pension Restoration Plan participants receive the difference between the monthly pension payable if tax code limitations did not apply, and the actual pension payable.

Our Pension Plan offers a reduced early retirement benefit for participants who are at least age 55 with 15 years of service. The reduction in benefits varies based on age at retirement. For example, if retiring at age 55, the Pension Plan benefit is reduced to 50%; if retiring at age 60, the reduction is to 66%. The Pension Restoration Plan mirrors these early retirement benefits.

The combined pension benefit is fixed once employment is terminated, since no subsequent changes occur to the primary factors upon which benefits are based. Prior to retirement, participants may make (and change) various elections that affect their benefits. Among those are: the ability to take an early retirement annual benefit in lieu of a normal retirement benefit, if employment ends after the early retirement age and prior to normal retirement age; the ability to take a benefit payable only during the life of the employee or a smaller benefit that would continue if the employee predeceases his or her spouse; and the ability or requirement to take a lump sum or other non-annuity payment in lieu of annual benefits under the Pension Restoration Plan in certain circumstances and within the limitations required by tax code Section 409A. The typical form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50 percent of the monthly amount the participant received. The typical form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain.

Service is granted for each hour worked at the Corporation including certain hours of non-worked service such as vacation, holidays and disability. One year of service is credited for each year in which the employee worked 1,000 or more hours of service.

The following table provides information about estimated benefits under our Pension Plan and our Pension Restoration Plan and, in certain cases, special retirement agreements.

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)

Mr. Jordan	Pension	3	$54,656	—
	Restoration	3	$134,668	—

Mr. Losch	Pension	NA	NA
(not eligible; hired after 8/31/07)	Restoration	NA	NA

Mr. Gusmus	Pension	27	$562,026	—
	Restoration	27	$282,135	—

Mr. Burkett	Pension	37	$963,916	—
	Restoration	37	$2,215,790	—

Mr. Tuggle	Pension	6	$254,447	—
	Restoration	6	$157,455	—

Mr. Adams	Pension	27	$822,768	—
	Restoration	27	$343,036	—

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	This column shows full years of credited service as defined in each respective plan, as of fiscal year-end.

(d)

Column (d) reflects the actuarial present value of the named executive’s accumulated benefit under each plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our 2009 fiscal year, except that retirement age is assumed to be the normal retirement age of 65. The amounts presented in the above table were calculated by the Pension Plan actuary. The valuation method chosen to calculate those amounts is the projected unit credit cost method. This method recognizes cost in an increasing pattern as a participant approaches retirement. The 2009 discount rates are 6.05% for the Pension Plan and 5.55% for the Pension Restoration Plan and reflect the expected average term until settlement of each of these plans. The assumptions on which the amounts presented in the above table are based are discussed in note •[20] to our financial statements.

(e)	No amounts were paid during 2009 under any pension plan to any named executive officer.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

For many years we have sponsored plans and programs that allow executives to defer receipt of salary and bonus compensation. For nearly all such plans, the primary purpose was to allow participants to defer payment of current-year taxes. Under those plans, participants may elect to defer receipt of salary and cash bonus amounts. Many of our executives have deferred, at different times, amounts under several different plans. Deferred amounts are credited to accounts and earnings accrue according to the provisions of each plan. Participants have significant discretion regarding the length of the deferral period, the investment criteria upon which earnings are based, and the form of payout (lump sum or a term of regular payments), although the plans and tax laws mandate lump sum payout in certain circumstances. A deferral period commonly selected lasts until employment terminates. Amounts paid under our deferred compensation plans, both deferrals and earnings, are paid directly by us; these plans are unfunded and nonqualified.

In all of the deferral plans except one, each participant’s account is fully vested and non-forfeitable. Except for the possibility of being paid out at one time rather than another, accounts in such plans are not affected by a termination of employment, change in control, or other event.

The deferral plan that is forfeitable and not fully vested is our Directors’ and Executives’ Deferred Compensation Plan (“1985 D&E Plan”). The 1985 D&E Plan’s purpose was both to provide a deferral opportunity for participants and also to provide a strong retention tool for the company. The 1985 D&E Plan ceased taking new deferral contributions in 1995 but several executive officers, including two of the named executives, and several directors continue to have accounts. In furtherance of the retention purpose, the Plan provides that if an executive terminates employment prior to a change in control for a reason other than death, disability or retirement, or if an executive joins a competitor after leaving First Horizon, that executive will likely forfeit his or her account. In that situation, earnings for the participant’s account are to be recalculated, retroactively, using a much lower deemed interest rate than that used for retirement. Because of previous withdrawals mandated by the Plan, at present in every case involving an active executive or director the re-calculation would cause the participant’s account to become zero. The re-calculation is avoided only in a change in control situation or if the Compensation Committee approves a waiver. Additional information concerning the 1985 D&E Plan is available under the caption “Directors’ and Executives’ Deferred Compensation Plan (1985 D&E Plan)” on page •. Only two executive officers named in the Summary Compensation Table have accounts under the 1985 D&E Plan: Mr. Gusmus and Mr. Adams. For Mr. Gusmus, the recalculation provision has been modified. Additional information is provided under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page •.

Information concerning the activities in the past year and the year-end account balances of the officers named in the Summary Compensation Table with respect to our prior and current deferred compensation plans and programs is presented in the following table.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year($)	Company Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)

Mr. Jordan	—	—	48,452	—	223,111
Mr. Losch	—	—	—	—	—
Mr. Gusmus	—	—	351,317	—	$2,070,119
Mr. Burkett	—	—	—	—	—
Mr. Tuggle	—	—	38,706	—	189,453
Mr. Adams	—	—	39,069	—	351,621

Details concerning information in certain of the columns are presented in the following paragraphs:

(b)	Currently up to 80% of salary and 100% of annual cash bonus may be deferred in our deferred compensation plan for executives. There were no deferrals in 2009.

(c)	First Horizon makes no matching or other contributions to nonqualified deferred compensation accounts open to our executives for participation, other than earnings reported in column (d).

(d)

Earnings reflect interest for those accounts that earn interest. For accounts that are phantom shares of our stock or of mutual funds, earnings reflect increases and decreases of account value from January 1 through December 31 of the year. The number in the table nets those amounts as applicable to the individual involved. An above- market portion of all earnings amounts is also reported in the table captioned “Changes in Pension Actuarial Value and Above-Market Earnings on Deferred Compensation for 2009” on page •.

(e)	Withdrawals are allowed under the plans in the case of hardship, in-service distributions selected with the deferral election, and interim distributions provided for under one of the older plans.

(f)	Certain plan accounts are denominated as numbers of shares of our stock or of certain mutual funds. All such accounts are valued based on the fair market value of those shares at fiscal year-end.

The information above excludes information related to our tax-qualified 401(k) Savings Plan. Additional information concerning our deferred compensation plans is given under the caption “Deferral Plans and Programs” beginning on page • of this proxy statement.

Employment Contracts, Termination of Employment and Change in Control Arrangements,
and Benefits under Them

As mentioned above, we do not have employment agreements with our executives except for Mr. Gusmus. Information on our agreement with Mr. Gusmus appears under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page •. However, many of our plans and programs contain special provisions regarding termination of employment in various common situations, including in connection with retirement and a change in control of First Horizon. We also have certain other arrangements that deal primarily with retirement and change in control situations. This section provides information concerning those provisions, and other arrangements related to those situations, in relation to the executive officers named in the Summary Compensation Table.

TARP Ceiling on Severance and Change in Control Benefits

In 2008 we sold preferred stock, and a warrant to purchase common stock, to the U.S. Treasury pursuant to its Capital Purchase Program under its Troubled Assets Relief Program (TARP). In June 2009, the Treasury issued regulations imposing restrictions on compensation the executives might receive in connection with a severance event. See “Effects of TARP Rules” beginning on page • for information concerning the various impacts of these restrictions upon us and compensation changes we have implemented for 2010 in response.

One TARP impact is a prohibition on severance and change in control benefits. Specifically, we are prohibited from paying any “golden parachute” payments to a named executive related to severance or a change in control of First Horizon. Although the rules dealing with this are complex, in general terms all severance and change in control payments are prohibited unless previously earned, paid under a pension plan, paid in connection with death or disability, or required by law. This prohibition greatly impacts our change in control severance agreements discussed below and, to much a lesser degree in many cases, also impacts the compensation realized under our stock plans related to many types of separation from service. All plans, agreements, programs, and benefits described in this section regarding termination of employment in any scenario are subject to, and limited by, these restrictions.

The TARP restrictions applied to Mr. Adams in 2009. As the rules are currently interpreted, the TARP restrictions do not apply to him in 2010.

Termination of Employment Unrelated to a Change in Control

Annual Cash Bonus

If an executive resigned or was discharged prior to the bonus payment date (early in 2010), the annual cash bonus for 2009 normally would not be owed or paid.

If an executive officer died, became disabled, or retired early or normally before payment of the annual cash bonus for a particular year, the annual cash bonus for that year normally would be owed or paid in whole or part based on actual achievement of the applicable goals for that year. The amount of bonus would depend significantly on company performance, when (relative to the performance period) the retirement occurred and on the exercise of discretion by the Compensation Committee, among other things.

Stock Incentives

Options. Unvested stock options terminate at the time of resignation or discharge. Vested stock options terminate immediately after resignation and three months after discharge. In the case of death, disability, or normal retirement, unvested stock options continue vesting for three years (five years in the case of options granted in connection with a deferral of earned cash compensation) but not beyond their original term, and vested options remain outstanding for the same three- or five-year period, as applicable. For options granted prior to 2006 an early retirement is treated the same as a normal retirement, but for options granted after 2005 an early retirement is treated as a resignation.

Restricted Stock. Restricted stock shares that are not vested normally are forfeited at the time of a resignation or discharge. In the case of death or disability, restricted stock shares generally vest in proportion to the amount of the vesting period that has passed, and the remainder are forfeited, unless the Compensation Committee chooses to act to retain or vest the awards in whole or part. Under the 2003 Equity Compensation Plan, awards of those types would be forfeited upon retirement unless the Compensation Committee used its discretion to vest shares or units in whole or part. In the past, the Committee on occasion has acted to vest restricted stock pro rata (based on the portion of the vesting period worked) in connection with normal retirement situations that do not involve any adverse factors, and to vest restricted stock in whole or in part when early or normal retirement has been accompanied by a special retirement arrangement which traditionally includes a non-compete provision (described under the caption “Other Agreements and Arrangements” beginning on page •).

Performance Awards. PSU, PRS, LTI, and other performance-based awards as to which the performance period has not passed normally are forfeited at the time of a resignation or discharge. Long term performance-based awards generally are partially forfeited upon death, permanent disability or normal or approved retirement. These awards are prorated in proportion to the amount of the performance period that the recipient worked. Awards preserved in that manner remain subject to satisfaction of all applicable performance requirements for the full performance period.

Pension Plan and Pension Restoration Plan

The Pension and Pension Restoration Plans generally operate as a single plan in terms of defining the pension benefit payable to executives. Additional information concerning our pension plans and benefits payable under them is provided under the captions “Pension Plan” and “Pension Restoration Plan” beginning on page •.

401(k) Savings Plan

Our 401(k) Savings Plan is a defined contribution plan to which eligible employees may elect to contribute by payroll deduction, up to the limits of the Plan and applicable tax rules. Although we offer a matching contribution in company stock, the primary sources of funds for the Plan are deductions from the participants’ paychecks and earnings on those funds. Each participant has an account in the Plan which may be invested in a variety of investment alternatives at the participant’s election, including in shares of our stock. Each account represents actual financial assets held in trust by a corporate trustee. Each of our executive officers participates in the 401(k) Plan and his or her account is fully vested. When employment terminates, payroll additions and any company matching contributions cease. Earnings on accounts continue to accrue until funds are withdrawn. We do not pay earnings on account funds except indirectly, through dividends on company stock held in Plan accounts.

Nonqualified Deferred Compensation Plans

Our nonqualified deferred compensation plans generally provide a tax deferral mechanism for our executives. With the exception of one older plan (the 1985 D&E Plan), account balances are always fully vested and are neither enhanced nor forfeited upon a termination of employment for any reason. All non-qualified deferral plans are unfunded. Additional information concerning our nonqualified deferred compensation plans is provided under the caption “Nonqualified Defined Contribution and Other Deferred Compensation Plans” beginning on page •.

Other Agreements and Arrangements

In the past the Compensation Committee has on occasion approved entering into special arrangements or agreements with certain executive officers. An agreement of that sort is in place with Mr. Gusmus.

Special Retention Agreement with Mr. Gusmus

Following his appointment in 2008 to the position of President, FTN Financial, we entered into a special retention agreement with Mr. Gusmus. Key terms of this agreement are highlighted below.

•	We agreed to employ Mr. Gusmus unless a termination for cause occurs as described in the agreement, and Mr. Gusmus agreed to remain in the position of President of FTN Financial, until his retirement.

•	Any unvested restricted stock will vest 100% on Mr. Gusmus’s retirement.

•

For purposes of the 1985 D&E Plan, Mr. Gusmus will be treated at retirement as if he were age 65. The special retention agreement, which reaffirms an earlier agreement entered into with Mr. Gusmus on this matter, provides benefits under the plan will be delayed until he reaches age 65.

•	Mr. Gusmus agreed to comply with certain non-competition, non-solicitation, and non-interference covenants.

As part of the employment relationship with Mr. Gusmus that is the subject of the special retention agreement, Mr. Gusmus will receive a base salary of $600,000. His annual bonus opportunity beginning in 2009 is a percentage of the manager’s bonus pool established and measured in accordance with the Capital Markets Incentive Compensation Plan. Bonuses will be paid through, and will be subject to the conditions of, the 2002 Management Incentive Plan. Therefore, each bonus is subject to Compensation Committee oversight and discretion. If the bonus amount reaches a certain amount it will be paid in a combination of cash and shares of restricted stock, granted under the 2003 Equity Compensation Plan, with vesting to occur three years from the grant date or upon retirement approved by the Compensation Committee. Total bonus (cash and restricted stock) for any year may not exceed $4,400,000. In addition to special benefits specified in the retention agreement and to ordinary benefits under plans generally available to a wide range of employees, Mr. Gusmus participates in the Pension Restoration Plan.

Change in Control

We have special change in control severance agreements with all of the named executive officers. In addition, many of our plans and programs have special provisions that apply if we experience a change in control event. This section provides information concerning arrangements and benefits that would apply if we experience a change in control event.

Definition

All of our active plans and programs that have a change in control provision define a change in control event in a substantially similar manner. Our change in control severance agreements have slightly differing terms. The term “change in control” is defined at significant length in formal legal documents. In general terms, however, a change in control includes any of the following events (with change in control severance agreement differences noted):

(a)	A change in a majority of the Board of Directors, with certain exceptions.

(b)	A person or other entity beneficially owns 20 percent or more of our outstanding voting stock, with certain exceptions.

(c)

Our shareholders approve and there is a consummation of a merger or other business combination, unless (i) more than 50 percent (60% in our severance agreements) of the voting power of the corporation resulting from the business combination is represented by our voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20 percent or more of the resulting corporation, and (iii) at least a majority (two-thirds in our severance agreements) of the members of the board of directors of the resulting corporation were our directors at the time of board approval of the business combination.

(d)	Our shareholders’ approval of a plan of complete liquidation or dissolution or a sale of substantially all of our assets.

Summary of Change in Control Effects

Once the TARP rules no longer apply, and in the meantime for executives not subject to the TARP rules, a change in control has the following effects on certain benefit plans, programs, and arrangements in which the named executive officers participate:

•

Annual cash bonuses along with PSU, PRS, and LTI awards are pro-rated through the date of the change in control based on the formula discussed under the section “Change in Control Severance Agreements” beginning on page • of this proxy statement.

•

Restricted stock, restricted stock units, phantom stock units and unvested stock options granted prior to 2007 vest. If granted in 2007 or later, vesting will not occur unless the grantee experiences certain terminations following the change in control.

•

Under our Pension Restoration Plan, a lump sum payout is made to participants representing the present value, using a discount rate of 4.2%, of the participant’s scheduled projected benefits, assuming periodic distributions of the participant’s accrued benefit in the normal form under the plan, actuarially adjusted according to a formula for the participant’s age at the time of the change in control.

•

Our Pension Restoration Plan provides that executives will continue to accrue age and service credit under the Plan during the agreement’s 36-month severance period if the executive is at least 50 years of age and has at least 10 years of service upon termination following a change in control event. See “Change in Control Severance Agreements” below for additional information concerning those agreements.

•	Excess funding in the Pension Plan is allocated, according to a formula, to all plan participants and all retirees.

•

Deferred compensation under individual deferral agreements that accrue interest based on the 10-year Treasury rate and certain other benefits are paid over to previously established rabbi trusts. Funds in such trusts will remain available for the benefit of our general creditors prior to distribution.

•	Our Survivor Benefits Plan generally cannot be amended to reduce benefits.

•

Under the 1985 D&E Plan, a lump sum payout is made to participating employees and certain terminated employees representing the present value, using a discount rate of 4.2%, of the participant’s scheduled projected distributions, assuming employment through normal retirement date and continued interest accruals at above-market rates. Additional information concerning the 1985 D&E Plan is provided under the captions “Directors’ and Executives’ Deferred Compensation Plan (1985 D&E Plan)” and “Nonqualified Defined Contribution and Other Deferred Compensation Plans” beginning on pages • and • respectively.

•

Our change in control severance agreements, discussed in the next section, provide certain benefits to those executives whose employment is terminated in specified ways following the change in control.

Change in Control Severance Agreements

At the end of 2009 we had change in control severance agreements with all of our named executive officers. The change in control severance agreements provide generally for a payment equal to three times annual base salary plus three times a “bonus amount” if we discharge the officer other than for disability, retirement, or cause, or if the officer resigns for good reason (as specified in the agreements), in either case within 36 months after a change in control event. For corporate officers, the “bonus amount” is the average actual annual cash bonus paid over the preceding five years, excluding the years with the highest and lowest bonuses, with certain exceptions for executives who have participated in our executive bonus plan less than five years. With respect to named executive officers whose annual cash bonuses are based on a percentage of business unit earnings, the “bonus amount” cannot exceed 100% of annual base salary. The agreements provide for continued healthcare and life insurance benefits for an 18-month period as allowed by tax laws. Non-disparagement, cooperation, and non-solicitation covenants are included in the contracts. These agreements are not employment agreements and do not guarantee employment for any term or period; they only apply if a change in control occurs. Each agreement could be terminated unilaterally upon three years’ prior notice.

Additional information about these agreements is provided below.

Summary of Potential Payments Upon Termination of Employment

The table below summarizes estimated information about the incremental or enhanced potential amounts that would be payable to the named executives if their employment with us had terminated on December 31, 2009 under these situations: (1) they resigned or were terminated in a manner unrelated to death, disability, or a change in control; (2) their termination was associated with death or disability (the amounts are the same in either situation for the named executives); or (3) they were terminated without cause following a change in control (CIC). The amounts shown are incrementally caused by the termination; accordingly, amounts previously vested or otherwise earned are not shown, nor are amounts which would be forfeited or reduced by the termination. On the other hand, unvested stock awards which become vested because of the termination event are included in full, even if a large portion of the vesting period already had passed prior to the assumed termination. Also, termination situations vary considerably and in the past sometimes we have entered into consulting or non-competition arrangements with certain departing executives; the table below shows amounts only for any agreements currently in place which may be enforced under the TARP rules.

For purposes of the table, we have made these assumptions and adjustments: (1) pension and deferral plan values are not shown because their values are not enhanced by termination; (2) only stock awards that are unvested immediately prior to termination, and that vest early or have performance goals waived due to the termination, are considered in column (d); (3) the value of stock options is measured at year-end based solely on our stock value at that time; (4) the average of the high and low stock prices on December 31 ($13.49 per share) is used when valuing stock based awards; (5) the present value of any future health and welfare and other non-cash benefits is calculated by using current costs to the company; (6) in the case of a change in control severance, we assume that the circumstances are such that the cash severance benefit would be fully payable unless prohibited by the TARP rules; (7) we assume that no forfeitures are triggered unrelated to termination such as (for example) through a non-compete covenant; (8) we assume that there are no other special circumstances which would warrant delay, offsets, reductions, or other adjustments of amounts owed; and (9) we assume that the TARP restrictions are legally enforceable as written. None of our NEOs has reached normal retirement age, but due to age and years of service some would have qualified for early retirement treatment at year-end under certain plans or awards if they had terminated then; that fact is reflected in the table amounts where appropriate and permitted by the TARP rules. We provide a life insurance policy to executives and many other employees; although payment under the policy would be triggered by death, that amount is not included since the policy benefit was earned prior to death and we would not be the payor.

The amounts shown include the effects of the restrictions imposed by the TARP rules. Those effects are described in “TARP Ceiling on Severance and Change in Control Benefits” beginning on page • of this proxy statement. A key impact of the TARP rules is to prohibit us from paying severance benefits under the CIC severance agreements we have had for many years with our executives, and in most cases (other than death or disability) accelerated vesting of awards is not allowed. Our plans generally do not distinguish between resigning or being terminated by action of the company, except for CIC agreement provisions which the TARP rules do not allow us to observe. The TARP rules will no longer apply if we repurchase the preferred stock held by the Treasury.

Potential Dollar Value of Incremental Payments upon Certain Assumed
Termination of Employment Scenarios at Year-End 2009

(a)	(b)	(c)	(d)	(e)	(f)
Name & Event	Cash Severance	Bonus	Stock- Based Awards	Tax Gross- ups	Total

Mr. Jordan
General termination	—	—	—	—	—
Death/Disability	—	—	1,260,721	—	1,260,721
CIC Termination	—	—	—	—	—

Mr. Losch
General termination	—	—	—	—	—
Death/Disability	—	—	126,523	—	126,523
CIC Termination	—	—	—	—	—

Mr. Gusmus
General termination	—	—	—	—	—
Death/Disability	—	—	528,579	—	528,579
CIC Termination	—	—	—	—	—

Mr. Burkett
General termination	—	—	—	—	—
Death/Disability	—	—	623,481	—	623,481
CIC Termination	—	—	—	—	—

Mr. Tuggle
General termination	—	—	—	—	—
Death/Disability	—	—	166,224	—	166,224
CIC Termination	—	—	—	—	—

Mr. Adams
General termination	—	—	—	—	—
Death/Disability	—	—	77,891	—	77,891
CIC Termination	—	—	—	—	—

Director Compensation

Information concerning the compensation of our non-employee directors earned during 2009 is presented in the table below. Mr. Jordan, our President and Chief Executive Officer, serves on our Board but does not receive any compensation under the plans, programs, and practices described below. Mr. Rose has served on our Board as a non-employee director for many years. Mr. Rose was appointed Chairman of the Board in 2007, which was an executive officer position in 2007 and 2008. In April 2009 his position as Chairman reverted to non-executive status, and he returned to the status of a non-employee director. During the time he was an executive, Mr. Rose became ineligible for compensation as a non-employee director; however, previously-granted equity awards under director plans were not affected by that change, and normal director compensation resumed when his non-employee status resumed. The information in the table below excludes any compensation paid to Mr. Rose in his executive officer role.

Director Compensation for 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-stock Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Mr. Carter	$91,000	45,000	—	—	—	—	136,000
Mr. Cooper	$88,000	—	—	—	—	—	88,000
Mr. Emkes	$91,500	45,000	—	—	—	—	136,500
Mr. Haslam	$88,000	33,750	—	—	—	—	121,750
Mr. Martin	$166,000	—	—	—	4,238	—	170,238
Ms. Palmer	$127,500	—	—	—	4,693	—	132,193
Mr. Reed	$107,500	—	—	—	—	—	107,500
Mr. Rose*	$149,500	45,000	—	—	60,880		255,380
Mr. Sansom.	$92,000	45,000	—	—	60,929	—	197,929
Mr. Yancy	$95,000	—	—	—	—	—	95,000

*

Mr. Rose was a non-employee director until January 29, 2007. At that time he was elected as Chairman of the Board, which was an executive officer position until April 20, 2009. Mr. Rose ceased to receive compensation as a non-employee director during the time he was an executive officer; compensation as a non-employee director resumed in April. Information concerning his compensation in this section relates only to awards and other compensation received in his capacity as a non-employee director.

Details concerning information in the columns are presented in the following paragraphs:

(b)	Included in this column are all fees and retainers paid in cash, whether or not receipt was deferred.

(c)

Restricted Stock and Restricted Stock Units. Through 2006, it was our practice to award all non-employee directors shares of restricted stock such that each such director had 800 shares of our restricted stock vesting each year and each received at all times during his or her tenure as a director dividends or dividend equivalents on 8,000 shares of our common stock. If the individual’s directorship terminates for any reason other than death, disability (defined as total and permanent disability), retirement (defined as any termination not caused by death or disability after the attainment of age 65 or 10 years of service as a director), or a change in control (as defined in the 2003 Equity Compensation Plan), all outstanding shares will be forfeited.

Beginning in 2007, each April directors receive restricted stock units (RSUs) having a grant-date value of $45,000. RSUs vest the following year if the director remains in office for the year. RSUs are paid in shares. Dividend equivalents accrue during the vesting period and are paid in cash or shares (in the case of stock dividends) at vesting. Grants are pro-rated for anyone elected to the Board outside of our annual meeting. Since old unvested restricted shares remain outstanding, the RSU program is being phased in so that each director will have one of the following occur each year: 800 restricted shares will vest; or a full grant of RSUs will vest; or a combination of restricted shares (less than 800) and RSUs (less than 100%) will vest. Because of the phase-in requirement, in 2009 only Messrs. Carter, Emkes, Haslam, Rose, and Sansom received RSUs. After adjustment for stock dividends distributed through January 1, 2010, the 800 share amount is approximately 903 shares.

Accounting Values. The dollar values associated with awards shown in column (c) reflect the grant date fair value of the awards during each year shown, based on applicable financial accounting values. Those accounting values are determined as of the grant date of each award using the same assumptions and valuation method for accounting purposes in our financial statements. The accounting valuation method makes several assumptions about the growth and volatility of our stock value, vesting, forfeiture, and other matters. A discussion of those assumptions and methods appears in note 21 to our 2009 annual report to shareholders. Actual future events may be substantially inconsistent with those assumptions. Accordingly, the actual values realized by an award holder may, and often will, differ substantially from the accounting values reflected in column (c).

Grant Date Fair Value. In 2009, no director received a grant of restricted stock, and only Messrs. Carter, Emkes, Haslam, Rose, and Sansom received RSUs. Original grants of RSUs (excluding stock dividends) were as follows: Mr. Emkes, 3,909 RSUs with an accounting value measured on the grant date of $45,000; Mr. Carter, 3,909 RSUs with an accounting value of $45,000; Mr. Haslam, 2,932 RSUs with an accounting value of $33,750; Mr. Rose, 3,909 RSUs with an accounting value of $45,000; and Mr. Sansom, 3.909 RSUs with an accounting value of $45,000. Mr. Haslam’s award was 25% lower than the standard $45,000 accounting value because he had outstanding restricted stock. All RSUs granted in 2009 vested in February 2010. Stock dividends increase the number of outstanding RSUs and are paid in shares at vesting. The stock dividend accruals are not captured in the unit numbers above and do not affect the accounting values in column c of the Director Compensation for 2009 chart on the previous page; however, they are included in the number of outstanding RSUs found in the table titled “Outstanding Equity Awards at Fiscal Year-End 2009 Held by Non-Employee Directors” beginning on page • and in the table titled “Summary of Equity Awards Outstanding at Year-End 2009” below.

Earnings. Column (c) also includes earnings (cash dividends) to be paid during the vesting term on all restricted shares and dividend equivalents to be paid on RSUs that were granted in 2009. For 2009 those amounts were zero.

(d)	Options. No stock options were granted to non-employee directors in 2009. Prior option grants from now-expired plans remain outstanding.

(c)/(d)	Outstanding Restricted Shares, RSUs, and Options. At December 31, 2009, our non-employee directors held the unvested shares of restricted stock and unexercised options shown in the following table:

Summary of Equity Awards
Outstanding at Year-End 2009

Name	Shares of Unvested Restricted Stock (#)	Unvested RSUs (#)	Shares Covered by Stock Options (#)

Mr. Carter	—	4,093	—
Mr. Cooper	5,415	—	—
Mr. Emkes Mr. Emkes	—	4,093	—
Mr. Haslam	900	3,070	53,280
Mr. Martin	3,605	—	44,217
Ms. Palmer	3,605	—	82,943
Mr. Reed	6,319	—	—
Mr. Rose	—	4,093	43,011
Mr. Sansom	—	4,093	99,719
Mr. Yancy	2,257	—	11,980

Additional information concerning outstanding restricted stock and stock options appears under the caption “Outstanding Equity Awards at Fiscal Year-End (Non-Employee Directors)” beginning on page •. All share and RSU figures include the number of shares covered by options granted plus amounts approximating the cumulative adjustment for quarterly stock dividends, as applicable, from October 1, 2008 through January 1, 2010. For restricted shares and options the cumulative compound stock dividend rate of all such dividends is 12.8599%; for RSUs the cumulative compound stock dividend rate of those dividends occurring after the grant date is 4.7383%.

(e)	Our non-employee directors do not receive cash incentive compensation.

(f)	Our non-employee directors do not participate in our Pension or other retirement plans.

Above-Market Earnings on Deferred Compensation. Our non-employee directors have historically had the ability to defer their compensation into deferred compensation plan accounts. The amounts in column (f) include all above-market interest accrued during the year on all deferred compensation accounts, whether or not paid during the year. For this purpose, the Securities and Exchange Commission requires us to use one or more rates specified in certain Internal Revenue Service publications as the applicable ‘market’ rate(s) in each situation.

(g)

Other benefits. The following benefits have been approved by the Board as additional compensation to non-employee directors for service as a director: a personal account executive, a no fee personal checking account for the director and his or her spouse, a FirstCheck debit card, a no fee VISA card, no fee for a safe deposit box, no fee for traveler’s checks and cashier’s checks, use of tickets for marketing and other business events up to $5,000 in value, and, if the Board has authorized a stock repurchase program, the repurchase of shares of our common stock at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the director’s shares is otherwise permissible under the repurchase program that has been authorized. The aggregate incremental cost to First Horizon of those benefits in 2009 was less than $10,000 per person and is not included in the column.

(h)	Total $. The total dollars are a sum of columns b through g.

The dollar amounts in the table above are paid under various practices and plans described in the following paragraphs.

Each non-employee director is paid a cash retainer quarterly at an annual rate of $45,000 plus a fee of $2,000 for each day of each Board meeting attended in 2009. In addition, each such director receives $1,500 for each day of each committee meeting (other than an Audit Committee meeting) attended and $2,000 for each day of each Audit Committee meeting attended. The Audit Committee and Executive Committee chairpersons are paid $5,000 per Audit Committee and Executive Committee meeting attended, respectively (inclusive of committee meeting fees), and the chairpersons of the other regular standing committees are paid $4,000 per committee meeting attended (inclusive of committee meeting fees). The cash retainer is augmented by annual grants of RSUs, discussed in the note to column (c) of the Director Compensation table above, having a grant-date value of $45,000. However, only five directors received RSUs in 2009 because the RSU program is being phased in over several years as the predecessor restricted stock program expires. Our practice is to hold our Board and committee meetings jointly with the Bank’s Board and committees. Directors are not separately compensated for Bank Board or Bank committee meetings except for those infrequent meetings that do not occur jointly. Starting in April 2009, Mr. Rose’s compensation was adjusted when he transitioned from an executive chairman to a non-executive chairman. He currently receives an annual Chairman Retainer of $125,000 and the same Annual Board Member Retainer, Annual Stock Grant, Board Meeting Fees, and Executive Committee Meeting Fees as all the other directors.

Our current stock ownership guidelines require each non-employee director to maintain beneficial ownership over time of at least 4,000 shares. For this purpose, fully-owned shares, restricted stock, and shares held in tax-deferred plans are counted, but stock options are not counted. If sufficient shares are not owned to satisfy the ownership guideline, 75% of the net after-tax shares received from our stock plans must be retained until the target ownership level is achieved. In addition, beginning in 2009 directors are required to hold 50% of the net after-tax shares received from our stock plans for the balance of their service with the company, except that directors who reach age 60 generally will be permitted to sell shares held at least three years to diversify their portfolio.

Under the First Horizon National Corporation Nonqualified Deferred Compensation Plan, non-employee directors have deferred and may currently defer amounts that earn returns indexed to the performance of certain mutual funds selected by the non-employee director. These mutual funds merely serve as the measuring device to determine the director’s rate of return, and the director has no ownership interest in the mutual funds selected. First Horizon hedges its obligations related to such mutual fund deferrals.

Our non-employee directors have historically had the option to defer their compensation under several other plans. Under the 2000 Non-Employee Directors’ Deferred Compensation Stock Option Plan, which expired in 2005, non-employee directors could elect to receive stock options in lieu of fees. Deferred compensation options had an exercise price of 50 percent (80 percent for options granted for 2002, 2001, and 2000 and 85 percent for options granted for years prior to 2000) of fair market value on the grant date. Each participant was required to forego the right to receive cash fees which he or she would earn. The amount of the foregone cash plus the option exercise price was required to equal or exceed 100% of our stock’s fair market value on the issue date of the options. New deferrals have not been permitted under this plan since January 2005. Options granted with respect to compensation earned prior to January 2005 are still outstanding.

Under the 1985 D&E Plan, from 1985 to 1995 non-employee directors could elect to defer fees earned and receive an accrual of interest at rates ranging from 17-22 percent annually, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates service prior to a change in control for a reason other than death, disability or retirement. Rates have varied since 1995. For the 2009 plan year, the interest rate was 12.5% for all active participants, including four non-employee directors who are participants in the plan. The interest rate as lowered to 12.25% for 2010. Interim distributions of the amount originally deferred were made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant’s account and accrued interest generally paid monthly over the 15 years following retirement at or after age 65. Certain restrictions and limitations apply on payments and distributions. Although new deferrals have not been permitted under that plan since 1995, interest continues to accrue on outstanding account balances. The non-employee directors who have accounts under this old plan are Messrs. Martin, Rose, and Sansom and Ms. Palmer. In the past, non-employee directors have also had the option under other deferral agreements to defer amounts which generally accrue interest at a rate tied to 10-year Treasury obligations. No new deferrals have been made since 1995 under these agreements, but interest continues to accrue on outstanding account balances. We also reimburse our directors for their expenses incurred in attending meetings, which is not considered to be compensation.

Outstanding Equity Awards at Fiscal Year-End (Non-Employee Directors)

As mentioned previously, we no longer grant options or restricted stock to non-employee directors, and only five directors, Messrs. Carter, Emkes, Haslam, Rose, and Sansom, received a grant of RSUs in 2009. However, stock options previously were available to non-employee directors in connection with deferral elections, and our long- term restricted stock program for non-employee directors granted long-term awards from 1992 through 2006. Many of those old awards are outstanding and, in the case of restricted shares, unvested. The following table provides information about stock options, restricted stock, and RSUs held at December 31, 2009 by the non-employee directors as shown above in the Director Compensation table. All options reported have vested, and only unvested restricted shares are reported. We have no performance-based cash or equity plan or program for non-employee directors.

Outstanding Equity Awards at Fiscal Year-End 2009
Held by Non-Employee Directors

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of shares or units of stock held that have not vested(#)	Market value of shares or units of stock that have not vested($)

Mr. Carter	—	—	—	4,093	$54,846

Mr. Cooper	—	—	—	5,415	$72,561

Mr. Emkes	—	—	—	4,093	$54,846

Mr. Haslam				3,970	$53,198
	1,196	$20.07	7/1/14
	1,247	$19.25	1/3/15
	2,940	$11.55	6/30/16
	5,580	$14.23	12/31/16
	4,666	$18.21	6/30/17
	3,404	$24.97	12/31/17
	3,105	$23.70	6/30/18
	3,411	$28.25	12/31/18
	2,932	$28.97	6/30/19
	3,916	$21.71	12/31/19
	5,387	$12.60	7/3/20
	3,004	$20.07	1/2/21
	2,678	$25.01	7/2/21
	2,591	$25.45	1/2/22
	2,597	$26.98	7/1/22
	2,545	$25.93	1/2/23
	847	$19.48	7/1/23
	1,234	$19.44	1/2/24

Mr. Martin				3,605	$48,307
	1,844	$20.06	7/1/14
	1,613	$19.22	1/3/15
	5,350	$18.20	6/30/17
	4,652	$24.96	12/31/17
	4,420	$23.69	6/30/18
	3,712	$28.25	12/31/18
	3,273	$28.98	6/30/19
	3,133	$21.72	12/31/19
	2,805	$20.06	1/2/21
	2,678	$25.01	7/2/21
	2,826	$25.46	1/2/22
	2,670	$26.98	7/1/22
	2,931	$25.93	1/2/23
	1,026	$19.50	7/1/23
	1,284	$19.47	1/2/24

Ms. Palmer				3,605	$48,307
	1,696	$20.04	7/1/14
	1,769	$19.21	1/3/15
	8,711	$8.68	6/30/15
	7,482	$11.36	12/31/15
	7,651	$11.54	6/30/16
	8,053	$14.23	12/31/16

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of shares or units of stock held that have not vested(#)	Market value of shares or units of stock that have not vested($)

	5,039	$18.20	6/30/17
	4,426	$24.97	12/31/17
	3,943	$23.69	6/30/18
	4,115	$28.24	12/31/18
	3,615	$28.97	6/30/19
	4,306	$21.72	12/31/19
	4,911	$12.61	7/3/20
	3,304	$20.08	1/2/21
	2,921	$24.99	7/2/21
	2,904	$25.47	1/2/22
	2,597	$26.98	7/1/22
	2,545	$25.93	1/2/23
	1,051	$19.50	7/1/23
	1,904	$19.43	1/2/24

Mr. Reed	—	—	—	6,319	$84,675

Mr. Rose*				4,093	$54,846
	4,979	$18.20	4/21/10
	3,631	$24.97	4/21/10
	4,062	$23.69	4/21/10
	3,210	$28.25	4/21/10
	3,323	$28.96	4/21/10
	3,916	$21.71	4/21/10
	3,004	$20.07	4/21/10
	2,838	$25.01	4/21/10
	3,064	$25.44	4/21/10
	2,892	$26.99	4/21/10
	3,161	$25.94	4/21/10
	947	$19.53	4/21/10
	1,388	$19.45	4/21/10
	1,295	$20.07	4/21/10
	1,301	$19.22	4/21/10

Mr. Sansom				4,093	$54,846
	1,295	$20.07	7/1/14
	1,351	$19.25	1/3/15
	10,669	$8.68	6/30/15
	10,574	$11.36	12/31/15
	10,105	$11.54	6/30/16
	8,772	$14.22	12/31/16
	6.536	$18.20	6/30/17
	4,991	$24.97	12/31/17
	5,497	$23.69	6/30/18
	4,617	$28.24	12/31/18
	4,447	$28.97	6/30/19
	5,614	$21.71	12/31/19
	6,180	$12.60	7/3/20
	4,707	$20.07	1/2/21
	2,921	$24.99	7/2/21
	2,985	$25.44	1/2/22

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of shares or units of stock held that have not vested(#)	Market value of shares or units of stock that have not vested($)

	3,115	$26.98	7/1/22
	3,084	$25.94	1/2/23
	975	$19.49	7/1/23
	1,284	$19.47	1/2/24

Mr. Yancy				2,257	$30,244
	1,244	$20.09	7/1/14
	1,301	$19.22	1/3/15
	1,294	$25.48	1/2/22
	2,745	$26.97	7/1/22
	3,008	$25.93	1/2/23
	947	$19.53	7/1/23
	1,441	$19.43	1/2/24

*

Mr. Rose was awarded 50,275 stock options shortly after he was named Chairman of the Board in 2007. These options are not reflected in the table above as they do not relate to his compensation as a non-employee director. These options have a grant price of $39.79 with an expiration date April 20, 2012.

Details concerning information in certain of the columns are presented in the following paragraphs:

(b)/(c)

The numbers of shares covered by stock options, as well as the option prices, reported in the table have been adjusted proportionately to reflect the estimated economic effects of stock dividends distributed to date (see note (e) below). For administrative reasons outstanding options have not been formally adjusted at this time; however, administrative action has been taken which in most cases will provide the same economic and dilutive effect as an adjustment if and when affected options are exercised.

(e)

The awards included in column (e) are all unvested restricted stock shares and RSUs outstanding on December 31, 2009. The share amounts include the number of shares or units granted plus quarterly stock dividends, if applicable, from October 1, 2008 through January 1, 2010. For restricted shares the cumulative compound stock dividend rate of all such dividends is 12.8599%; for RSUs the cumulative compound stock dividend rate of those dividends occurring after the grant date is 4.7383%.

(f)

The values in column (f) reflect the closing value at December 31, 2009 of the unvested restricted shares held by the named persons, with no discount for the risk that the award might be forfeited or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

The vesting dates of those shares in column (e) are:

Vesting Dates of Non-Employee Director Restricted
Stock & RSU Awards Outstanding at Year-End 2009

Name	Grant Date	Vesting Dates	Shares of Stock Vesting Each Year(#)*	Total Shares Unvested(#)*

Mr. Carter	4/20/09	2/8/10	4,093	4,093
Mr. Cooper	1/18/05	1/31 of each year 2010-2015	902.50	5,415
Mr. Emkes	4/20/09	2/8/10	4,093	4,093
Mr. Haslam	4/17/03	4/30 of each year 2010-2013	225	900
	4/20/09	2/8/10	3,070	3,070
Mr. Martin	4/17/03	4/30 of each year 2010-2013	225	900
	5/1/05	4/30 of each year 2010-2013	676.25	2,705
Ms. Palmer	4/17/03	4/30 of each year 2010-2013	225	900
	5/1/05	4/30 of each year 2010-2013	676.25	2,705
Mr. Reed	4/18/06	4/30 of each year 2010-2016	902.71	6,319
Mr. Rose	4/20/09	2/8/10	4,093	4,093
Mr. Sansom	4/20/09	2/8/10	4,093	4,093
Mr. Yancy	11/1/01	10/31 of each year 2010-2011	678.50	1,357
	4/17/03	4/30 of each year 2010-2013	225	900

*

Share amounts include stock dividends which accrued on outstanding restricted stock shares and RSUs. For restricted shares the cumulative compound stock dividend rate of all such dividends is 12.8599%; for RSUs the cumulative compound stock dividend rate of those dividends occurring after the grant date is 4.7383%. Shares of stock vesting each year are averages of total shares.

Non-Employee Director Option Exercises and Stock Vested

The following table provides information about stock options and similar rights exercised during 2009 by the non-employee directors named in the Director Compensation table, as well as restricted shares and RSUs that vested during 2009. Many directors had 800 restricted shares vest during 2009. After adjustment for stock dividends distributed through January 1, 2010, the 800 share amount is approximately 903 shares. Other directors—Messrs. Carter, Emkes, Haslam, Rose, and Sansom—had RSUs vest. The numbers in the table represent the vested shares plus the additional shares related to the stock dividends declared in 2009.

Non-Employee Director
Option Exercises and Stock Vested During 2009

(a)	(b)	(c)	(d)	(e)
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized Upon Vesting ($)

Mr. Carter	—	—	3,599	37,214
Mr. Cooper	—	—	839	7,597
Mr. Emkes	—	—	2,330	24,092
Mr. Haslam	—	—	2,912	30,408
Mr. Martin	—	—	859	10,076
Ms. Palmer	—	—	859	10,076
Mr. Reed	—	—	861	10,100
Mr. Rose	—	—	—	—
Mr. Sansom	—	—	859	10,076
Mr. Yancy	—	—	878	10,412

Details concerning information in certain of the columns are presented in the following paragraphs:

(d)	Column (d) reflects the shares acquired on vesting, with varying numbers indicating the additional shares related to stock dividends in 2009.

(e)

Values in column (e) represent the fair market value of the shares on the respective vesting dates. Vesting dates (and therefore vesting values) differed among directors for these reasons: (1) director shares vest on the anniversary dates of grant, they have been granted initially when a director first joins the Board, and few directors joined on the same date; (2) second grants (ten years after initial grants) have varied due to prospective retirement ages at the time of grant; and (3) many directors were affected by transitional grants in 2003 which increased the vesting rate from 600 shares each year to 800 (both share amounts are stated before adjustment for stock dividends).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year (and in prior years, as noted below) our officers and directors complied with all applicable Section 16(a) filing requirements, except as noted below.

The executive officers and directors listed below inadvertently failed timely to file the number of required Form 4s specified below to report the sale of fractional shares of our common stock received as part of a stock dividend, which we began paying on a quarterly basis to all our shareholders in October 2008. Some brokers who controlled shares held in street name for our executive officers and directors sold all fractional shares received in connection with the stock dividend as a matter of the brokers’ internal policy and without the knowledge or direction of the beneficial owners, resulting in each case in a late filing of a Form 4. The late Form 4s for all officers and directors covered, in the aggregate, fewer than 30 shares. For Mr. Emkes only, the sales gave rise to liability for short-swing profits amounting to less than $5 in the aggregate. All required Form 4s reporting these sales have now been filed, and Mr. Emkes’s liability to the Corporation for short-swing profits has been discharged. The affected executive officers and directors, the number of delinquent forms, and the number of transactions not reported on a timely basis are as follows: Charles G. Burkett, 1 form, 1 transaction; Robert B. Carter, 2 forms, 2 transactions; Simon F. Cooper, 4 forms, 4 transactions; Mark A. Emkes, 2 forms, 4 transactions; James A. Haslam, III, 3 forms, 3 transactions; Herbert H. Hilliard, 2 forms, 2 transactions, D. Bryan Jordan, 2 forms, 2 transactions; James F. Keen, 1 form, 1 transaction; R. Brad Martin, 2 forms, 2 transactions; J. Greg Olivier, 3 forms, 4 transactions; Vicki R. Palmer, 4 forms, 4 transactions; Colin V. Reed, 3 forms, 4 transactions; Michael D. Rose, 8 forms, 10 transactions; William B. Sansom, 5 forms, 6 transactions; Charles T. Tuggle, Jr., 1 form, 1 transaction; and Luke Yancy, III, 4 forms, 5 transactions.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the SEC, is available free of charge to each shareholder of record upon written request to the Treasurer, First Horizon National Corporation, P. O. Box 84, Memphis, Tennessee, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders’ meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.

The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.

BY ORDER OF THE BOARD OF DIRECTORS

CLYDE A. BILLINGS, JR.
Senior Vice President,
Assistant General Counsel and
Corporate Secretary

March 16, 2010

Appendix A

FIRST HORIZON NATIONAL CORPORATION
2003 EQUITY COMPENSATION PLAN
(As Amended and Restated April 20, 2010)
(Adjusted for all Stock Dividends through April 1, 2010)

SECTION 1—Purpose

This plan shall be known as the “First Horizon National Corporation 2003 Equity Compensation Plan” (the “Plan”). The purpose of the Plan is to promote the interests of First Horizon National Corporation, a Tennessee corporation (the “Company”), and its shareholders by (i) attracting and retaining officers, employees, and non- employee directors of the Company and its Subsidiaries, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking compensation to the long-term interests of shareholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code (as defined below), the Plan shall be interpreted in a manner consistent with such requirements.

SECTION 2—Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Award granted under the Plan, whether singly or in combination, to a Participant pursuant to such terms, conditions, restrictions and/or limitations, if any, as may be established from time to time.

“Award Agreement” shall mean any written or electronic agreement, contract, notice or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) a Participant’s conviction of, or plea of guilty or nolo contendere (or similar plea) to, (A) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (B) a felony charge or (C) an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) the engaging by a Participant in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) a Participant’s failure to perform his or her duties to the Company or its Subsidiaries; (iv) a Participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its Subsidiaries or affiliates is a member; (v) a Participant’s violation of any policy of the Company or its Subsidiaries concerning hedging or confidential or proprietary information, or a Participant’s material violation of any other policy of the Company or its Subsidiaries as in effect from time to time; (vi) the engaging by a Participant in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; or (vii) the engaging by the Participant in any conduct detrimental to the Company or its Subsidiaries. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Award Agreement of the existence or occurrence of any of the events, acts or omissions constituting Cause.

“Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, the occurrence of any one of (and shall be deemed to have occurred on the date of the earliest to occur of) the following events:

(i)

individuals who, on January 21, 1997, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)

any “Person” (for purposes of this definition only, as defined under Section 3(a)(9) of the Exchange Act as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by an employee stock ownership or employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) hereof);

(iii)

consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Computations required by paragraph (iii) shall be made on and as of the date of shareholder approval and shall be based on reasonable assumptions that will result in the lowest percentage obtainable. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to have occurred solely because any Person acquires beneficial ownership of more than twenty percent (20%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company shall then occur.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board composed solely of not less than two Non-Employee Directors, all of whom shall (i) satisfy the requirements of Rule 16b 3(b)(3) of the Exchange Act, (ii) be “outside directors” within the meaning of Section 162(m) and (iii) otherwise meet any “independence” requirements promulgated by any stock exchange on which the shares are listed. The members of the Committee shall be appointed by and serve at the pleasure of the Board.

“Company” shall mean First Horizon National Corporation, a Tennessee corporation, and its successors and assigns.

“Compensation Plans” shall mean any compensation plan such as an incentive, stock option, restricted stock, pension restoration or deferred compensation plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees, including, without limitation, any Compensation Plans established after the date hereof.

“Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

“Deferred Compensation Award” means any Award that is not an Exempt Award.

“Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect at the Employer employing the Participant at the onset of such total and permanent disability.

“Employee” shall mean an employee of any Employer.

“Employer” shall mean the Company or any Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exempt Award” means any Award that does not constitute deferred compensation subject to Section 409A of the Internal Revenue Code (the “Code”) under any relevant exception by statute, regulation or rule, specifically including, but not limited to, Treas. Reg. §§1.409A-1(b)(4) (short-term deferrals), 1.409A-1(b)(5) (certain stock options and stock appreciation rights) and 1.409A-1(b)(6) (restricted stock).

“Fair Market Value” with respect to the Shares, shall mean: (a) for any grant made prior to April 20, 2010, (i) the mean between the high and low sales prices at which Shares were sold on the New York Stock Exchange, or, if the shares are not listed on the New York Stock Exchange, on any other such exchange on which the Shares are traded, on such date, or, in the absence of reported sales on such date, the mean between the high and low sales prices on the immediately preceding date on which sales were reported, or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined in good faith by the Committee in its sole discretion; and (b) for any grant made on or after April 20, 2010, (i) the closing sales price at which Shares were sold on the New York Stock Exchange, or, if the shares are not listed on the New York Stock Exchange, on any other such exchange on which the Shares are traded, on such date, or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined in good faith by the Committee in its sole discretion.

“Good Reason” shall mean, following notice given by the Participant to the Company:

(i)

an adverse change in the Participant’s status, title or position with the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Participant’s status, title or position as a result of a diminution in the Participant’s duties or responsibilities, or the assignment to the Participant of any duties or responsibilities which are inconsistent with such status, title, or position as in effect immediately prior to the Change in Control, or any removal of the Participant from, or any failure to reappoint or reelect the Participant to, such position (except in connection with the termination of the Participant’s employment for Cause, Disability or Retirement or as a result of the Participant’s death and except by the Participant other than for Good Reason);

(ii)

a reduction by the Company in the Participant’s base salary or annual target bonus opportunity (including any adverse change in the formula for such annual bonus target) as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter;

(iii)

the failure by the Company to provide the Participant with Compensation Plans that provide the Participant with substantially equivalent benefits in the aggregate to the Compensation Plans as in effect immediately prior to the Change in Control (at substantially equivalent cost with respect to welfare benefit plans); and

(iv)	the Company’s requiring the Participant to be based at an office that is greater than 25 miles from where the Participant’s office is located immediately prior to the Change in Control;

provided, however, (a) that an isolated and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Participant shall not constitute Good Reason, and (b) no action shall constitute a Good Reason if the Participant has acknowledged to the Company in writing that a Good Reason will not arise from that action.

“Non-Employee Director” shall mean a member of the Board who is not an Employee.

“Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 or 9 of the Plan and is not intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

“Participant” shall mean any Employee, Non-Employee Director or Regional Board Member who receives an Award under the Plan.

“Performance Award” shall mean any right granted under Section 8 of the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this First Horizon National Corporation 2003 Equity Compensation Plan.

“Qualifying Termination” shall mean a termination of the employment of a Participant with the Company resulting from any of the following:

(i)

a termination of the employment or engagement of a Participant by the Company and its Subsidiaries within thirty-six (36) months following a Change in Control, other than a termination for Cause, Disability or Retirement or as a result of the Participant’s death; or

(ii)	a termination of employment by a Participant for Good Reason within thirty-six (36) months following a Change in Control.

“Regional Board Member” shall mean any First Tennessee Bank National Association regional board member and any member of the board of directors of any bank subsidiary of the Company, other than First Tennessee Bank National Association, in each case excluding any Employee.

“Restricted Stock” shall mean any Share granted under Section 7 or 9 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 7 or 9 of the Plan.

“Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, the Termination of Employment of a Participant after the Participant has fulfilled all age and service requirements for retirement under the terms of the First Horizon National Corporation Pension Plan, as amended from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

“Section 162(m)” shall mean Section 162(m) of the Code and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

“Shares” shall mean shares of the common stock, $0.625 par value, as adjusted from time to time for stock splits or reverse stock splits, of the Company.

“Specified Employee” means a Participant who, as of the date of his separation from service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. A Participant is a key employee if he or she meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, (applied in accordance with applicable regulations thereunder and without regard to Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Participant shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether a Participant is a Specified Employee, the compensation of the Participant shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source, plus amounts excludible from gross income under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of such person under Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii)

the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

“Specified Employee Identification Date” means September 30, unless the Company has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company.

“Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

“Stock Appreciation Right or SAR” shall mean a right granted under Section 6 or 9 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee, or in the case of an Award granted under Section 9 hereof, by the Board, and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

“Subsidiary” shall mean any Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

“Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a Person acquired by the Company or with which the Company or one of its Subsidiaries combines.

“Termination of Employment” shall mean the termination of the employee-employer relationship between a Participant and the Employer for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Workforce Reduction or Retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by another Employer; (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship; and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by an Employer with the Participant. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute Terminations of Employment. However, notwithstanding any provision of this Plan, an Employer has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without Cause.

“Workforce Reduction” shall mean any termination of the employee-employer relationship between a Participant and the Employer as a result of the discontinuation by the Company of a business or line of business or a realignment of the Company, or a part thereof, or any other similar type of event, provided that the Committee or the Board has designated such discontinuation, realignment or other event as a “Workforce Reduction” for purposes of this Plan.

SECTION 3—Administration

(A)

Authority of Committee. Except as provided by Section 9 hereof, the Plan shall be administered by the Committee, it being understood that the Board retains the right to make Awards under the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) amend or modify the terms of any Award after grant; (x)

establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan subject to the exclusive authority of the Board under Section 14 hereunder to amend, suspend or terminate the Plan.

(B)

Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including any Employer, any Participant, any holder or beneficiary of any Award, any Employee, any Non-Employee Director and any Regional Board Member.

(C)

Action by the Committee. Except as otherwise provided by the Board, the provisions of this Section 3(C) shall apply to the Committee. The Committee shall select one of its members as its chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and may make such rules and regulations for the conduct of its business, as it shall deem advisable.

(D)

Delegation. Subject to the terms of the Plan, the Board or the Committee may, to the extent permitted by law, delegate to (i) a subcommittee of the Committee, (ii) one or more officers or managers of an Employer or (iii) a committee of such officers or managers, the authority, subject to such terms and limitations as the Board or the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to or to alter, discontinue, suspend, or terminate Awards held by, Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to Section 16, and who are not Covered Officers.

(E)

Indemnification. No member of the Board or the Committee or any Employee (each such person a “Covered Person”) shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Restated Charter or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

SECTION 4—Shares Available for Awards

(A)

Shares Available. Subject to the provisions of Section 4(B) hereof, the stock to be subject to Awards under the Plan shall be Shares and the maximum number of Shares which may be issued with respect to Awards shall be 13,732,773, of which no more than 9,496,153 shall be issued with respect to Awards other than Options. If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised, or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares which may be issued with respect to Awards, to the extent of any such settlement, forfeiture, termination, expiration, or cancellation, shall again become Shares which may be issued with respect to Awards. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares by the Participant or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company from the total number of Shares that otherwise would have been delivered to the Participant, the number of Shares which may be issued with respect to Awards shall be increased by the number of Shares so surrendered or withheld. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(B) hereof, the number of Shares with respect to which Options and SARs may be granted to any one Participant in any one calendar year shall be no more than 572,513 Shares.

(B)

Adjustments. The number of Shares covered by each outstanding Award, the number of Shares available for Awards, the number of Shares that may be subject to Awards to any one Participant, and the price per Share covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, and may be proportionately adjusted, as determined in the sole discretion of the Board, for any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or to reflect any distributions to holders of Shares other than regular cash dividends. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. After any adjustment made pursuant to this paragraph, the number of Shares subject to each outstanding Award may be rounded down to the nearest whole number of shares or to the nearest fraction of a whole share specified by the Committee, all as the Committee may determine from time to time. The Committee may approve different rounding methods for different Award types and for different Award tranches or sizes within any single type. Notwithstanding any other provision of this paragraph, in the case of any stock dividend paid or payable at a rate of 10% or less:

(i)	The Company may implement any required adjustment of an Award by either of the following alternative methods applicable to that Award, in lieu of the method provided above.

(a)

The Company may defer making any formal adjustment to individual Awards until such time as it is deemed administratively practicable and convenient. If the Company expects a series of quarterly or other periodic stock dividends to occur, the Company may make a single adjustment that would have the same cumulative effect as having made adjustments for all such stock dividends, except that the Company may make a single final rounding down adjustment for any fractional shares rather than having to account for rounding at the time of each such stock dividend.

(b)

In the case of an Option or SAR Award, prior to making any such formal adjustment(s) to such individual Award or in lieu of making any such formal adjustment(s), the Company may make one or more informal adjustments to such individual Award at the time that the holder exercises such Award (in whole or in part) in accordance with its original terms as if no adjustment had been made for any such stock dividends. In that case, as soon as administratively practicable thereafter, the Company shall issue to the Award holder for no additional consideration such whole number of additional Shares to which the Award holder would have been entitled if formal adjustments to the holder’s Award had been made for each such stock dividend (except for a single final rounding down adjustment for any fractional shares). In any case under this alternative: (1) the Company may impose such limitations on the issuance of such additional Shares, including the forfeiture of such additional Shares, if it is not administratively practicable for the Company to issue such additional Shares after any exercise of a stock option Award within such period of time as may, in the discretion of the Company, be appropriate to best preserve the status of such Awards under Section 409A as Grandfathered Options or Excepted Options, as hereinafter defined; and (2) if approved by the Committee, the Company may withhold the issuance of additional Shares in such amount as may be appropriate to defray applicable withholding and other taxes with respect to the additional Shares or may make other arrangements to defray applicable withholding and other taxes from other sources.

(ii)

The Committee may delegate to the executive officer of the Company in charge of human resources the task of establishing and implementing appropriate policies, procedures, and methods to implement any such alternative adjustment methods within parameters approved by the Committee.

(iii)

Regardless of whether formal adjustments to individual Awards are deferred or whether only informal adjustments are made to individual Awards, the number of Shares available for Awards under the Plan shall be deemed to be increased as if formal adjustments were made at the time of each such stock dividend.

(iv)

Notwithstanding any provision herein to the contrary, neither this section nor any policies or procedures adopted hereunder shall be deemed to authorize any feature for the deferral of compensation other than the deferral of recognition of income until the later of (a) the exercise or disposition of the Award under Treasury Regulation §1.83-7 or (b) the time any Shares acquired pursuant to the exercise of the Award first become substantially vested as defined in Treasury Regulation §1.83-3(b). In the event of any partial exercise or disposition of an Award or any partial vesting and delivery of Shares under an Award, the foregoing provisions in this (iv) shall be applied to the Award in the same proportions.

(v)

For purposes of this section, the term “Grandfathered Options” shall mean options that were both issued and exercisable prior to January 1, 2005 and thus grandfathered from being subject to Section 409A of the Internal Revenue Code, and the term “Excepted Options” shall mean stock options with an exercise price which may never be less than the fair market value of the stock on the date of grant and thus qualify for the exception in Treas. Reg. §1.409A-1(b)(5)(i)(A). It is not intended that any adjustment will constitute either a material modification of a Grandfathered Option within the meaning of Treasury Regulation §1.409A-6(a)(4) or a modification of an Excepted Option within the meaning of Treasury Regulation §1.409A-1(b)(5)(v). This section shall be interpreted in accordance with such intention, and all policies and procedures adopted hereunder shall be in accordance with such intention.

(C)	Substitute Awards. Any Shares issued by the Company as Substitute Awards shall not reduce the Shares available for Awards under the Plan.

(D)

Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

SECTION 5—Eligibility

Any Employee (including any officer or employee-director of an Employer), Non-Employee Director or Regional Board Member shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted pursuant to Section 9 hereof.

SECTION 6—Stock Options and Stock Appreciation Rights

(A)

Grant. Except as provided by Sections 3 and 9 hereof, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of Options and SARs. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine.

(B)

Option Price. The Committee, in its sole discretion, shall establish the Option Price at the time each Option is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Notwithstanding the prior sentence, with respect to Options granted prior to April 20, 2010, the Option Price of an Option may be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option if (i) the grantee of the Option has entered into an agreement with the Company pursuant to which the grant of the Option is in lieu of the payment of compensation and (ii) the amount of such compensation when added to the Option Price of the Option equals at least 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Notwithstanding the foregoing and except as provided by Sections 4(B) and 14(C) hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the cancelled Options, without shareholder approval.

(C)

Term. Subject to the Committee’s authority under Section 3(A) hereof, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of ten (10) years from the date such Option was granted.

(D)

Transfer Restrictions. Except as otherwise provided in this Section 6(D), no Option shall be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution). The Committee may in its discretion permit the transfer of an Option by a Participant to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to any Award Agreement evidencing such Option and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. For purposes of this paragraph, the term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adopted relations, sisters, brothers, grandchildren and step-grandchildren.

(E)	Exercise.

(i)

Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.

(ii)

The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws, as determined by the Committee in its sole discretion.

(iii)

An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at said office of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(iv)

Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by tendering, either by way of actual delivery of Shares or attestation, whole Shares that have been owned by the Option holder for not less than six (6) months, if acquired directly from the Company, or that have been owned for any period of time, if acquired on the open market, prior to the date of exercise, valued at the Fair Market Value of such Shares on the date of exercise, together with any applicable withholding taxes, (ii) by a combination of such cash (or cash equivalents) and such Shares or (iii) by such other method of exercise as may be permitted from time to time by the Committee; provided, however, that the optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other stock option of the Company. Subject to applicable securities laws and at the discretion of the Committee, an Option may also be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement or program approved in advance by the Committee. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares and shall not be entitled to any dividend or distribution the record date of which is prior to the date of issuance of such Shares. At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares, or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

(v)

Notwithstanding anything in this Plan to the contrary, a Participant shall be required to pay to the Company an amount equal to the spread realized in connection with the Participant’s exercise of an Option within six months prior to such Participant’s termination of employment by resignation in the event that such Participant, within six months following such Participant’s termination of employment by resignation, engages directly or indirectly in any activity determined by the Committee, in its sole discretion, to be competitive with any activity of the Company or any of its Subsidiaries. This subsection (v) shall be void and of no legal effect upon a Change in Control.

SECTION 7—Restricted Stock and Restricted Stock Units

(A)	Grant.

(i)

Except as provided by Sections 3 and 9 hereof, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Stock and Restricted Stock Units shall be granted, the number of shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Stock and Restricted

Stock Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(ii)

Each Restricted Stock or Restricted Stock Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the agreement containing the terms of such Restricted Stock or Restricted Stock Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of one or more Employers in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Stock or Restricted Stock Unit Award. The agreement may also, in the discretion of the Committee, set forth performance or other conditions that, if satisfied, will result in the lapsing of any applicable forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Stock and Restricted Stock Unit Awards.

(B)

Delivery of Shares and Transfer Restrictions. The Company may implement the grant of a Restricted Stock Award by (i) book-entry issuance of Shares to the Participant in an account maintained by the Company at its transfer agent or (ii) delivery of certificates for Shares to the Participant who must execute appropriate stock powers in blank and return the certificates and stock powers to the Company. Such certificates and stock powers shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and the certificate shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Unless otherwise determined by the Committee, the grantee shall have all rights of a shareholder with respect to the shares of Restricted Stock, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) in the case of certificated Shares, the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution) until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; and (iii) except as otherwise determined by the Committee, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of one or more Employers for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Stock Award are met. Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Stock Awards shall be subject to the same restrictions, terms and conditions as such Restricted Stock.

(C)

Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Stock Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Stock Award or in the Plan shall lapse as to the restricted Shares subject thereto, and, if certificated, a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend imposed thereon by the Committee as described in the second sentence of Subsection (B) of this Section 7, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.

(D)

Payment of Restricted Stock Units. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The Committee may, in its sole and absolute discretion, credit Participants with dividend equivalents on any Restricted Stock Units credited to the Participant’s account at the time of any payment of dividends to shareholders on Shares. The amount of any such dividend equivalents shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Stock Units then credited to him. Any such dividend equivalents shall be credited to the Participant’s account as of the date on which such dividend would have been payable and shall be converted into additional Restricted Stock Units based upon the Fair Market Value of a Share on the date of such crediting. Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution) until the expiration of the applicable restricted period and the fulfillment of any other restrictive conditions relating to the Restricted Stock Unit Award. Except as otherwise determined by the Committee, all Restricted Stock Units and all rights of the grantee to such Restricted Stock Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of one or more Employers for the entire restricted period in relation to which such Restricted Stock Units were granted and unless any other restrictive conditions relating to the Restricted Stock Unit Award are met.

SECTION 8—Performance Awards

(A)

Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash and/or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. The Committee may, in its sole and absolute discretion, designate whether any Performance Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in Section 162(m). Any Performance Awards designated by the Committee as “performance-based compensation” shall be subject to the terms and provisions of Section 10 hereof.

(B)

Terms and Conditions. Subject to the terms of the Plan, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may change specific provisions of the Performance Award, provided, however, that such change may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the change.

(C)

Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. If a Participant ceases to be employed by any Employer during a performance period because of death, Disability, Retirement or other circumstance in which the Committee in its discretion finds that a waiver would be appropriate, that Participant, as determined by the Committee, may be entitled to a payment of a Performance Award, or a portion thereof, at the end of the performance period; provided, however, that the Committee may provide for an earlier payment in settlement of such Performance Award in such amount and under such terms and conditions as the Committee deems appropriate or desirable. Unless otherwise determined by the Committee, Termination of Employment prior to the end of any performance period will result in the forfeiture of the Performance Award, and no payments will be made. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution).

SECTION 9—Non-Employee Director Awards

The Board may provide that all or a portion of a Non-Employee Director’s annual retainer and/or meeting fees, or other forms of compensation, be payable (either automatically or at the election of a Non-Employee Director) in the form of Options, SARs, Restricted Stock or Restricted Stock Units. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

SECTION 10—Provisions Applicable to Covered Officers and Performance-Based Awards

Notwithstanding anything in the Plan to the contrary, unless the Committee determines otherwise, all performance-based Restricted Stock Awards, Restricted Stock Unit Awards or Performance Awards shall be subject to the terms and provisions of this Section 10.

(A)

Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards to Covered Officers shall vest or become exercisable upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 10, performance goals shall be limited to one or a combination of the following Employer, operating unit, division, line of business, department, team or business unit financial performance measures: stock price; dividends; total shareholder return; earnings per share; price/earnings ratio; market capitalization; book value; total revenues or any subset of revenues specified by the Committee; total expenses or any subset of expenses specified by the Committee; any measure netting revenues or any subset against expenses or any subset; loans; deposits; non-interest income; net interest income; fee income; operating income before or after taxes; net income before or after taxes; net income before securities transactions; net or operating income excluding non-recurring charges; return on assets; return on equity; return on tangible common equity; return on capital; cash flow; credit quality; service quality; market share; customer retention; efficiency ratio; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; and, except in the case of a Covered Officer, any other performance criteria established by the Committee. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (consolidated or unconsolidated) and/or the past or current performance of other companies, the performance of other companies over one or more years or an index of the performance of other companies, markets or economic metrics over one or more years, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets.

(B)

The maximum annual number of Shares in respect of which all performance-based Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards may be paid to a Participant under the Plan is 200,000; provided, however, that this limitation shall not apply to Awards granted prior to April 20, 2010 in conformity with the provisions of the Plan applicable at the time of grant. The maximum annual amount of any Awards paid in cash to a Participant under the Plan is $4,000,000.

For purposes of this Section 10(B), Awards are not affected by the foregoing solely because, singly or in combination with other Awards, they might be paid in amounts exceeding the foregoing limits; Awards are affected by the foregoing only to the extent they require payment in excess of either of those limits based on actual events. If in any case either of the foregoing limits is exceeded based on actual events, one or all of the affected Awards shall be extended, limited, reduced, or otherwise modified so as to comply with this Section 10(B), all as determined by the Committee or its delegate.

(C)

To the extent necessary to comply with Section 162(m), with respect to performance-based Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

SECTION 11—Termination of Employment

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Employment and shall provide such terms in the Award Agreement. Notwithstanding the foregoing and subject to the limitation contained in the last sentence of Section 6(c) hereof, upon the Termination of Employment as a result of a Workforce Reduction of an Employee who has received an Award of Options, such Options shall expire on the date specified by the Committee at the time of the Termination of Employment, not to exceed five (5) years after the date of such Termination of Employment.

SECTION 12—Change in Control

Upon a Change in Control, all outstanding Awards granted prior to January 16, 2007 shall vest, become immediately exercisable or payable or have all restrictions lifted, as the case may be. Upon a Qualifying Termination following a Change in Control, all outstanding Awards granted on and following January 16, 2007 shall vest, become immediately exercisable or payable or have all restrictions lifted, as the case may be. In addition, an Award Agreement or an individual agreement between the Participant and the Company may provide for additional benefits to the Participant upon a Change in Control.

SECTION 13—Compliance with Section 409A of the Code

(A)

The foregoing definitions of “Change in Control” and “Qualifying Termination” shall not be changed or modified by this Section 13 to the extent that such definitions apply to an Exempt Award, and such definitions shall not be changed or modified by this Section 13 to the extent relevant to vesting of a Deferred Compensation Award, rather than payment of a Deferred Compensation Award, and compliance with Section 409A of such definitions is not otherwise required. In all other cases, “Change in Control” shall have the meaning set forth in Section 13(B), and a Qualifying Termination shall not constitute a Qualifying Termination unless such event also constitutes a separation from service as provided in Section 13(C).

(B)

“Change in Control” means the occurrence with respect to the Company of any of the following events: (i) a change in the ownership of the Company; (ii) a change in the effective control of the Company; (iii) a change in the ownership of a substantial portion of the assets of the Company.

For purposes of this Section, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Company, or the Participant’s relationship to the Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Section 409A of the Code.

(C)	Whether a separation from service has occurred shall be determined in accordance with Section 409A of the Code, and the following rules shall apply:

(i)

Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a separation from service if the Company and the Participant reasonably anticipate that the level of services to be performed by the Participant after a date certain would be reduced to twenty percent (20%) or less of the average services rendered by the Participant during the immediately preceding thirty-six (36) month period disregarding periods during which the Participant was on a bona fide leave of absence.

(ii)

A Participant who is absent from work due to military leave, sick leave or other bona fide leave of absence shall incur a separation from service on the first day immediately following the later of (a) the six-month anniversary of the commencement of the leave or (b) the expiration of the Participant’s right, if any, to reemployment or to return to work under statute or contract.

(iii)

For purposes of determine whether a separation from service has occurred, the Company and its affiliates shall be treated as a single employer. For this purpose, an affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, except that for the foregoing purposes, common ownership of at least fifty percent (50%) shall be determinative.

(iv)

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a separation from service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Section 409A of the Code.

(D)

Notwithstanding any provision of the Plan to the contrary, with respect to a Deferred Compensation Award to a Participant who is a Specified Employee as of the date such Participant incurs a separation from service (as provided in Section 13(C)), payment shall be made no earlier than the first day of the seventh month following the month in which such separation from service occurs. On such date, the Participant shall receive all payments that would have been made on or before such date but for the provisions of this section, and the terms of this section shall not affect the timing or amount of any payment to be made after such date under other provisions of the Plan, this Amendment or the Award.

(E)	The provisions of this Section 13 shall apply only to Awards made after October 16, 2007.

SECTION 14—Amendment, Suspension and Termination

(A)

Termination, Suspension or Amendment of the Plan. The Board may amend, alter, modify, suspend, discontinue, or terminate the Plan or any portion thereof at any time, except that the Board shall not amend the Plan in violation of law. No such amendment, alteration, modification, suspension, discontinuation or termination shall materially and adversely affect any right acquired by any Participant or beneficiary of a Participant under the terms of an Award granted before the date of such amendment, alteration, modification, suspension, discontinuation or termination, unless such Participant or beneficiary shall consent.

(B)

Termination, Suspension or Amendment of Awards. Subject to the restrictions of Section 6(B) hereof, the Committee may waive any conditions or rights under, amend any terms of, or modify, alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, modification, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary; provided, however, that it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 4 hereof does not materially and adversely affect any such rights.

(C)

Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(B) hereof) affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee is required to make such adjustments pursuant to section 4(B) hereof or whenever the Board, in its sole discretion, determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, with respect to Awards intended to comply with Section 162(m), no such adjustment shall be authorized to the extent that such authority would be inconsistent with having either the Plan or any Awards granted hereunder meeting the requirements of Section 162(m).

SECTION 15—General Provisions

(A)

Dividend Equivalents. In the sole and complete discretion of the Committee, an Award (other than an Option or a Stock Appreciation Right) may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. Except for Awards granted prior to April 20, 2010, which by their terms provide otherwise, in no case shall dividends or dividend-equivalents be paid currently on Performance Awards. The total number of Shares available for Awards under Section 4 hereof shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.

(B)

No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Non Employee Directors, Regional Board Members or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(C)

Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal, state or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(D)

Withholding. A Participant may be required to pay to an Employer, and each Employer shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(E)

Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall specify the terms and conditions of the Award and any rules applicable thereto. An Award shall be effective only upon delivery to a Participant, either electronically or by paper means, of an Award Agreement. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.

(F)

No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, Shares and other types of Awards provided for hereunder.

(G)

No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of any Employer. Further, an Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(H)

No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such Shares are issued to such Participant, holder or beneficiary and shall not be entitled to any dividend or distribution the record date of which is prior to the date of such issuance.

(I)

Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to the conflict of law principles thereof.

(J)

Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be, invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(K)

Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.

(L)

No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

(M)

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(N)

Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(O)

Binding Effect. The terms of the Plan shall be binding upon the Company and its successors and assigns and the Participants and their legal representatives, and shall bind any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations hereunder, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(P)

No Third Party Beneficiaries. Except as expressly provided herein or therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies hereunder or thereunder. The exculpation and indemnification provisions of Section 3(E) shall inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

(Q)

Additional Transfer Restrictions. No transfer or an Award by a grantee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

(R)

Notwithstanding any provision of the Plan to the contrary, specifically including, but not limited to, Section 3(A)(v), (vii), (ix) and (x) and Section 14, with respect to any Deferred Compensation Award:

(i)

Neither the Company nor the Committee may accelerate the time or form of payment of any benefit due to the Participant hereunder unless such acceleration is permitted under Treas. Reg. §1.409A-3(j)(4); and

(ii)	Neither the Company nor the Committee may delay the time for payment of any benefit due to the Participant hereunder except to the extent permitted under Treas. Reg. §1.409A-2(b)(7).

The provisions of this Subsection (R) shall apply only to Awards made after October 16, 2007.

(S)

All references herein to Treasury Regulation §1.409A-1(b)(4) shall be to such regulation as amended from time to time or to any successor provision. The foregoing provisions of this Plan as amended are intended to cause the Plan to conform with the requirements of a plan providing only for short-term deferrals as provided in Treasury Regulation §1.409A-1(b)(4), and the provisions of this Plan as amended shall be construed in accordance with that intention. If any provision of this Plan shall be inconsistent or in conflict with any applicable requirements for a short-term deferral plan, then such requirement shall be deemed to override and supersede the inconsistent or conflicting provision. Any required provision of a short-term deferral plan that is omitted from this Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed to be a part of this Plan to the same extent as though expressly set forth herein. The Company will bear no responsibility for any determination by any other person or persons that the terms, arrangements or administration of the Plan has given rise to any tax liability under Section 409A of the Code. The provisions of this Subsection (S) shall apply only to Awards made after October 16, 2007.

(T)	Forfeiture and Reimbursement in the Context of Misconduct.

(i)

In the event of a material restatement of the Company’s financial statements and to the extent permitted by governing law, the Company reserves the right (and in certain cases may have the legal duty) to cause or seek the forfeiture of all or any portion of any Performance Award held by any Participant, and/or the reimbursement by any Participant to the Company of all or any portion of any Performance Award paid (as defined in paragraph (iii) below) to the Participant, for any Performance Award granted prior to July 15, 2008 having any performance period beginning on or after January 1, 2008 where:

a)

the amount or payment of the Performance Award was predicated upon the achievement of financial results of the Company (including any financial reporting segment or unit) or any Subsidiary that were subsequently the subject of a material restatement; and

b)	the Board or the Committee concludes in good faith that the Participant engaged in fraud or intentional misconduct that was a material cause of the need for the restatement; and

c)	a lower payment or no payment would have been made to the Participant based directly or indirectly upon the restated financial results.

(ii)

The Company reserves the right (and in certain cases may have the legal duty) to cause or seek the forfeiture of all or any portion of any Performance Award held by any Participant, and/or the reimbursement by any Participant to the Company of all or any portion of any Performance Award paid (as defined in paragraph (iii) below) to the

Participant, for any Performance Award granted on or after July 15, 2008 having any performance period beginning on or after January 1, 2008 where the Board or the Committee concludes in good faith that the Participant engaged in fraud or other intentional, knowing, or willful misconduct in connection with the performance of his or her duties as an officer or employee of the Company or of any of its Subsidiaries. In determining whether and to what extent the Board or the Committee (as applicable) will cause the Company to exercise its rights under this Section after finding that this Section applies, the Board or Committee may weigh all material facts and circumstances pertaining to the relevant acts and events, and may take any factors into account that it deems relevant to the determination, including, among others, the following factors: the degree or risk of harm or other consequences to the Company or its Subsidiaries, including tangible, financial, regulatory, reputational or other intangible harm; the extent to which the misconduct was intended to allow the Participant to personally gain a profit or advantage or personally avoid a loss or disadvantage; the extent to which the Participant did or did not believe his or her misconduct would further the best interests of the Company or its Subsidiaries; the extent to which the Participant’s misconduct took advantage of or otherwise betrayed a trust conferred upon that Participant; and the extent to which the misconduct involved deceit by the Participant.

(iii)

For the purposes of this Section a Performance Award is “paid” when, among other things, any one or more of the following occur: the Award results in a cash payment to or for the benefit of the Participant; the Award results in shares issued or delivered to the Participant; or the Award results in an increase in a deferral account of the Participant or otherwise results in any credit for the account or benefit of the Participant. “Payment” may occur, among other things, in connection with an exercise of the Award, the vesting of the Award, the delivery of share certificates to the Participant, or the crediting of shares to a Participant’s deferral, brokerage, or other account. The amount “paid” is the amount of dollars or shares or both that is so paid, issued, delivered, increased, or credited. Shares and share units “paid” include all proceeds from those shares, including any cash, stock, or stock unit dividends related to those shares or units, as well as shares or share units from stock splits related to those shares or units. Any Performance Award earned and deferred and any Performance Award payments that are earned and deferred for any reason are subject to this Section as having been “paid,” along with all dividends, dividend equivalents, interest, shares, and other amounts earned upon or that are proceeds of the amount or shares deferred. However, if the Participant elects to invest deferred amounts in a manner that results in a loss, the Participant nevertheless may be required to reimburse to the Company the full amount of the Performance Award (measured in dollars or shares, as applicable at the time originally earned) if the conditions of this Section are met.

(iv)

For the purposes of this Section, all amounts paid shall be calculated on a gross basis regardless of the net amount remitted to the Participant. For example, if a Participant’s Performance Award pays $1,000 gross and, after withholding for taxes and all other reasons, $750 net is remitted directly to the Participant in cash, then under this Section the Company may seek reimbursement of all or any portion of the $1,000 gross amount, provided that the conditions set forth above are met.

(v)

For purposes of this Section, examples of lowering or eliminating a payment based on restated financial results include, among other things: (a) the payment would have been lower or eliminated directly by application of a performance goal based in whole or part on a performance measure that incorporates or is adversely affected by the restated financial results; and (b) the payment would have been lower or eliminated through the exercise of discretion by the Committee if the Committee had known the restated financial results at the time the discretion was exercised.

(vi)

Any of the Board, the Committee, the Chairman of the Committee, the Chairman of the Board, or the Chief Executive Officer, acting singly based on any good faith suspicion that the conditions of this Section above might be met, may halt and suspend payment of any Performance Award (including payment of any amount deferred in connection with any Performance Award and any earnings thereon or proceeds thereof) until the Board or Committee has investigated, considered, and acted upon the matter hereunder. Any such suspension shall be without interest owed to the Participant if it is later determined that any payment should be made to the Participant after all.

(vii)

All Performance Awards under this Plan having any performance period beginning on or after January 1, 2008 are granted and paid subject to the conditions, and the risk of later reimbursement, imposed by this Section. No payment of any Performance Award, whether or not following a suspension, shall operate to waive or diminish the Company’s right to seek reimbursement under this Section.

(viii)	If the Board acts under this Section, any member of the Board that is a Participant shall recuse him- or herself from participating in the matter as a Board member.

SECTION 16—Term of the Plan

(A)	Effective Date. The Plan shall be effective as of the date it has been approved by the Company’s shareholders (the “Effective Date”).

(B)

Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, modify, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

Appendix B

AUDIT COMMITTEE CHARTER
FIRST HORIZON NATIONAL CORPORATION
(As Amended and Restated April 20, 2009)

Establishment and Purposes of the Committee

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation’s restated charter, as amended, and Section 3.5 of the Corporation’s bylaws, as amended, the Board of Directors of First Horizon National Corporation hereby creates the Audit Committee (the “Committee”) of the Board of Directors, which shall: (1) assist the Board of Directors in its oversight of (a) the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures, (b) the integrity of the Corporation’s financial statements, (c) the Corporation’s compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the independent auditor and Corporation’s internal audit function; and (2) prepare the report to be included in the Corporation’s annual proxy statement pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”).

The function of the Committee is oversight. Management of the Corporation is responsible for preparation, presentation and integrity of the Corporation’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. It is recognized that, in fulfilling their responsibilities hereunder, members of the Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, performing the functions of accountants or auditors. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Corporation from which it receives information, (2) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (3) the representations made by management as to any non-audit services provided by the independent auditor to the Corporation. Further, in fulfilling their responsibilities hereunder, the members of the Committee will incorporate the use of reasonable materiality standards, including the size of the Corporation and the nature, scope and risks of the activities conducted.

The independent auditor for the Corporation is accountable to the Committee as representatives of the shareholders and must report directly to the Committee. The Committee has the authority and responsibility directly to appoint (subject, if applicable, to shareholder ratification), retain, compensate, evaluate and terminate the Corporation’s independent auditor and to oversee the work of such independent auditor.

The independent auditor shall submit to the Committee annually a formal written statement (the “Auditor’s Statement”) describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and (to assess the independent auditor’s independence) all relationships between the independent auditor and the Corporation addressing each non-audit service provided to the Corporation and at least the matters set forth in the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

The independent auditor shall submit to the Committee annually a formal written statement of the aggregate fees billed for each of the last two fiscal years for professional services rendered by the independent auditor in the following categories (as defined by the rules of the SEC): audit, audit-related, tax and all other services.

Qualifications of Committee Members

The Committee shall consist of at least three members appointed annually by a majority of the entire Board on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, acting in its capacity as the nominating committee. Members shall be directors who meet the independence and experience requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. Under these requirements as currently adopted, the Board must determine:

•	that each member has no material relationship, either direct or indirect, with the Corporation;

•	that each member is financially literate, or shall become financially literate within a reasonable period of time after his or her appointment to the Committee; and

•	that at least one of the members has accounting or related financial management expertise,

as such requirements are interpreted by the Board of Directors in the exercise of its business judgment. Members may be replaced by the Board.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee, and discloses this determination in the Corporation’s annual proxy statement. No member of the Committee may be an affiliated person (as such term is defined in SEC Rule 10A-3, including any exceptions or exemptions permitted thereby) of the Corporation or any subsidiary thereof or may receive any compensation from the Corporation other than (I) director’s fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive; provided, however, that notwithstanding the foregoing, it shall be permissible for Committee members to receive those types of compensation permitted by the rules of the SEC and the NYSE regarding the independence of audit committee members.

Operation of the Committee

Meetings shall be held at least four times yearly, or more frequently if circumstances dictate, and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the members of the Committee prior to the meeting. A quorum shall consist of a majority of the members and the vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association (“Bank”) if either the members of the Bank’s committee and the members of this Committee are identical or all of the members of the Bank’s committee would meet the eligibility requirements of the NYSE, Section 10A(m)(3) and the rules of the SEC, including any exceptions permitted thereby. The Committee may, in its discretion, delegate all or a portion of its authority and duties to a subcommittee of the Committee, and may delegate to the Chairperson the authority to grant pre-approvals of audit and permitted non-audit services as provided herein, provided that the decisions of such Chairperson to grant pre-approvals shall be presented to the full Committee at its next regularly scheduled meeting.

The Committee shall have unrestricted access to Corporation personnel and documents. The Committee will be given the resources and authority appropriate to discharge its duties and responsibilities, including (I) the authority to retain and compensate special or independent counsel, accountants or other experts or consultants to advise the Committee, without seeking approval of the Board or management, and (ii) appropriate funding, as determined by the Committee, for payment of compensation to such counsel, accountants or other experts and consultants. The Committee may request any officer or employee of the Corporation or of the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation. The Committee shall meet separately periodically with management, the internal auditor, and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

Duties and Responsibilities of the Committee

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

1.	with respect to the independent auditor,

a.	directly appoint (subject, if applicable, to shareholder ratification), retain, compensate, oversee the work of, evaluate and terminate the independent auditor.

b.	adopt a policy for the Corporation regarding preapproval of all audit and non-audit engagement fees and terms and approve, in advance, all such fees and terms in accordance with such policy.

c.

ensure that the independent auditor prepares and delivers annually an Auditor’s Statement (it being understood that the independent auditor is responsible for the accuracy and completeness of this Statement) and consider such Auditor’s Statement in assessing the independence of the independent auditor.

d.

ensure that the independent auditor timely reports on all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

e.	review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor

f.

discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner, and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

g.	instruct the independent auditor that the independent auditor is ultimately accountable to the Committee as representatives of the shareholders.

2.	with respect to the internal audit department,

a.	make recommendations to the Board concerning the appointment and removal of the Corporation’s internal auditor and approve the salary and annual bonus of the internal auditor.

b.

advise the internal auditor that he or she is expected to provide the Committee summaries of and, as appropriate, significant reports to management prepared by the internal audit department and management’s responses thereto.

c.	approve the charter of the internal audit department and all significant changes thereto.

3.	with respect to financial reporting principles and policies and internal audit controls and procedures,

a.	advise management, the internal auditor and the independent auditor that each is expected to provide to the Committee a timely analysis of significant financial reporting issues and practices.

b.

consider any reports or communications (and management’s and/or the internal auditor’s responses thereto) submitted to the Committee by the independent auditor required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented.

c.

meet with management, the independent auditor and, if appropriate, the internal auditor (I) to discuss the scope of the annual audit; the audited financial statements and quarterly financial statements; any significant matters arising from any audit, including any audit problems or difficulties and management’s response thereto; any significant matters arising from changes to the Corporation’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditor, the internal auditor or management; any major issues regarding accounting principles and financial statement presentations; any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; the effect, if significant, of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; (ii) to review the form of opinion the independent auditor proposes to render to the Board of Directors and shareholders; and (iii) to discuss the Corporation’s risk assessment and risk management policies and to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.

d.

obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which set forth certain procedures to be followed in any audit of financial statements required under that act.

e.

review the Corporation’s compliance policies and any employee complaints or material reports or inquiries received from regulators or government agencies and management’s responses and, with the Corporation’s General Counsel, pending and threatened claims that may have a material impact on the financial statements.

f.

discuss earnings press releases, including the use of “proforma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies; provided, however, that the Committee’s responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally and may be limited to the types of information to be disclosed and the types of presentations to be made.

g.	establish hiring policies for employees or former employees of the independent auditor.

h.	review and oversee related party transactions.

i.

establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

j.

review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

4.	with respect to reporting and recommendations,

a.	prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

b.	review this Charter at least annually and recommend any changes to the Board.

c.	report its activities to the full Board of Directors on a regular basis and make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

d.

prepare and review with the Board an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Appendix C

NOMINATING & CORPORATE GOVERNANCE COMMITTEE CHARTER
FIRST HORIZON NATIONAL CORPORATION
(As Amended and Restated January 20, 2009)

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation’s restated charter, as amended, and Article III(6) of the Corporation’s bylaws, as amended, the Board of Directors of First Horizon National Corporation hereby creates the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors, which shall serve as a nominating committee and as a corporate governance committee for the Corporation, with such specific authority as is herein provided.

Purposes of the Committee

The purposes of the Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and (3) to oversee the evaluation of the Board and management.

Qualifications of Committee Members

The Committee shall be appointed annually by a majority of the entire Board, upon recommendation of the Committee, and shall consist of at least three members of the Board, each of whom is “independent” under the rules of the New York Stock Exchange (“NYSE”). Members of the Committee may be replaced by the Board.

Operation of the Committee

Meetings shall be held at least two times yearly and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the Committee prior to the meeting. A quorum shall consist of a majority of the members, and the vote of the majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of the Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association (“Bank”) if either the members of the Bank’s committee and the members of this Committee are identical or all of the members of the Bank’s committee meet the independence requirements of the NYSE. The Committee may invite to its meetings such members of management as it may deem desirable or appropriate. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation.

The Committee shall have unrestricted access to Corporation personnel and documents and shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall have the authority to retain consultants or search firms used to identify director candidates, including authority to approve the fees and other retention terms. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Duties and Responsibilities of the Committee

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

1.	With respect to the nominating function,

a.	To consider recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board or any committee thereof;

C-1

b.

To identify individuals believed to be qualified to become Board members, and to recommend to the Board the individuals to stand for election or reelection as directors. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by shareholders. In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate. These factors may include:

•	personal qualities and characteristics, experience, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;

•	diversity of viewpoints, background, experience and other demographics;

•	ability and willingness to commit adequate time to Board and committee matters; and

•

the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities and the needs of the Corporation.

The Committee may consider candidates proposed by management, but is not required to do so;

c.

To develop and recommend to the Board, in connection with its assessment of director independence, guidelines to be applied in making determinations as to the absence of material relationships between the Corporation and a director;

d.

To identify Board members qualified to fill vacancies on any committee of the Board (including the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of the committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members; and

e.

To review, monitor and make recommendations to the Board or management, as appropriate, with respect to any communications directed to the Corporation or one or more of the directors relating to performance, nomination or removal of directors.

2.	With respect to corporate governance and other matters,

a.	To exercise oversight of the evaluation of the Board and management;

b.

To develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, to review and reassess those principles at least once a year, and recommend any proposed changes to the Board for approval; and

c.

To prepare and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

C-2

Appendix D

COMPENSATION COMMITTEE CHARTER
FIRST HORIZON NATIONAL CORPORATION
(As Amended and Restated April 20, 2009)

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation’s restated charter, as amended, and Article III(6) of the Corporation’s bylaws, as amended, the Board of Directors of First Horizon National Corporation hereby creates the Compensation Committee (the “Committee”) of the Board of Directors, which shall serve as a compensation committee for the Corporation, with such specific authority as is herein provided. This Committee was known prior to January 20, 2004 as the Human Resources Committee, and all references to the Human Resources Committee in any of the plans named in Section 8 herein shall be understood to refer to this Committee.

Purposes of the Committee

The purposes of the Committee are (1) to discharge the Board’s responsibilities relating to the compensation of the Corporation’s executive officers, (2) to produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate the Corporation’s management, and (5) to carry out certain other duties set forth herein.

Qualifications of Committee Members

The Committee shall be appointed annually by a majority of the entire Board, upon recommendation of the Nominating and Corporate Governance Committee, and shall consist of at least three members of the Board, each of whom is “independent” under the rules of the New York Stock Exchange (“NYSE”). In addition, at least two members of the Committee must be directors of the Corporation who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and at least two members of the Committee must be directors of the Corporation who are “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. Only members who meet the Section 162(m) test may participate in decisions required to be made by “outside directors” under Section 162(m), and any other member of the Committee must recuse himself or herself with respect to those issues. Any member may volunteer to recuse himself or herself if he or she believes his or her qualification under Section 162(m) or Section 16 may be in doubt. In the event of any recusal for any of those reasons, the remaining members of the Committee would constitute “the Committee” for the action in question for purposes of both this Charter and any applicable plan administered by the Committee, provided that the Committee as so constituted for such action shall have at least two members. Only members who meet the Section 16 test may participate in decisions required to be made by “non-employee directors” under Section 16, and any other member of the Committee must recuse himself or herself with respect to those issues. If a quorum of the Committee is present in accordance with the requirements of the “Operation of the Committee” section of this charter, then the action taken by at least two “outside directors” (with respect to matters required to be acted upon by “outside directors”) and the action taken by at least two “non-employee directors” (with respect to matters required to be acted upon by “non-employee directors”) each shall be the valid action of this Committee and is fully authorized by the Board of Directors, as long as such action is taken by a majority of the “outside directors” or a majority of the “non-employee directors,” as applicable. Members of the Committee may be replaced by the Board.

Operation of the Committee

Meetings shall be held at least four times yearly and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the Committee prior to the meeting. A quorum shall consist of a majority of the members, and the vote of the majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of the Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association (“Bank”) if either the members of the Bank’s committee and the members of this Committee are identical or all of the members of the Bank’s committee meet the independence requirements of the NYSE. The Committee may invite to its meetings such members of management as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The Corporation’s Chief Executive Office (“CEO”) should not attend the portion of any meeting where the CEO’s performance or compensation are discussed, unless specifically invited by the Committee. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation.

The Committee shall have unrestricted access to Corporation personnel and documents and shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall have the authority to retain compensation consultants to assist in the evaluation of CEO, senior executive officer or director compensation, including authority to approve the fees and other retention terms. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Duties and Responsibilities of the Committee

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

1.	To recommend to the Board major corporate policies and objectives with respect to the Corporation’s compensation and management of its human resources.

2.

To make regular reports to the Board and to provide a periodic review, evaluation and reporting link between management and the Board with respect to the Corporation’s compensation and management of its human resources.

3.

To review periodically management’s human resources policies, guidelines, procedures, and practices for conformity with corporate objectives and policies concerning the Corporation’s compensation and management of its human resources, including a periodic review of compensation structures for non-executive officers.

4.

To review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation.

5.	To make recommendations to the Board concerning compensation for directors.

6.	To fix the compensation, including bonus and other compensation and any severance or similar termination payments, of executive officers.

7.

To make recommendations to the Board concerning the adoption or amendment of employee benefit plans, management compensation plans, incentive compensation plans and equity-based plans, including plans applicable to executive officers.

8.	To serve as the Committee required:

a.	by the terms of the 1992 Restricted Stock Incentive Plan;

b.	by the terms of the 1984 and 1990 Stock Option Plans and the 1995, 1997 and 2000 Employee Stock Option Plans;

c.	by terms of the Directors & Executives Deferred Compensation Plan;

d.	to resolve questions of interpretation arising under the Non-Employee Directors’ Deferred Compensation Stock Option Plan and the 2000 Non-Employee Directors’ Deferred Compensation Stock Option Plan;

e.	by the terms of the 2002 Management Incentive Plan;

f.	to review the appropriateness of the issuance of Corporation common stock under the terms of the Savings Plan as required by resolutions of the Board as adopted from time to time;

g.	to designate those eligible to participate in the Pension Restoration Plan and Survivor Benefit Plan;

h.	by the terms of the 2002 Bank Director and Advisory Board Member Deferral Plan, the Bank Director and Advisory Board Member Deferral Plan and the Bank Advisory Director Deferral Plan;

i.	by the terms of the 2003 Equity Compensation Plan; and

j.	by the terms of the First Tennessee National Bank Nonqualified Deferred Compensation Plan and the First Horizon Nonqualified Deferred Compensation Plan.

9.

In consultation with management, to oversee regulatory compliance with respect to compensation matters, including (a) overseeing the Corporation’s policies on structuring compensation programs to maximize tax deductibility while retaining the discretion deemed necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, and (b) as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

10.

To produce annually a Report of the Compensation Committee for inclusion in the Corporation’s proxy statement in accordance with applicable SEC rules and regulations, or as required by any other applicable law or regulation.

11.	To make recommendations to the Board concerning the creation of corporate offices and the defining of authority and responsibility of such offices and concerning nominees to fill such offices.

12.

To make recommendations to the Board regarding the appointment of incumbent officers, including consideration of their performance in determining whether to nominate them for reelection, and to review succession plans for executive officers, including the CEO.

13.

To review, monitor and make recommendations to the Board or management, as appropriate, with respect to any communications directed to the Corporation or one or more of the directors relating to performance, nomination or removal of officers.

14.

To create corporate offices and define the authority and responsibility of such offices, except to the extent such authority or responsibility would not be consistent with the law, the charter or the bylaws, to appoint persons to any office of the Corporation except Chairman of the Board, Chief Executive Officer, President, Auditor, Secretary and any office the incumbent in which is designated by the Board as an Executive Officer, and to remove from office any person that was, or could have been, so appointed by the Committee.

15.	To evaluate the Corporation’s management.

16.

To prepare and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

17.

To serve as the committee required by the Bylaws and resolutions of the Corporation to be responsible for and with authority to make and record all requests of directors, officers and employees of the Corporation, or any of its subsidiaries, to serve other business entities at the Corporation’s request and to be indemnified against liability arising from such service.

18.	To review compliance with the Management Interlocks Acts and approve indemnification for officers and directors.

19.

To meet periodically with the Corporation’s senior risk officers to discuss and review the key business and other risks the Corporation faces and the relationship of those risks, along with the Corporation’s risk management policies and practices, to the incentive compensation arrangements applicable to the senior executive officers in order to be able to provide reasonable assurance that such arrangements do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Corporation.

20.

To oversee the Corporation’s compliance with the provisions of all applicable laws and regulations, both currently in existence and as may be adopted in the future, relating to the compensation of the Corporation’s executive officers.

FIRST HORIZON NATIONAL CORPORATION
ANNUAL MEETING

April 20, 2010
10:00 a.m. Central time
GAYLORD OPRYLAND HOTEL
2800 Opryland Drive Nashville, TN 37214

If you consented to access your proxy information electronically, you may view it by going to the following Web site on the Internet: http://ir.fhnc.com/annuals.cfm

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	[Graphic]

The undersigned appoints Charles T. Tuggle, Jr. and Lewis R. Donelson, or any one or both of them with full power of substitution, as proxy or proxies, to represent and vote all shares of stock standing in my name on the books of the corporation at the close of business on February 26, 2010, which I would be entitled to vote if personally present at the annual meeting of shareholders of First Horizon National Corporation to be held at the Gaylord Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee, on April 20, 2010, at 10 a.m. Central time or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The board of directors, at the time of preparation of the proxy statement, knows of no business to come before the meeting other than that referred to in the proxy statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE AUTOMATED TELEPHONE VOTING INSTRUCTIONS, THE INTERNET VOTING INSTRUCTIONS, OR THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5, WHICH ARE DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS PROXY.

YOU CAN VOTE YOUR PROXY BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD AS DIRECTED ON THE REVERSE SIDE.

(Continued and see voting instructions on reverse side.)

COMPANY #

There are three ways to vote. Internet or telephone voting is available 24 hours a day, 7 days a week.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. You will need the last four digits of your Social Security number to vote on the Internet or by phone.

[Graphic] INTERNET — www.eproxy.com/fhn

  Use the Internet to vote your proxy until 12 p.m. (CT) on April 19, 2010.

[Graphic] PHONE —1-800-560-1965

  Use any touch-tone telephone to vote your proxy until 12 p.m. (CT) on April 19, 2010.

[Graphic] MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or mail to Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Unanimously Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1. Election of eight directors to serve until the 2011 Annual Meeting of Shareholders:

01 Robert B. Carter	04 R. Brad Martin	07 William B. Sansom	☐ Vote FOR	☐ Vote
02 Mark A. Emkes	05 Vicki R. Palmer	08 Luke Yancy III	all nominees	WITHHELD
03 D. Bryan Jordan	06 Michael D. Rose		(except as marked)	from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box to the right.

2.	Approval of an amendment to FHNC’s Amended and Restated Charter to provide for	☐	For	☐	Against	☐	Abstain
election, in uncontested elections, of FHNC’s directors by a majority of the votes cast.

3.	Approval of amendments to FHNC’s 2003 Equity Compensation Plan and re-approval of the plan in its entirety, as so amended.	☐	For	☐	Against	☐	Abstain

4.	Approval of an advisory proposal on executive compensation.	☐	For	☐	Against	☐	Abstain

5.	Ratification of appointment of KPMG LLP as auditors.	☐	For	☐	Against	☐	Abstain

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF SAID MEETING AND THE RELATED PROXY STATEMENT.

Address Change? Mark Box ☐ Indicate changes below:

Date	, 2010

Signature(s) in Box

Shareholders sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.